UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CEPHEID

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies: Common stock, no par value per share, of Cepheid

2

Aggregate number of securities to which transaction applies:

As of September 16, 2016, (a) 73,256,925 shares of common stock issued and outstanding, (b) 4,300,031 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price less than $53.00 per share that will be cashed out in the merger, (c) 815,634 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price less than $53.00 per share that will be assumed by Danaher Corporation (“Danaher”) in the merger, (d) 809,956 shares of common stock issuable upon settlement of restricted stock units and performance restricted stock units (assuming target level achievement with respect to any performance conditions) that will be cashed out in the merger, (e) 512,591 shares of common stock issuable upon settlement of restricted stock units that will be assumed by Danaher in the merger, (f) 81,763 shares of common stock issuable pursuant to purchase rights under Cepheid’s 2012 Employee Stock Purchase Plan (“ESPP Purchase Rights”) and (g) 6,803,287 shares of common stock issuable upon conversion of Cepheid’s 1.25% Convertible Senior Notes due 2021 (“2021 Notes”).

3

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated based on the sum of (a) 73,256,925 shares of common stock issued and outstanding multiplied by the merger consideration of $53.00 per share, (b) 4,300,031 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price less than $53.00 per share that will be cashed out in the merger multiplied by $16.57 (which is the difference between the merger consideration of $53.00 per share and $36.43, the weighted average exercise price per share of such options), (c) 815,634 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price less than $53.00 per share that will be assumed by Danaher in the merger multiplied by $16.40 (which is the difference between the merger consideration of $53.00 per share and $36.60, the weighted average exercise price per share of such options), (d) 809,956 shares of common stock issuable upon settlement of restricted stock units and performance restricted stock units (assuming target level achievement with respect to any performance conditions) that will be cashed out in the merger multiplied by the merger consideration of $53.00 per share, (e) 512,591 shares of common stock issuable upon settlement of restricted stock units that will be assumed by Danaher in the merger multiplied by the merger consideration of $53.00 per share, (f) 81,763 shares of common stock issuable pursuant to ESPP Purchase Rights multiplied by the merger consideration of $53.00 per share and (g) 6,803,287 shares of common stock issuable upon conversion of the 2021 Notes multiplied by the merger consideration of $53.00 per share.

	4	Proposed maximum aggregate value of transaction: $4,402,258,405.37

	5	Total fee paid: $443,307.42

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

[●], 2016

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Cepheid, a California corporation, which we refer to as “Cepheid”, “we”, “us” or “our”, to be held on [●], 2016, at [●] a.m. California time, at Cepheid’s offices at 1315 Chesapeake Terrace, Sunnyvale, CA 94089.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated September 2, 2016, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among Cepheid, Danaher Corporation, a Delaware corporation, which we refer to as “Danaher,” and Copper Merger Sub, Inc., a California corporation and an indirect, wholly owned subsidiary of Danaher, which we refer to as “Merger Sub,” the merger and the principal terms thereof. Pursuant to the terms of the merger agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, which we refer to as the “merger,” with Cepheid continuing as the surviving corporation and becoming an indirect, wholly owned subsidiary of Danaher. At the special meeting, you will also be asked to consider and vote upon a non-binding advisory proposal to approve specified compensation arrangements that will or may become payable to Cepheid’s named executive officers and certain other matters as set forth in the shareholder notice and the accompanying proxy statement.

If the merger is consummated, you will be entitled to receive $53.00 in cash, without interest and less any applicable withholding taxes, for each share of Cepheid common stock, no par value per share, which we refer to as “Cepheid common stock,” you own (other than shares owned by Danaher and its subsidiaries or a holder of record who is entitled to exercise, and has properly exercised, their dissenters’ rights and demanded that Cepheid purchase for cash at their fair market value the shares of a holder in accordance with, and in compliance in all respects with, California law).

The receipt of cash in exchange for shares of Cepheid common stock in the merger will generally be a taxable transaction for U.S. federal income tax purposes. See the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of the accompanying proxy statement for additional information.

The approval of the holders of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting is required to approve the merger agreement, the merger and the principal terms thereof. The Cepheid board of directors, after considering all factors it deemed relevant, and after consultation with its legal and financial advisors, unanimously (i) determined that the merger agreement and the merger were fair to, and in the best interests of, Cepheid and its shareholders, upon the terms and subject to the conditions set forth in the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors also recommends that you vote:

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger and provides specific information regarding the special meeting. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. You can also obtain other information about Cepheid from documents that we have filed with the Securities and Exchange Commission. The accompanying proxy statement also describes the actions and determinations of the Cepheid board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety.

Your vote is very important to us regardless of the number of shares of Cepheid common stock you own. The merger cannot be consummated unless the holders of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting vote in favor of the approval of the merger agreement, the merger and the principal terms thereof. If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement, the merger and the principal terms thereof or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the approval of the merger agreement, the merger and the principal terms thereof.

We greatly appreciate your cooperation in voting your shares of Cepheid common stock. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by completing and returning the enclosed proxy card. You may also submit a proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Cepheid common stock in person if you subsequently choose to attend the special meeting.

If you have any questions about the special meeting or the merger after reading the accompanying proxy statement, you may contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (877) 629-6355, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

On behalf of the Cepheid board of directors, we thank you for your support of Cepheid and appreciate your consideration of this matter.

Sincerely,

John L. Bishop

Chairman and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2016 and it and the enclosed proxy card are first being mailed to shareholders on or about [●], 2016.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [●], 2016

To the Shareholders of Cepheid:

Notice is hereby given that a special meeting of the shareholders of Cepheid, a California corporation, which we refer to as “Cepheid”, “we”, “us” or “our”, will be held on [●], 2016, at [●] a.m. California time, at Cepheid’s offices at 1315 Chesapeake Terrace, Sunnyvale, CA 94089 for the following purposes:

1.	Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2016, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among Cepheid, Danaher Corporation, a Delaware corporation, which we refer to as “Danaher,” and Copper Merger Sub, Inc., a California corporation and an indirect, wholly owned subsidiary of Danaher, which we refer to as “Merger Sub,” the merger and the principal terms thereof. Pursuant to the terms of the merger agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, which we refer to as the “merger,” with Cepheid continuing as the surviving corporation and becoming an indirect, wholly owned subsidiary of Danaher.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger, which we refer to as the “advisory compensation proposal.”

3.	Adjournment of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof, which we refer to as the “adjournment proposal.”

Only shareholders of record of Cepheid common stock, no par value per share, which we refer to as “Cepheid common stock,” at the close of business on October 3, 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting is a condition to the consummation of the merger, and the merger cannot be consummated unless the holders of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting vote in favor of approval of the merger agreement, the merger and the principal terms thereof.

Dissenters’ rights are available under California law in connection with the merger. A copy of the applicable California statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum). The vote to approve the advisory compensation proposal is advisory only and will not be binding on Cepheid or Danaher and is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Cepheid common stock will be represented at the special meeting if you are unable to attend. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE PRINCIPAL TERMS THEREOF OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE PRINCIPAL TERMS THEREOF.

The Cepheid board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors also recommends that you vote:

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

Please note that we intend to limit attendance at the special meeting to shareholders of record as of the record date (or their authorized representatives). If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Cepheid common stock as of the record date. All shareholders should also bring photo identification.

A list of shareholders entitled to vote at the special meeting will be available in our offices at 1315 Chesapeake Terrace, Sunnyvale, California 94089 during regular business hours for a period of at least ten days before the special meeting and during the special meeting.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement of which this notice forms a part, would like additional copies of the accompanying proxy statement or need help voting your shares of Cepheid common stock, please contact Okapi Partners LLC, Cepheid’s proxy solicitation firm, at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (877) 629-6355

By Order of the Cepheid Board of Directors,

William E. Murray

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

[●], 2016

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of Cepheid common stock are voted at the special meeting by submitting your proxy or, if your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, by contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement, the merger and the principal terms thereof.

If your shares of Cepheid common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Cepheid common stock can be voted in favor of the proposals at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If your shares of Cepheid common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Cepheid common stock are voted in favor of the proposals at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners LLC, our proxy solicitation firm, at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (877) 629-6355

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PROXY STATEMENT

This proxy statement contains information related to the special meeting of shareholders of Cepheid to be held on [●], 2016, at [●] a.m. California time, at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, CA 94089, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of Cepheid as part of the solicitation of proxies by the Cepheid board of directors for use at the special meeting.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where Shareholders Can Find More Information” beginning on page 114 of this proxy statement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document governing the merger. Each item in this summary references another section of this proxy statement with more detailed disclosure about that item. Throughout this proxy statement, all references to “Cepheid,” “we,” “our,” “us” and similar words in this proxy statement refer to Cepheid and its subsidiaries, unless otherwise indicated or the context otherwise requires. In addition, throughout this proxy statement, we refer to Danaher Corporation as “Danaher,” and to Copper Merger Sub, Inc. as “Merger Sub.”

Parties Involved in the Merger (page 27)

Cepheid

Cepheid, a California corporation, is a molecular diagnostics company that develops, manufactures and markets fully-integrated systems for testing in the clinical and non-clinical markets. Our systems enable fast, sophisticated molecular testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Molecular testing historically has involved a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection. Cepheid’s easy-to-use systems integrate these steps and analyze complex biological samples in our proprietary test cartridges. Cepheid was first to the U.S. market with a Clinical Laboratory Improvement Amendments moderate complexity categorization for an amplified molecular test and the majority of our products are moderately complex, expanding its market opportunity beyond high complexity laboratories.

Cepheid common stock, no par value per share, which we refer to as “Cepheid common stock” in this proxy statement, is listed on The NASDAQ Global Select Market, which we refer to as “NASDAQ” in this proxy statement, under the symbol “CPHD.”

Cepheid’s principal executive offices are located at 904 Caribbean Drive, Sunnyvale, CA 94089, our telephone number is (408) 541-4191 and our Internet website address is www.cepheid.com. The information provided on or accessible through Cepheid’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Danaher Corporation

Danaher, a Delaware corporation, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries.

Danaher’s common stock is listed on the NYSE under the symbol “DHR.”

Danaher’s corporate office is located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, DC 20037, its telephone number is (202) 828-0850 and its Internet website address is www.danaher.com. The information provided on or accessible through Danaher’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Copper Merger Sub, Inc.

Merger Sub, an indirect, wholly owned subsidiary of Danaher, is a California corporation that was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Pursuant to the terms of the merger agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, with Cepheid continuing as the surviving corporation and becoming an indirect, wholly owned subsidiary of Danaher.

The principal executive offices of Merger Sub are located at 3330 Hillview Avenue, Palo Alto, CA 94304, and its telephone number is (202)  828-0850.

The Merger

Pursuant to the terms of the merger agreement, and subject to the conditions thereof, and in accordance with the California Corporations Code, which we refer to as the CCC in this proxy statement, at the effective time of the merger, Merger Sub will merge with and into Cepheid. As a result of the merger, the separate corporate existence of Merger Sub will cease with Cepheid continuing as the surviving corporation of the merger and an indirect, wholly owned subsidiary of Danaher. If the merger is consummated, Cepheid shareholders will not own any capital stock of the surviving corporation as a result of the merger. As used in this proxy statement, “surviving corporation” refers to Cepheid as the surviving corporation and an indirect, wholly owned subsidiary of Danaher following the consummation of the merger.

Expected Timing of the Merger

The parties expect to consummate the merger promptly following the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting, the receipt of all required regulatory approvals specified in the merger agreement and the satisfaction or waiver of the other conditions precedent to the parties’ respective obligations to consummate the merger, each as further set forth in the merger agreement, a copy of which is included as Annex A to this proxy statement.

Cepheid currently anticipates that the merger will be consummated in the fourth quarter of 2016. As noted in the above paragraph, however, consummation of the merger is subject to various conditions and it is possible that factors outside the control of Cepheid and/or Danaher could result in the merger being consummated at a later time, or not at all.

Merger Consideration (page 80)

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, each share of Cepheid common stock issued and outstanding immediately prior to the effective time of the merger, other than shares (i) held in the treasury of Cepheid or owned by Danaher, Merger Sub or any of their respective direct or indirect, wholly owned subsidiaries, which, in each case, will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto or (ii) held by shareholders who voted against the merger agreement, the merger and the principal terms thereof and are entitled to and properly exercise dissenters’ rights under California law, will be converted into the right to receive $53.00 in cash, without interest and subject to any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement. Additionally, each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the surviving corporation.

Dissenting Shareholder Rights (page 76)

If you do not wish to accept the $53.00 per share merger consideration in the merger, you have the right under California law to demand that Cepheid purchase for cash at the fair market value your shares in accordance with, and in compliance in all respects with, Chapter 13 of the CCC. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of Cepheid common stock “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	deliver a written demand complying with the requirements of Charter 13 of the CCC to Cepheid or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit to Cepheid or its transfer agent, (i) if the shares are certificated securities, your certificates representing any shares which you demand that Cepheid purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which you demand that Cepheid purchase, all in accordance with Section 1302 of the CCC; and

•	comply with the other provisions of Chapter 13 of the CCC.

The text of the CCC governing dissenters’ rights is included as Annex C to this proxy statement. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

The Special Meeting (page 29)

Date, Time and Place

The special meeting will be held on [●], 2016, at [●] a.m. California time, at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, CA 94089.

Purpose of the Special Meeting

At the special meeting, you will be asked: (i) to consider and vote upon a proposal to approve the merger agreement, the merger and the principal terms thereof; (ii) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger (this proposal being referred to as the “advisory compensation proposal” in this proxy statement); and (iii) to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof (this proposal being referred to as the “adjournment proposal” in this proxy statement).

Record Date and Voting Information

Only shareholders who hold shares of Cepheid common stock at the close of business on October 3, 2016, the record date for the special meeting, will be entitled to vote at the special meeting. Each shareholder of record on the record date will be entitled to one vote for each share held as of the record date on each matter properly brought before the special meeting.

Quorum

The presence in person or by proxy of a majority of the shares of Cepheid common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. As of the record date for the special meeting, there were [●] shares of Cepheid common stock outstanding and entitled to vote at the special meeting. Accordingly, [●] shares of Cepheid common stock must be represented in person or by proxy by shareholders entitled to vote to constitute a quorum for the special meeting.

Required Vote

Approval of the merger agreement, the merger and the principal terms thereof requires the affirmative vote of the holders of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting. Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum).

Voting by Shareholders

If your shares of Cepheid common stock are held in your name by Cepheid’s transfer agent, Computershare, you can vote via the internet, via telephone, via mail or by attending the special meeting and voting by ballot.

If you are a beneficial owner and hold your shares of Cepheid common stock in the name of a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Cepheid common stock. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares of Cepheid common stock. If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee and you wish to vote in person by ballot at the special meeting, you must provide a legal proxy from your broker, bank or other nominee.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting.

Abstentions, broker non-votes and shares of Cepheid common stock not represented in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merger and the principal terms thereof. It is very important that our shareholders vote their shares of Cepheid common stock, so, in the case of shareholders of record, please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet, and in the case of beneficial owners that hold their shares of Cepheid common stock in the name of a broker, bank or other nominee, please instruct your broker, bank or other nominee on how you wish to vote your shares of Cepheid common stock.

Abstentions, broker non-votes and shares of Cepheid common stock not represented in person or by proxy at the special meeting will have no effect on the advisory compensation proposal or the adjournment proposal (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes).

Revocation of Proxies

Shareholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, via telephone, via the Internet, via later-dated proxy, by voting by ballot in person at the special meeting or by giving written notice to Cepheid, 904 Caribbean Drive, Sunnyvale, CA 94089, Attn: General Counsel, specifying such revocation.

Shareholders of record may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting.

If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies.

Voting by Cepheid’s Directors and Officers

As of October 3, 2016, the record date for the special meeting, our directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Cepheid common stock at the special meeting, representing approximately [●]% of the outstanding shares of Cepheid common stock as of the record date. We currently expect that Cepheid’s directors and executive officers will vote their shares of Cepheid common stock in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, although none of them has entered into any agreement obligating them to do so.

Recommendation of the Cepheid Board of Directors (page 50)

The Cepheid board of directors, after considering all factors that the Cepheid board of directors deemed relevant and after consulting with its legal and financial advisors, unanimously (i) determined that the merger agreement and the merger were fair to, and in the best interests of, Cepheid and its shareholders, upon the terms and subject to the conditions set forth in the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, all upon the terms and subject to the conditions set forth in the merger agreement. Certain factors considered by the Cepheid board of directors in reaching these decisions can be found in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Reasons for the Merger” beginning on page 46 of this proxy statement.

The Cepheid board of directors unanimously recommends that Cepheid shareholders vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors also recommends that you vote:

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

Opinion of Cepheid’s Financial Advisor (page 50 and Annex B)

Goldman, Sachs & Co., which we refer to as Goldman Sachs in this proxy statement, delivered its oral opinion to the Cepheid board of directors on September 1, 2016 and orally confirmed this opinion to the Cepheid board of directors on September 2, 2016, which opinion was subsequently confirmed in a written opinion dated September 2, 2016, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $53.00 in cash per share of Cepheid common stock to be paid to the holders (other than Danaher and its affiliates) of shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Cepheid board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Cepheid common stock should vote with respect to the proposal to approve the merger agreement, the merger and the principal terms thereof or any other matter. The engagement letter between Cepheid and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $[●], all of which is contingent upon consummation of the merger.

Interests of Cepheid’s Directors and Executive Officers in the Merger (page 62)

In considering the unanimous recommendation of the Cepheid board of directors that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, Cepheid shareholders should be aware that the directors and executive officers of Cepheid have certain interests in the merger that may be different from, or in addition to, those of Cepheid shareholders generally. These interests are described in more detail in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Interests of Cepheid’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement. The Cepheid board of directors was aware of these interests and considered them, among other matters, (1) in evaluating the merger agreement, (2) in reaching its decision to unanimously (i) determine that the merger agreement and the merger were fair to, and in the best interests of, Cepheid and its shareholders, and (ii) approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, all upon the terms and subject to the conditions set forth in the merger agreement, and (3) in recommending that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof.

Treatment of Options

Each option to purchase shares of Cepheid common stock (other than any portion of an option that is scheduled to vest in the ordinary course on or after January 1, 2018 and that is not held by a non-employee director, which portion we refer to as a rollover option in this proxy statement) that is outstanding at the effective time of the merger, whether vested or unvested at such time, will be cancelled at the effective time and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such option and (ii) the excess, if any, of the merger consideration over the per share exercise price under such option. All Cepheid stock options (including rollover options) that have an exercise price that equals or exceeds the merger consideration will be cancelled and will cease to exist without receiving any payment therefor.

Each rollover option that has an exercise price that is less than the merger consideration and that is outstanding at the effective time of the merger, will be assumed by Danaher at the effective time and converted into and become an option to acquire Danaher common stock on the same terms and conditions as were applicable under the rollover option immediately prior to such time, as follows:

•	the number of shares of Danaher common stock subject to each rollover option will be the number of shares of Cepheid common stock that were subject to such rollover option multiplied by an exchange ratio determined by dividing the merger consideration by the volume-weighted average of the trading prices of the shares of Danaher common stock on the NYSE for the ten trading days ending with, and including, the closing date of the merger, which we refer to as the exchange ratio in this proxy statement, rounded down to the nearest whole share; and

•	the per share exercise price for the Danaher common stock issuable upon exercise of each rollover option will be the applicable per share exercise price of such rollover option divided by the exchange ratio, rounded up to the nearest whole cent.

Notwithstanding the foregoing, any Cepheid stock option held by a non-employee director of Cepheid that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled in exchange for an amount in cash equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such option and (ii) the excess, if any, of the merger consideration over the per share exercise price under such option.

Treatment of Restricted Stock Units and Performance Restricted Stock Units

Each Cepheid restricted stock unit, which we refer to as a RSU in this proxy statement, except (x) performance restricted stock units, which we refer to as PRSUs in this proxy statement, and (y) the portion of a RSU that vests solely on a time basis and that is scheduled to vest in the ordinary course on or after January 1, 2018, which portion we refer to as a rollover RSU in this proxy statement, that is unexpired, unsettled and outstanding at the effective time of the merger will be cancelled at the effective time and automatically converted into the right to receive an amount of cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such RSU and (ii) the merger consideration.

Each rollover RSU that is unexpired, unsettled and outstanding at the effective time of the merger will be assumed by Danaher at the effective time and will be converted into a restricted stock unit to receive, on the same terms and conditions as were applicable under the rollover RSU immediately prior to the effective time of the merger, a number of shares of Danaher common stock equal to the number of shares of Cepheid common stock that were subject to such rollover RSU multiplied by the exchange ratio.

Notwithstanding the foregoing, any RSU held by a non-employee director of Cepheid that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled at the effective time and converted into the right to receive the merger consideration in cash for each share of Cepheid common stock subject to such RSU.

Each PRSU, that is unexpired, unsettled and outstanding at the effective time of the merger will be cancelled at the effective time and automatically converted into the right to receive an amount of cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the target number of shares of Cepheid common stock subject to such PRSU as specified in the applicable award agreement pursuant to which such PRSU was granted and (ii) the merger consideration.

Annual Cash Incentives

Pursuant to the terms of the merger agreement, no later than February 5, 2017, Cepheid will pay bonuses for Cepheid’s fiscal year ending December 31, 2016 pursuant to Cepheid’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the closing of the merger and expenses incurred in connection with the transactions contemplated by the merger agreement (but in no event less than 80% of target levels), including to (x) an employee whose employment is terminated (other than due to a termination for cause or a resignation) or (y) an individual that is party to a change of control retention and severance agreement, who has a “termination upon a change of control,” in either case upon such termination.

Executive Officer Equity Acceleration and Severance

Certain executive officers are entitled to receive accelerated vesting of certain of their equity awards and/or enhanced severance payments under their employment and/or change in control retention agreements with Cepheid upon certain qualifying terminations of employment during a specified period following the closing of the merger.

In the case of John Bishop, the Chief Executive Officer of Cepheid, if, within 12 months following the merger, Mr. Bishop’s employment is terminated without “cause,” or if he resigns for “good reason” or due to his retirement (when another chief executive officer is appointed by Cepheid), he will become entitled to: (i) a lump sum payment equal to (A) 24 months of Mr. Bishop’s then-current base salary and (B) 200% of Mr. Bishop’s target bonus for the year in which the termination occurs, (ii) 100% acceleration of all then-outstanding equity awards, (iii) extension of the applicable exercise window of any then-outstanding options for a period ending 12 months after the termination date and (iv) reimbursement of any COBRA premiums paid by Mr. Bishop during the 24-month period following such termination.

If Scott Campbell, Peter Farrell, Michael Fitzgerald, Marc Haugen, Warren Kocmond, Dan Madden, William Murray or David Persing is terminated by Cepheid other than for “cause,” or if the executive terminates employment following a “diminution of responsibilities,” within one year following a change of control event, each will become entitled to: (i) a lump sum payment equal to 15 months’ base salary, in the case of Dr. Campbell, 18 months’ base salary in the case of Messrs. Farrell, Fitzgerald, Haugen, Madden and Murray and Dr. Persing, and 20 months’ base salary in the case of Mr. Kocmond; (ii) all outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable; (iii) a lump sum payment equal to 100% of the target incentive bonus amount for the year in which he was terminated; and (iv) 15 months’ of COBRA premiums in the case of Dr. Campbell, 18 months’ of COBRA premiums in the case of Messrs. Farrell, Fitzgerald, Haugen, Madden and Murray and Dr. Persing, and 20 months’ of COBRA premiums in the case of Mr. Kocmond.

No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation (page 91)

Pursuant to the merger agreement, subject to certain exceptions, Cepheid has agreed that it will not (and will cause its subsidiaries not to and will instruct and use its reasonable best efforts to cause other representatives of Cepheid and its subsidiaries not to), directly or indirectly:

•	solicit or initiate any inquiries or the implementation or submission of any acquisition proposal, or any proposals or offers that would reasonably be expected to lead to an acquisition proposal (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an acquisition proposal (except to notify such person of the restrictions of the non-solicitation provision contained in the merger agreement);

•	otherwise knowingly facilitate the making or submission of an acquisition proposal, or knowingly facilitate any inquiries, proposals or offers that would reasonably be expected to lead to an acquisition proposal; or

•

approve, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an “acceptable confidentiality agreement” entered into in accordance with the merger agreement as further described in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement) regarding, or that is intended to result in an acquisition proposal.

Prior to the date that the Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, Cepheid or its board of directors may engage in discussions or negotiations with any person that makes an acquisition proposal and furnish to such person non-public information relating to Cepheid and its subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Cepheid and its subsidiaries, in each case pursuant to an “acceptable confidentiality agreement,” provided that Cepheid did not receive such acquisition proposal as a result of a material breach of the non-solicitation provision contained in the merger agreement and, prior to taking such action:

•	the Cepheid board of directors determines in good faith: (i) after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is, or could reasonably be expected to lead to or result in, a “superior proposal” (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement); and (ii) after consultation with outside legal counsel, that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	Cepheid provides written notice to Danaher of the determinations of the Cepheid board of directors referred to in the immediately preceding bullet point; and

•	Cepheid receives from the person making the acquisition proposal an acceptable confidentiality agreement.

For a further discussion of the limitations on solicitation of acquisition proposals, and exceptions to such limitations, see the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement.

Subject to the exceptions described below in this section, the Cepheid board of directors has agreed to recommend that Cepheid shareholders vote in favor of approval of the merger agreement, the merger and the principal terms of thereof, and Cepheid has agreed that neither it nor its board of directors will, and neither will publicly propose to, (i) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, (ii) approve or recommend any acquisition proposal, (iii) enter into any acquisition agreement or (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten business days after the commencement of such offer. The actions described in any of the foregoing clauses (i), (ii), (iii) and (iv) are referred to as a “change of board recommendation” in this proxy statement.

Prior to the receipt of the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock to approve the merger agreement, the merger and the principal terms thereof, the Cepheid board of directors may (i) effect a change of board recommendation, if Cepheid receives a written acquisition proposal not received as a result of a breach of the non-solicitation provisions contained in the merger agreement that its board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal and determines in good faith (after consultation with outside legal counsel) that its failure to make a change of board recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law or (ii) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof if an “intervening event” (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board

Recommendation” beginning on page 91 of this proxy statement) occurs and as a result thereof the Cepheid board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law; provided, that:

•	prior to making a change of board recommendation with respect to a superior proposal:

•	Cepheid has notified Danaher in writing that it intends to effect a change of board recommendation;

•	Cepheid has provided Danaher with a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such superior proposal;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Cepheid has discussed and negotiated in good faith (and Cepheid has made Cepheid representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•	the Cepheid board of directors (after consultation with its financial advisor and outside legal counsel) has determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of the merger agreement made by Danaher prior to the expiration of the four calendar day period described in the immediately preceding bullet point that would, upon acceptance by Cepheid, be binding on Danaher, that such superior proposal still constitutes a superior proposal, and that the failure to make a change of board recommendation in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties to the Cepheid shareholders under applicable law. The parties have agreed that any change to the financial or other material terms of a proposal that is the subject of written notice described in the third preceding bullet point above will require Cepheid to provide a new notice to Danaher and to again comply with the requirements in this bullet point and the two immediately preceding bullet points, except that the four calendar day notice period described in the immediately preceding bullet point will be shortened to two calendar days following such new notice.

•	prior to withholding, withdrawing or modifying, in a manner adverse to Danaher, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof with respect to an intervening event:

•	Cepheid has notified Danaher in writing that it intends to take such action, describing in reasonable detail the reasons for taking such action;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Cepheid has discussed and negotiated in good faith (and Cepheid has made Cepheid representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•	the Cepheid board of directors has determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of the merger agreement made by Danaher within the four calendar day period described in the immediately preceding bullet point, that would, upon acceptance by Cepheid thereof, be binding on Danaher, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law. The parties have agreed that any changes to circumstances applicable to the intervening event that is the subject of a written notice described in the second preceding bullet point above will require Cepheid to provide a new notice to Danaher and to again comply with the requirements in this bullet point and the immediately preceding bullet point, except that the four calendar day notice period described in the immediately preceding bullet point will be shortened to two calendar days following such new notice.

For a further discussion of the limitations on effecting an adverse recommendation change, see the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement.

Conditions to Consummation of the Merger (page 100)

As more fully described in the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement, each party’s obligation to consummate the merger is subject to the satisfaction or written waiver (where permissible) of the following conditions:

•	the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting;

•	the absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by a governmental authority or court of competent jurisdiction that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the merger;

•	the expiration or early termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act” in this proxy statement, and the obtaining of all consents, approvals, non-disapprovals and other authorizations of applicable governmental authorities in Austria, Germany and South Africa;

•	the truth and accuracy of certain representations and warranties made by the other party in the merger agreement, except, in certain cases, for inaccuracies that are not material or that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	the other party’s performance or compliance in all material respects with all agreements and covenants required by the merger agreement to be performed by it on or prior to the closing date of the merger; and

•	each party having received a certificate signed by an executive officer of the other party certifying as to the satisfaction of the conditions regarding the representations and the obligations of such other party.

Termination; Effect of Termination (page 102)

The merger agreement may be terminated in the following ways:

•	by mutual written consent of Cepheid and Danaher;

•	by either Cepheid or Danaher if:

•	the merger has not been consummated on or before March 1, 2017, which we refer to as the “outside date” in this proxy statement, provided that if the conditions regarding (i) the absence of any order by a governmental authority of competent jurisdiction or (ii) regulatory approvals of governmental authorities, in either case, are not satisfied or waived despite all other conditions being satisfied or waived (or capable of being satisfied) as of such date, then the outside date will be automatically extended to June 1, 2017; provided that this right to terminate the merger agreement is not available to any party whose beach of the merger agreement has been the principal cause of, or resulted in, the failure of the closing date of the merger to occur on or before such date;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and such decision, injunction, decree, ruling, law or order has become final and non-appealable, or if there is adopted following the date of the merger agreement any law that makes consummation of the merger illegal or otherwise prohibited; provided that the party seeking to terminate the merger agreement pursuant to this termination right must have fulfilled its obligations to remove any impediment imposed by antitrust laws; or

•	the special meeting (including any adjournment or postponement thereof) has concluded, Cepheid shareholders have duly voted and the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock at such meeting in favor of the approval of the merger agreement, the merger and the principal terms thereof was not obtained;

•	by Danaher if:

•	the Cepheid board of directors (i) effects a change of board recommendation (as described in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement) or (ii) fails to reaffirm its recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof within ten business days of receipt of any written request by Danaher to do so following the public announcement of an acquisition proposal; or;

•	Cepheid has breached any of its representations or warranties (which breach remains uncured), or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is not cured by the outside date, and (i) would give rise to the failure of the related closing condition to be satisfied and (ii) is incapable of being cured by the outside date (except Danaher may not exercise this termination right if it or Merger Sub is then in material breach of the merger agreement); or

•	by Cepheid if:

•	at any time prior to the time at which Cepheid receives its shareholders’ approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting, the Cepheid board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provision contained in the merger agreement (as discussed in section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement); or

•	Danaher or Merger Sub has breached any of its representations or warranties (which breach remains uncured), or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is not cured by the outside date, and (i) would give rise to the failure of the related closing condition to be satisfied and (ii) is incapable of being cured by the outside date (except Cepheid may not exercise this termination right if it is then in material breach of the merger agreement).

See the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” beginning on page 102 of this proxy statement.

If the merger agreement is validly terminated pursuant to the termination rights described above, the merger agreement will become void and of no further force or effect and there will be no liability or obligation on the part of any party, except for the confidentiality provisions, provisions relating to the effect of termination and fees and expenses (including the termination fees described in the section entitled “Terms of the Merger Agreement—Termination Fee” beginning on page 103 of this proxy statement) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement. The parties have further agreed that nothing in the merger agreement, including the termination of the merger agreement, will relieve any party from liability for any intentional breach of the merger agreement prior to the date of its termination, in which case the nonbreaching party will be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the transactions contemplated by the merger agreement, any lost shareholder premium, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach.

Termination Fee (page 103)

Under the merger agreement, Cepheid is required to pay Danaher a termination fee of $131 million in cash, which we refer to as the “termination fee” in this proxy statement, if the merger agreement is terminated under the circumstances set forth in the merger agreement, which are specified in the section entitled “Terms of the Merger Agreement—Termination Fee” beginning on page 103 of this proxy statement, including if Cepheid terminates the merger agreement prior to the approval of the merger agreement, the merger and the principal terms thereof by Cepheid shareholders and the Cepheid board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provision contained in the merger agreement. In no event will Cepheid be required to pay the termination fee in connection with the termination of the merger agreement on more than one occasion. The parties have agreed that, in the event the merger agreement is terminated under circumstances where the termination fee would be payable, the payment of the termination fee to Danaher, in accordance with the terms of the merger agreement, will be Danaher’s sole and exclusive remedy for any loss it or Merger Sub suffers as a result of the failure of the transactions contemplated by the merger agreement to be consummated, the termination of the merger agreement, any liabilities or obligations arising under the merger agreement or any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement, except that there is no limit to liability for any losses resulting from an intentional breach, as described above in the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” beginning on page 102 of this proxy statement.

Fees and Expenses (page 104)

All out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred in connection with the merger agreement, the transactions contemplated thereby, the solicitation of shareholder approvals and all other matters related to the consummation of the merger will be paid by the party incurring such fees and expenses, whether or not the merger or the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement. Cepheid and Danaher have agreed to evenly split the filing fees and the cost of printing and mailing this proxy statement.

Specific Performance (page 105)

The parties have agreed that the parties will be entitled, without the requirement for posting a bond, to an order of specific performance to enforce the performance of any covenant or obligation contained in the merger agreement and an injunction restraining a breach or threatened breach of the merger agreement. To the extent a party initiates a proceeding seeking specific performance past the outside date, the outside date will be automatically extended until the proceeding is finally resolved.

Regulatory Approvals (page 71)

The HSR Act and the rules and regulations promulgated thereunder require that Cepheid and Danaher file notification and report forms with respect to the merger with the Antitrust Division of the United States Department of Justice, which we refer to as the Antitrust Division in this proxy statement, and the Federal Trade Commission, which we refer to as the FTC in this proxy statement, observe a waiting period before consummating the merger. The required notification and report forms under the HSR Act have been filed with the Antitrust Division and the FTC by Cepheid and Danaher. Additionally, the parties have made premerger notification filings with applicable governmental authorities in Austria, Germany and South Africa.

At any time before or after the consummation of the merger, the Antitrust Division, the FTC, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Danaher has agreed that it will, and will cause each of its subsidiaries to, use its and their best efforts, and promptly take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust laws that may be asserted by any governmental authority under any antitrust law so as to enable the parties to consummate the merger as promptly as practicable.

Delisting and Deregistration of Cepheid Common Stock (page 72)

Cepheid common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and is quoted on NASDAQ under the symbol “CPHD.” As a result of the merger, Cepheid will become an indirect, wholly owned subsidiary of Danaher, shares of Cepheid common stock will no longer be publicly traded on NASDAQ and price quotations with respect to sales of shares of Cepheid common stock in the public market will no longer be available. In addition, Cepheid will no longer be required to file periodic reports with the Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement, after the effective time of the merger with respect to shares of Cepheid common stock.

Consequences if the Merger is Not Consummated (page 72)

If the merger agreement, the merger and the principal terms thereof are not approved by the shareholders, or if the merger is not consummated for any other reason, shareholders will not receive any payment for their shares of Cepheid common stock in connection with the merger. Instead, shares of Cepheid common stock will continue to be listed and traded on NASDAQ and Cepheid will continue to file periodic reports with the SEC. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on page 102 and page 103, respectively, of this proxy statement.

U.S. Federal Income Tax Consequences of the Merger (page 72)

The receipt of cash for shares of Cepheid common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger and your adjusted tax basis in the shares of Cepheid common stock exchanged pursuant to the merger. If you are a non-U.S. holder (as defined in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, and you are encouraged to seek tax advice regarding such matters. You should read the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement and consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as tax consequences arising under any state, local or foreign tax laws or non-income tax laws.

Market Price of Cepheid Common Stock and Dividend Information (page 108)

Cepheid common stock is listed on NASDAQ under the trading symbol “CPHD.” The closing price of Cepheid common stock on NASDAQ on September 2, 2016, the last trading day prior to the public announcement of the merger, was $34.42 and the merger consideration represents a premium of 54.0% over the closing price on September 2, 2016. On [●], 2016, the last trading day before the date of this proxy statement, the closing price of Cepheid common stock on NASDAQ was $[●].

Cepheid has never declared or paid any cash dividends on Cepheid common stock. Under the terms of the merger agreement, we may not declare, authorize, make or pay any dividend or other distribution on Cepheid common stock during the pendency of the merger.

Help in Answering Questions

If you have any questions about the special meeting or the merger after reading this proxy statement, you may contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (877) 629-6355, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Cepheid common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving these materials?

A:	On September 2, 2016, Cepheid entered into the merger agreement with Danaher and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Cepheid board of directors in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof.

Q:	As a shareholder, what will I receive if the merger is consummated?

A:	If the merger is consummated, you will be entitled to receive $53.00 in cash, without interest and less any applicable withholding taxes, for each share of Cepheid common stock you own immediately prior to the effective time of the merger, except for shareholders who are entitled to and properly exercise dissenters’ rights. You will not own shares in the surviving corporation.

The receipt of cash for shares of Cepheid common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement for a more detailed description of the U.S. federal income tax consequences of the merger to you. You should consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences and non-income tax consequences of the merger in light of your particular circumstances.

Q:	What will happen to outstanding Cepheid equity awards and the 2015 Equity Incentive Plan and 2012 Employee Stock Purchase Plan in the merger?

A:	For information regarding the effects of the merger on outstanding equity awards, please see the section entitled “Terms of the Merger Agreement—Treatment of Equity Awards” and “Terms of the Merger Agreement—Treatment of 2012 Employee Stock Purchase Plan” beginning on page 81 and page 82, respectively, of this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [●], 2016, at [●] a.m. California time, at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, CA 94089.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on October 3, 2016, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Cepheid common stock that you held on the record date.

Q:	What happens if I sell or transfer my shares of Cepheid common stock after the record date but before the special meeting?

A:

If you sell or transfer your shares of Cepheid common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Cepheid common stock and each of you notifies Cepheid of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of Cepheid common stock, but you will retain your right to vote these shares at the special meeting. Therefore, even if you sell or otherwise transfer your shares of Cepheid common stock after the record date, you are encouraged to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	What proposals will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve the merger agreement, the merger and the principal terms thereof;

•	a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

Q:	What vote is required to approve each of the proposals?

A:	Approval of the merger agreement, the merger and the principal terms thereof requires the affirmative vote of the holders of a majority of all outstanding shares of Cepheid common stock at the close of business on the record date entitled to vote at the special meeting. As of the record date, there were [●] shares of Cepheid common stock outstanding. Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merger and the principal terms thereof.

Approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have no effect on the outcome of the vote on the advisory compensation proposal (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes).

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have no effect on the outcome of the vote on the adjournment proposal (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes).

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the compensation that will or may become payable to Cepheid’s named executive officers in connection with the merger?

A.

In 2011, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that will or may become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Cepheid is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may become payable to Cepheid’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Interests of Cepheid’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 69 of this proxy statement.

Q.	What will happen if the shareholders do not approve the advisory compensation proposal at the special meeting?

A:	The vote to approve the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement, the merger and the principal terms thereof. Approval of the advisory compensation proposal is not a condition to consummation of the merger, and it is advisory in nature only, meaning that it will not be binding on Cepheid or Danaher or any of their respective subsidiaries. Accordingly, if the merger agreement, the merger and the principal terms thereof are approved by the shareholders of Cepheid and the merger is consummated, the compensation of our named executive officers that is based on or otherwise relates to the merger will be paid to our named executive officers even if this proposal is not approved.

Q:	How does the Cepheid board of directors recommend that I vote?

A:	Upon careful consideration, the Cepheid board of directors unanimously (i) determined that the merger agreement and the merger are fair to, and in the best interests of, Cepheid and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, all upon the terms and subject to the conditions set forth therein, and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors also recommends that you vote:

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

For a discussion of certain factors that the Cepheid board of directors considered in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommend that shareholders vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof, see the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Reasons for the Merger” beginning on page 46 of this proxy statement.

Q:	How do Cepheid’s directors and executive officers intend to vote their shares of Cepheid common stock in respect of approval of the merger agreement, the merger and the principal terms thereof?

A:

We currently expect that Cepheid’s directors and executive officers will vote their shares of Cepheid common stock in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, although none of them has entered into any agreement obligating them to do so. At the close of business on the record date for the special meeting, directors and executive officers of Cepheid and their affiliates were entitled to vote [●] shares of Cepheid common stock at the special meeting, or approximately [●]% of the shares of Cepheid common stock outstanding on that date.

Q:	What constitutes a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Cepheid common stock entitled to vote at any meeting of Cepheid shareholders shall constitute a quorum for the transaction of any business at such meeting. As of October 3, 2016, the record date for the special meeting, [●] shares of Cepheid common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of Cepheid shareholders, it is not broken by the subsequent withdrawal of any Cepheid shareholders. Abstentions and any broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Q:	What is the difference between holding shares of Cepheid common stock as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares of Cepheid common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of Cepheid common stock held of record and those owned beneficially through a broker, bank or other nominee.

•	Shareholder of Record. If your shares of Cepheid common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., which we refer to as “Computershare” in this proxy statement, you are considered the shareholder of record with respect to those shares of Cepheid common stock, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote your shares of Cepheid common stock in person at the special meeting. We have enclosed a proxy card for you to use.

•	Beneficial Owner. If your shares of Cepheid common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares of Cepheid common stock, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares of Cepheid common stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Cepheid common stock, and you are also invited to attend the special meeting where you can vote your shares of Cepheid common stock in person by following the procedure described below.

Because a beneficial owner is not the shareholder of record, you may not vote these shares of Cepheid common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Cepheid common stock giving you the right to vote the shares of Cepheid common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

Q:	How do I vote my shares of Cepheid common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of Cepheid common stock directly in your name as a registered holder (which would mean that you are a “shareholder of record”) or through a broker, bank or other nominee (which would mean that you are a “beneficial owner”), because this will determine the procedure that you must follow in order to vote.

If you are the shareholder of record, you may vote in any of the following ways:

•	Via the Internet. If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions for voting your shares. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone. If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail. If you choose to vote via mail, simply mark, date and sign your proxy card and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting. If you are a shareholder of record and you attend the special meeting, you may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

We recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of Cepheid common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers.

If you are a beneficial owner, you are not the shareholder of record and you may not vote your shares of Cepheid common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Cepheid common stock giving you the right to vote your shares of Cepheid common stock at the special meeting. You should allow enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

If you are a beneficial owner, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to determine which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote.”

Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merger and the principal terms thereof and will have no effect on the outcome of the vote on the advisory compensation proposal or the adjournment proposal (unless such shares are necessary to satisfy the requirement that such proposals receive the affirmative vote of at least a majority of the required quorum, in which case broker non-votes could have the same effect as a vote “AGAINST” such proposals because they do not count as affirmative votes). Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Cepheid common stock.

To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merger and the principal terms thereof.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Cepheid common stock.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of Cepheid common stock will be voted “FOR” the approval of the merger agreement, the merger and the principal terms thereof, “FOR” the approval, by a non-binding advisory vote, of the advisory compensation proposal, and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting.

Q:	What happens if I abstain from voting on a proposal?

A:	It is important that you vote your shares of Cepheid common stock. Under the CCC, the approval of the merger agreement, the merger and the principal terms thereof requires the affirmative vote of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting; thus, your abstention will have the same effect as a vote “AGAINST” the approval of the merger agreement, the merger and the principal terms thereof. Your abstention will have no effect on the advisory compensation proposal or the adjournment proposal (unless your shares are necessary to satisfy the requirement that such proposals receive the affirmative vote of at least a majority of the required quorum, in which case abstentions could have the same effect as a vote “AGAINST” such proposals because they do not count as affirmative votes).

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. Even after you sign and submit the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to Cepheid, 904 Caribbean Drive, Sunnyvale, CA 94089, Attn: General Counsel, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you must contact your broker, bank or other nominee in order to revoke your proxy or change your vote.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means that you hold shares of Cepheid common stock in more than one way. For example, you may own some shares of Cepheid common stock directly as a shareholder of record and other shares of Cepheid common stock as a beneficial owner through a broker, bank or other nominee, or you may own shares of Cepheid common stock as a beneficial owner through more than one broker, bank or other nominee. In these situations, you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that ALL of your shares of Cepheid common stock are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy through the Internet or by telephone, vote at least once for each proxy card or control number you receive.

Q:	When do you expect the merger to be consummated?

A:	Cepheid and Danaher are working toward consummating the merger as promptly as possible. Cepheid and Danaher currently anticipate that the merger will be consummated in the fourth quarter of 2016, although there can be no assurance that Cepheid and Danaher will be able to consummate the merger by then or at all. Consummation of the merger is subject to a number of conditions specified in the merger agreement. See the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement.

Q:	If the merger is consummated, how will I receive the cash for my shares of Cepheid common stock?

A:

If the merger is consummated and your shares of Cepheid common stock are held in book-entry or in the name of a broker, bank or other nominee, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you hold your shares of Cepheid common stock in certificated form, you will receive a letter of transmittal with instructions on how to send your shares of Cepheid common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares of Cepheid common stock after you comply with these instructions. See the section entitled “Terms of the Merger Agreement—Payment of Merger Consideration; Exchange of Shares in the Merger” beginning on page 83 of this proxy statement.

Q:	If I hold my shares of Cepheid common stock in certificated form, should I send in my stock certificates now?

A:	No. Please do not send your stock certificates now. If the merger is consummated, shareholders holding shares of Cepheid common stock in certificated form will receive a letter of transmittal instructing such shareholders to send their stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Cepheid common stock represented by the stock certificates. Holders of stock certificates should use the letter of transmittal to exchange their stock certificates for the cash payment to which they are entitled upon consummation of the merger. Please do not send in your stock certificates with your proxy card.

Q:	Is the merger taxable to Cepheid shareholders?

A:	The exchange of shares of Cepheid common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes.

You should read the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as tax consequences arising under any state, local or foreign tax laws or any non-income tax laws.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement, the merger and the principal terms thereof are not approved by the shareholders, the merger agreement is terminated or if the merger is not consummated for any other reason, shareholders of Cepheid will not receive any payment for their shares of Cepheid common stock in connection with the merger. Instead, Cepheid common stock will continue to be listed and traded on NASDAQ and will continue to file periodic reports with the SEC. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on page 102 and page 103, respectively, of this proxy statement.

Q:	Will I have dissenters’ rights as a result of the merger?

A:	Yes. You have the right under California law to demand that Cepheid purchase for cash at the fair market value your shares in accordance with, and in compliance in all respects with, Chapter 13 of the CCC. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of Cepheid common stock “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	deliver a written demand complying with the requirement of Chapter 13 of the CCC to Cepheid or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•

submit to Cepheid or its transfer agent, (i) if the shares are certificated securities, your certificates representing any shares which you demand that Cepheid purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which you demand that Cepheid purchase, all in accordance with Section 1302 of the CCC; and

•	comply with the other provisions of Chapter 13 of the CCC.

The text of the CCC governing dissenters’ rights is included as Annex C to this proxy statement. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Q:	Who will count the votes?

A:	The votes will be counted by a representative of Computershare, who will act as the inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	Cepheid intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Cepheid files with the SEC are publicly available when filed. See the section entitled “Where Shareholders Can Find More Information” beginning on page 114 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares of Cepheid common stock, you should contact Okapi Partners LLC, our proxy solicitation firm, at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (877) 629-6355

If your broker, bank or other nominee holds your shares of Cepheid common stock, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed, and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Cepheid or its business or operations. Factors that could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following:

•	the risk that the conditions to the closing of the merger are not satisfied (including a failure of the Cepheid shareholders to approve, on a timely basis or otherwise, the merger agreement, the merger and the principal terms thereof and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	the risk that the merger agreement may be terminated in circumstances that require us to pay Danaher a termination fee of $131 million in connection therewith;

•	litigation relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of Cepheid and Danaher to consummate the merger;

•	risks that the proposed transaction diverts management’s attention from our ongoing business operations and disrupts the current plans and operations of Cepheid;

•	the ability of Cepheid to retain and hire key personnel;

•	competitive responses to the merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	unexpected costs, charges or expenses that we incur related to the merger;

•	the risk that our financial results differ from those set forth in the projections described in this proxy statement;

•	potential adverse reactions or changes to business relationships resulting from the announcement or consummation of the merger; and

•	legislative, regulatory and economic developments.

The foregoing factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in our most recent Annual Report on Form 10-K for the year ended December 31, 2015, our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and our other reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Cepheid or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of Cepheid, Danaher or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. Cepheid can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, Cepheid undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement exclusively concerning Danaher and Merger Sub and their affiliates has been supplied by Danaher and Merger Sub and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

Cepheid, a California corporation, is a molecular diagnostics company that develops, manufactures and markets fully-integrated systems for testing in the clinical and non-clinical markets. Our systems enable fast, sophisticated molecular testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Molecular testing historically has involved a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection. Cepheid’s easy-to-use systems integrate these steps and analyze complex biological samples in our proprietary test cartridges. Cepheid was first to the U.S. market with a Clinical Laboratory Improvement Amendments moderate complexity categorization for an amplified molecular test and the majority of our products are moderately complex, expanding its market opportunity beyond high complexity laboratories.

Cepheid common stock is listed on NASDAQ under the symbol “CPHD.”

Cepheid’s principal executive offices are located at 904 Caribbean Drive, Sunnyvale, CA 94089, our telephone number is (408) 541-4191 and our Internet website address is www.cepheid.com. The information provided on or accessible through Cepheid’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Detailed descriptions about Cepheid’s business and financial results are contained in Cepheid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Cepheid’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other periodic reports filed with the SEC which are incorporated in this proxy statement by reference. See the section entitled “Where Shareholders Can Find More Information,” beginning on page 114 of this proxy statement.

Danaher Corporation

2200 Pennsylvania Ave., NW, Suite 800W

Washington, DC 20037

(202) 828-0850

Danaher, a Delaware corporation, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries.

Danaher’s common stock is listed on the NYSE under the symbol “DHR.”

Danaher’s corporate office is located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, DC 20037, its telephone number is (202) 828-0850 and its Internet website address is www.danaher.com. The information provided on or accessible through Danaher’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Copper Merger Sub, Inc.

2200 Pennsylvania Ave., NW, Suite 800W

Washington, DC 20037

(202) 828-0850

Merger Sub, an indirect, wholly owned subsidiary of Danaher, is a California corporation that was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Pursuant to the terms of the merger agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, with Cepheid continuing as the surviving corporation and becoming an indirect, wholly owned subsidiary of Danaher.

The principal executive offices of Merger Sub are located at 3330 Hillview Avenue, Palo Alto, CA 94304, and its telephone number is (202) 828-0850.

THE SPECIAL MEETING

This section contains information about the special meeting of the shareholders of Cepheid that has been called to consider and vote upon a proposal to approve the merger agreement, the merger and the principal terms thereof, to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger, and to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

This proxy statement is being provided to the shareholders of Cepheid as part of a solicitation of proxies by the Cepheid board of directors for use at the special meeting to be held on the date and at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

A special meeting of the shareholders of Cepheid is scheduled to be held on [●], 2016, at [●] a.m. California time, at Cepheid’s office located at 1315 Chesapeake Terrace, Sunnyvale, CA 94089, unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card on or about [●], 2016, to all shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked:

•	to consider and vote upon a proposal to approve the merger agreement, the merger and the principal terms thereof, which provides for Merger Sub to merge with and into Cepheid, with Cepheid continuing as the surviving corporation and an indirect, wholly owned subsidiary of Danaher;

•	to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

Recommendations of the Cepheid Board of Directors

The Cepheid board of directors, after considering all factors that the Cepheid board of directors deemed relevant, unanimously (i) determined that the merger agreement and the merger are fair to, and in the best interests of, Cepheid and its shareholders, upon the terms and subject to the conditions set forth in the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof. Certain factors considered by the Cepheid board of directors in reaching these decisions can be found in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Reasons for the Merger” beginning on page 46 of this proxy statement.

The Cepheid board of directors unanimously recommends that Cepheid shareholders vote “FOR” the approval of the merger agreement, the merger and the principal terms thereof. The Cepheid board of directors also recommends that Cepheid shareholders vote “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Record Date and Voting Information

Only shareholders who hold shares of Cepheid common stock at the close of business on October 3, 2016, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each shareholder of record on the record date will be entitled to one vote for each share of Cepheid common stock held as of the record date on each matter properly brought before the special meeting. If you sell or transfer your shares of Cepheid common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Cepheid common stock and each of you notifies Cepheid of such special arrangements, you will transfer the right to receive the per share merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of Cepheid common stock, but you will retain your right to vote such shares of Cepheid common stock at the special meeting.

As of the close of business on the record date, there were [●] shares of Cepheid common stock, issued, outstanding and entitled to vote at the special meeting, which shares of Cepheid common stock were held by approximately [●] shareholders of record.

Brokers, banks or other nominees who hold shares of Cepheid common stock for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares of Cepheid common stock, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail in the section entitled “—Effect of Abstentions and Broker Non-Votes” beginning on page 31 of this proxy statement.

Quorum

At the special meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of Cepheid common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of any business at such meeting. As of the record date for the special meeting, there were [●] shares of Cepheid common stock outstanding and entitled to vote at the special meeting. Accordingly, [●] shares of Cepheid common stock must be represented in person or by proxy by shareholders entitled to vote to constitute a quorum for the special meeting. Abstentions and broker non-votes are considered present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement, the merger and the principal terms thereof at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies in accordance with the terms of the merger agreement.

Required Vote

Approval of the merger agreement, the merger and the principal terms thereof requires the affirmative vote of a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting.

Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum).

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Effect of Abstentions and Broker Non-Votes

It is important that you vote your shares of Cepheid common stock. Under the CCC, the approval of the merger agreement, the merger and the principal terms thereof requires the affirmative vote of a majority of all outstanding shares of Cepheid common stock that are entitled to vote thereon; thus, your abstention will have the same effect as a vote “AGAINST” approval of the merger agreement, the merger and the principal terms thereof.

If you hold your shares of Cepheid common stock in the name of a broker, bank or other nominee, such broker, bank or other nominee may vote your shares of Cepheid common stock on the approval of the merger agreement, the merger and the principal terms thereof, the advisory compensation proposal and, if necessary or appropriate, the adjournment proposal only if you provide instructions on how to vote. Your failure to provide instructions will result in your shares of Cepheid common stock not being present at the meeting and not being voted on those proposals. This is called a “broker non-vote.” Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merger and the principal terms thereof.

Abstentions, broker non-votes and failures to vote will have no effect on the advisory compensation or adjournment proposals (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes). It is very important that ALL of our shareholders vote their shares of Cepheid common stock, so please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet.

Voting by Shareholders

After carefully reading and considering the information contained in this proxy statement, you should vote according to the instructions described below.

If your shares of Cepheid common stock are held in your name by Cepheid’s transfer agent, Computershare, you can vote:

•	Via the Internet. If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions for voting your shares. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone. If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail. If you choose to vote via mail, simply mark, date and sign your proxy card and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting. If you are a shareholder of record and you attend the special meeting, you may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Please do not send in stock certificates or other documents representing Cepheid common stock at this time. If the merger is consummated, holders of Cepheid common stock certificates will receive instructions regarding the procedures for exchanging their existing Cepheid common stock certificates for the payment of the merger consideration.

If you are a beneficial owner and your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Cepheid common stock. Because a beneficial owner is not the shareholder of record, you may not vote these shares of Cepheid common stock at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Cepheid common stock giving you the right to vote such shares of Cepheid common stock at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the approval of the merger agreement, the merger and the principal terms thereof, “FOR” the approval, by a non-binding advisory vote, of the advisory compensation proposal, and “FOR” the approval of the adjournment proposal.

Revocation of Proxies

Shareholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, via telephone or via the Internet. Shareholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice to Cepheid, 904 Caribbean Drive, Sunnyvale, CA 94089, Attn: General Counsel, specifying such revocation. Shareholders of record may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Voting by Cepheid’s Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Cepheid common stock at the special meeting, representing approximately [●]% of the outstanding shares of Cepheid common stock as of the record date. We currently expect that Cepheid’s directors and executive officers will vote their shares of Cepheid common stock in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, although none of them has entered into any agreement obligating them to do so.

Certain directors and executive officers of Cepheid have interests that are different from, or in addition to, those of other Cepheid shareholders generally. For more information, see the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Interests of Cepheid’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Cepheid board of directors. We have engaged the services of Okapi Partners LLC to solicit proxies for the special meeting. In connection with its retention by us, Okapi Partners LLC has agreed to provide proxy solicitation services, strategic advice and consulting and distribution services in connection with the special meeting. We have agreed to pay Okapi Partners LLC a fee equal to $15,000 plus reasonable out-of-pocket expenses for its services. We have agreed to indemnify Okapi Partners LLC for certain losses arising out of its proxy solicitation services. Expenses incurred in connection with printing and mailing of this proxy statement will be paid one-half by Cepheid and one-half by Danaher. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Cepheid common stock beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Cepheid common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by e-mail and by fax, and we may pay persons holding shares of Cepheid common stock for their expenses for sending proxy materials to their principals. In addition to solicitation by the use of mail, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks or other nominees, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. Cepheid and some brokers, banks or other nominees may be householding Cepheid’s proxy materials by delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other nominee, or Cepheid that your broker, bank or other nominee, or Cepheid will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker, bank or other nominee, if your shares of Cepheid common stock are held in the name of a broker, bank or other nominee, or Cepheid if you are a shareholder of record. You can notify Cepheid by sending a written request to our Investor Relations team at Cepheid, 904 Caribbean Drive, Sunnyvale, CA 94089. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments and Postponements

In addition to the proposal to approve the merger agreement, the merger and the principal terms thereof and the advisory compensation proposal, shareholders of Cepheid are also being asked to approve a proposal that will give the Cepheid board of directors authority to adjourn the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof, to allow for the filing and distribution of any required supplemental or amended disclosure to shareholders of Cepheid prior to the special meeting, or otherwise with the consent, or upon the request, of Danaher. In addition, the Cepheid board of directors could postpone the meeting before it commences, in each case in any of the circumstances described above. If the special meeting is so adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, but do not indicate a choice on the adjournment proposal, your shares of Cepheid common stock will be voted in favor of the adjournment proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If the Cepheid board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only shareholders of record as of the close of business on October 3, 2016, or their duly appointed proxies, may attend the special meeting. In addition, if your shares of Cepheid common stock are held in the name of a broker, bank or other nominee and you bring evidence of beneficial ownership on the record date for the special meeting, such as a copy of your most recent account statement or similar evidence of ownership of Cepheid common stock as of the record date for the special meeting, you may attend the special meeting. If your shares of Cepheid common stock are held in the name of a broker, bank or other nominee and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Cepheid common stock authorizing you to vote at the special meeting. All shareholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Shareholders will be admitted to the meeting room starting at [●] a.m., California time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding Cepheid’s special meeting, please contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (877) 629-6355, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE

PRINCIPAL TERMS OF THE MERGER

Effects of the Merger

If the proposal to approve the merger agreement, the merger and the principal terms thereof receives the affirmative vote of shareholders holding more than a majority of all outstanding shares of Cepheid common stock entitled to vote on such matter and the other conditions to the consummation of the merger are either satisfied or (to the extent permitted by the merger agreement and applicable law) waived, Merger Sub will merge with and into Cepheid upon the terms set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease with Cepheid continuing as the surviving corporation of the merger and an indirect, wholly owned subsidiary of Danaher.

Following the merger, Cepheid will be indirectly, wholly owned by Danaher, and none of Cepheid’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, Cepheid, the surviving corporation or Danaher after the consummation of the merger. As a result, Cepheid’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of shares of Cepheid common stock. Following the merger, Danaher will benefit from any increase in Cepheid’s value and also will bear the risk of any decrease in Cepheid’s value.

Upon consummation of the merger, each share of Cepheid common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive the merger consideration. See the section entitled “Terms of the Merger Agreement—Terms of the Merger; Merger Consideration” beginning on page 80 of this proxy statement.

For information regarding the effects of the merger on Cepheid’s outstanding equity awards, please see the sections entitled “Terms of the Merger Agreement—Treatment of Equity Awards” and “Terms of the Merger Agreement—Treatment of 2012 Employee Stock Purchase Plan” beginning on page 81 and page 82, respectively, of this proxy statement.

Cepheid common stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “CPHD.” Following the consummation of the merger, shares of Cepheid common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Cepheid common stock under the Exchange Act will be terminated, and Cepheid will no longer be required to file periodic and other reports with the SEC with respect to shares of Cepheid common stock. Termination of registration of shares of Cepheid common stock under the Exchange Act will reduce the information required to be furnished by Cepheid to shareholders of Cepheid and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Cepheid.

Background of the Merger

The Cepheid board of directors periodically reviews and assesses Cepheid’s long-term strategies and objectives and developments in the markets in which Cepheid operates, including, among other things, strategies to improve its business and operations through potential strategic alliances and collaborations, acquisitions of other companies and businesses, divestitures of Cepheid’s assets or businesses, and other strategic alternatives. In addition, Cepheid senior management meets from time to time with representatives of other companies to discuss their respective businesses and explore opportunities for potential commercial and strategic transactions. In connection with these reviews and assessments, the Cepheid board of directors and members of Cepheid senior management enlist the assistance of financial advisors and outside legal advisors.

On December 4, 2015, the Chief Executive Officer of a public company, which we refer to as Company A in this proxy statement, contacted John L. Bishop, Cepheid’s Chairman and Chief Executive Officer, to request that Mr. Bishop meet with him at a meeting of an industry trade association being held on December 10, 2015.

On December 10, 2015, Mr. Bishop met with the Company A CEO, who expressed Company A’s interest in a potential business combination transaction with Cepheid, but no purchase price was discussed.

On December 14, 2015, Mr. Bishop discussed with Cristina Kepner, the lead independent director of the Cepheid board of directors, Company A’s interest in a potential business combination transaction with Cepheid.

On December 15, 2015, Mr. Bishop informed representatives of Goldman Sachs, which had previously advised Cepheid from time to time, that Company A was interested in a potential business combination transaction with Cepheid. Cepheid selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and its prior experience with Cepheid.

On December 17, 2015, the Company A CEO contacted Mr. Bishop to request a meeting on January 12, 2016 between them as well as the respective Chief Financial Officers of Cepheid and Company A to discuss publicly-available business and financial information regarding Cepheid.

On December 28, 2015, Goldman Sachs, at the request of Cepheid, provided Cepheid with a proposed engagement letter for Goldman Sachs to act as Cepheid’s financial advisor with respect to potential strategic transactions, including a possible sale of a majority of Cepheid’s outstanding common stock. Over the course of the following months, Cepheid and Goldman Sachs negotiated the terms of this engagement letter.

On January 12, 2016, Mr. Bishop and Dan Madden, Cepheid’s Executive Vice President and Chief Financial Officer, met with the CEO and CFO of Company A to discuss publicly-available business and financial information regarding Cepheid.

On January 20, 2016, the Cepheid board of directors held a telephonic meeting, with Cepheid senior management and a representative of Cepheid’s outside legal advisor, Fenwick & West LLP, which we refer to as Fenwick & West in this proxy statement, present. During the meeting, the Cepheid board of directors discussed, among other things, Company A’s expressed interest in a potential business combination with Cepheid and the discussions held with Company A’s CEO and CFO.

On February 4, 2016, Company A submitted a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price between $43.00 and $45.00 per share in cash, which proposal also requested that Cepheid enter into an exclusivity period during which Company A would conduct due diligence and definitive agreements would be negotiated.

On February 8 and 9, 2016, the Cepheid board of directors held a meeting, with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, among other things, the Cepheid board of directors reviewed Cepheid’s strategic plan and the representatives of Goldman Sachs reviewed, among other things, business conditions and the mergers and acquisitions environment in the diagnostics sector, and presented a preliminary financial analysis of Cepheid based, in part, on financial projections prepared by Cepheid senior management that had been previously discussed with the Cepheid board of directors. After the Goldman Sachs presentation and related discussions concluded, a representative of Fenwick & West discussed with the Cepheid board of directors, among other things, its fiduciary duties under California law, including with respect to considering a potential sale of Cepheid. The Cepheid board of directors discussed an appropriate response to Company A’s proposal, and directed Mr. Bishop to inform Company A that its proposal was not sufficient for Cepheid to enter into a confidentiality agreement and provide non-public information to Company A, but that if Company A wished to improve its proposal the Cepheid board of directors would consider such improved proposal.

On February 9, 2016, following conclusion of the Cepheid board of directors meeting, Mr. Bishop called the Company A CEO and informed him that the Cepheid board of directors had determined that Company A’s proposal was not sufficient for Cepheid to enter into a confidentiality agreement and provide non-public information to Company A, but that if Company A wished to improve its proposal the Cepheid board of directors would consider such improved proposal.

On April 25 and 26, 2016, the Cepheid board of directors held a meeting, with Cepheid senior management and representatives of Fenwick & West present. During the meeting, among other things, the Board continued to discuss Cepheid’s strategic plan and key strategic and operating plans and issues.

On April 28, 2016, following the close of trading on NASDAQ, Cepheid reported its financial results for its first quarter. On April 29, 2016, the price of shares of Cepheid common stock closed at $28.54, a decrease of 19.4% from the closing price of $35.40 on April 28, 2016.

On May 21, 2016, Thomas P. Joyce, the Chief Executive Officer and President of Danaher, contacted Mr. Bishop to arrange a meeting at an industry conference on June 9, 2016.

On May 22, 2016, Mr. Bishop and Ms. Kepner discussed Mr. Joyce’s request for a meeting.

On June 9, 2016, Mr. Bishop and Mr. Joyce met at an industry conference. At this meeting Mr. Joyce expressed Danaher’s potential interest in a business combination transaction with Cepheid should Cepheid decide to pursue a sale process, but Danaher did not make an acquisition proposal at this time.

On June 10, 2016, Mr. Bishop discussed with Ms. Kepner Danaher’s potential interest in a business combination transaction with Cepheid.

On June 17, 2016, Mr. Bishop contacted the Company A CEO to inquire whether Company A remained interested in a potential business combination transaction. Mr. Bishop and the Company A CEO discussed the strategic fit of their respective businesses, and the Company A CEO expressed Company A’s interest in potentially submitting an acquisition proposal reflecting an increased price over its prior proposal, and requested that the parties enter into a confidentiality agreement under which Cepheid would share non-public information with Company A.

On June 21, 2016, during a periodic meeting between a company we refer to as Company B and representatives of Goldman Sachs, representatives of Company B brought to the attention of such Goldman Sachs representatives a number of companies in which Company B might have potential strategic interest in acquiring, including Cepheid.

On June 21, 2016, Cepheid provided to Company A a confidentiality agreement prepared by Fenwick & West. The confidentiality agreement contained a “standstill” provision which generally prohibited Company A from making public proposals to acquire Cepheid, acquiring Cepheid securities or taking similar actions, and which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On June 22, 2016, Cepheid and Company A scheduled a presentation by Cepheid senior management on Cepheid’s business to be held on July 13, 2016.

Also on June 22, 2016, Company A provided its proposed revisions to the confidentiality agreement and between June 24 and June 30, 2016, representatives of Fenwick & West and Company A’s outside counsel negotiated the terms of the confidentiality agreement. On June 30, 2016, Cepheid and Company A entered into the confidentiality agreement containing the standstill provision, which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On June 23, 2016, representatives of Goldman Sachs informed Cepheid senior management of Company B’s potential interest in a business combination transaction with Cepheid.

On July 11, 2016, the Cepheid board of directors held a meeting, with Cepheid senior management and representatives of Fenwick & West present. During the meeting, among other things, the Board discussed Cepheid’s strategic plan, the status of recent discussions and upcoming meetings with Danaher and Company A, the potential interest of Company B in a business combination transaction with Cepheid, and the optimal process to advance discussions with such parties in order to maximize value to Cepheid shareholders.

During the week of July 11, 2016, representatives of Goldman Sachs discussed with Cepheid senior management the capped call transactions between Cepheid, Goldman Sachs (with respect to 20% of the capped call transactions), acting as principal for its own account, and two other counterparties (with respect to 80% of the capped call transactions) in connection with Cepheid’s 1.25% Convertible Senior Notes due 2021, which we refer to as the convertible notes in this proxy statement. Goldman Sachs and Cepheid senior management discussed how the capped call transactions would be affected by a business combination transaction involving Cepheid and how Goldman Sachs might benefit under its capped call transactions from a business combination transaction. The parties determined that it was advisable for senior management to consider these matters with representatives of Fenwick & West and ensure that the Cepheid board of directors considered these matters. It was decided that in order to facilitate discussions with Cepheid’s legal counsel and the Cepheid board of directors, Goldman Sachs would provide Cepheid with a summary of these matters. The capped call transactions are more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor—Capped Call Transactions” beginning on page 56 of this proxy statement.

On July 13, 2016, members of Cepheid senior management met with representatives of Company A to provide an overview of, and answer Company A’s questions regarding, Cepheid’s business.

On July 14, 2016, Mr. Madden and David Fried, Cepheid’s Corporate Vice President, Corporate Planning, held a teleconference with representatives of Company A to answer additional due diligence questions.

On July 18, 2016, Goldman Sachs provided senior management with materials that summarized, based on theoretical models, the potential effects on the capped call transactions entered into with Goldman Sachs of the announcement and of the consummation of a business combination transaction involving Cepheid, and on July 29, 2016, Goldman Sachs discussed these materials with senior management and representatives of Fenwick & West. The information contained in these materials is more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor—Capped Call Transactions” beginning on page 56 of this proxy statement.

On July 20, 2016, members of Cepheid senior management met with representatives of Danaher to discuss publicly-available information regarding Cepheid.

In advance of a Cepheid board of directors meeting scheduled for July 25 and 26, 2016, a representative of Goldman Sachs, at the request of Cepheid, called each of Company A and Danaher to indicate that such meeting would be taking place and would present an opportunity for the Cepheid board of directors to review any indications of interest regarding a business combination transaction that such company might wish to submit.

On July 25, 2016, Company A submitted to Cepheid a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price of $47.00 per share in cash. The proposal requested that Cepheid enter into a 30-day exclusivity period with Company A.

Also on July 25, 2016, Danaher submitted to Cepheid a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price of $43.00 per share in cash.

On July 25 and 26, 2016, the Cepheid board of directors held a meeting, with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, among other things, the

Cepheid board of directors continued to discuss Cepheid’s strategic plan, including financial projections. A representative of Fenwick & West reviewed with the Cepheid board of directors its fiduciary duties in connection with considering a potential sale of Cepheid. The representatives of Goldman Sachs reviewed, among other things, the current market environment, the mergers and acquisitions environment in the diagnostics sector, Cepheid’s share price performance and financial metrics compared to other diagnostics companies, Wall Street analyst perspectives on Cepheid, the strategic plan financial projections that had been presented by Cepheid’s management to the Cepheid board of directors, and a preliminary financial analysis of Cepheid based, in part, on such financial projections. The Cepheid board of directors discussed the proposals received from Danaher and Company A. The Cepheid board of directors discussed, with input from Cepheid senior management and Goldman Sachs, other parties that would be most likely to have the strategic interest in, and financial ability to consummate, a business combination transaction with Cepheid, including Company B. In such discussion, the Cepheid board of directors reviewed the potential strategic value of Cepheid to such parties and the current strategic, operating and financial position of such parties, as well as the potential adverse impacts on Cepheid that could result if an excessive number of parties were contacted, resulting in an attendant increased risk of Cepheid’s exploration of a potential business combination transaction becoming publicly known. The Cepheid board of directors then instructed Goldman Sachs to contact the three companies that the Cepheid board of directors determined were most likely to have the strategic interest in, and financial ability to consummate, a business combination transaction with Cepheid, Company B and companies that we refer to as Company C and Company D, respectively, in this proxy statement. The representative of Fenwick & West reviewed the relative risk associated with obtaining required regulatory approvals for a transaction with Danaher, Company A, Company B, Company C and Company D. The Cepheid board of directors directed Cepheid management to enter into a confidentiality agreement with Danaher and provide it with non-public information in order to have Danaher potentially increase its proposal. The Cepheid board of directors directed Cepheid management to inform Company A that its proposal was not sufficient for Cepheid to enter into an exclusivity agreement but that Cepheid would continue to make due diligence information available to Company A so that it could consider increasing its proposal. In addition, the Cepheid board of directors approved the terms of the engagement letter with Goldman Sachs.

On July 26, 2016, following conclusion of the Cepheid board of directors meeting, Mr. Bishop called the Company A CEO and informed him that the Cepheid board of directors had determined that Company A’s proposal was not sufficient for Cepheid to enter into an exclusivity agreement but that Cepheid would continue to make due diligence information available to Company A so that it could consider further increasing its proposal.

On July 27, 2016, Cepheid signed the engagement letter with Goldman Sachs.

On July 27, 2016, representatives of Goldman Sachs contacted representatives of each of Company B, Company C and Company D to discuss their potential interest in a business combination transaction with Cepheid (in the case of Company D, with Cepheid identified by its industry and market capitalization rather than by name). Representatives of each of Company B and Company C informed the representatives of Goldman Sachs that their companies would potentially be interested in a business combination transaction with Cepheid. Representatives of Company D indicated that Company D was not interested in a business combination transaction with a company in Cepheid’s industry having Cepheid’s market capitalization.

On July 27, 2016, representatives of Goldman Sachs distributed a confidentiality agreement prepared by Fenwick & West to representatives of Company B. The confidentiality agreement contained a “standstill” provision which generally prohibited Company B from making public proposals to acquire Cepheid, acquiring Cepheid securities or taking similar actions, and which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On July 28, 2016, representatives of Goldman Sachs distributed a confidentiality agreement prepared by Fenwick & West to representatives of Danaher. The confidentiality agreement contained a “standstill” provision which generally prohibited Danaher from making public proposals to acquire Cepheid, acquiring Cepheid securities or taking similar actions, and which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On July 28, 2016, following the close of trading on NASDAQ, Cepheid reported its financial results for its second quarter. On July 29, 2016, the price of shares of Cepheid common stock closed at $35.33, an increase of 8.0% over the closing price of $32.70 on July 28, 2016.

On July 29, 2016, Cepheid and Company B entered into the confidentiality agreement containing the standstill provision, which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On July 29, 2016, Danaher provided proposed revisions to the confidentiality agreement, and over the next four days, representatives of Fenwick & West, on behalf of Cepheid, and representatives of Danaher negotiated the terms of the confidentiality agreement.

On August 2, 2016, representatives of Goldman Sachs distributed a confidentiality agreement prepared by Fenwick & West to representatives of Company C. The confidentiality agreement contained a “standstill” provision which generally prohibited Company C from making public proposals to acquire Cepheid, acquiring Cepheid securities or taking similar actions, and which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

On August 3, 2016, Cepheid and Danaher entered into the confidentiality agreement containing the standstill provision, which provided that the standstill provisions would no longer apply following execution of a definitive acquisition agreement with another party.

During the period from August 2, 2016 to August 14, 2016, representatives of Fenwick & West, on behalf of Cepheid, and representatives of Company C negotiated the terms of the confidentiality agreement but were unable to reach agreement on standstill provisions similar to those contained in the confidentiality agreements with each of Danaher, Company A and Company B.

Commencing on August 9, 2016, representatives of Danaher and Company A and their respective advisors were provided with access to an electronic data room containing due diligence information regarding Cepheid.

During the period from August 9, 2016 to August 29, 2016, representatives of Danaher and Company A engaged with Cepheid senior management and advisors in connection with Danaher’s and Company A’s due diligence reviews of Cepheid.

On August 10, 2016, members of Cepheid senior management met with representatives of Company B to provide an overview of, and answer Company B’s questions regarding, Cepheid’s business. Following this meeting, representatives of Company B and its advisors were provided with access to an electronic data room containing due diligence information regarding Cepheid.

On August 12, 2016, a bid procedures letter was sent by Goldman Sachs to each of Danaher, Company A and Company B, inviting such parties to submit by August 25, 2016 proposals for an acquisition of all outstanding shares Cepheid common stock. Due to the higher risk associated with obtaining required regulatory approvals for a transaction with Company A, Company A was requested to confirm in its proposal that it would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid.

On August 15, 2016, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, the Cepheid board of directors discussed with Cepheid senior management and the representatives of Goldman Sachs and Fenwick & West the status of the process with each of Danaher, Company A and Company B. The representative of Fenwick & West reported that Company C had refused to enter into a confidentiality agreement containing a standstill provision similar to those agreed with each of Danaher, Company A and Company B. The Cepheid board of directors discussed the risks of providing non-public information to Company C that could be used by Company C in an unsolicited offer for Cepheid, and determined that Cepheid should not grant Company C access to Cepheid non-public information on such terms. The Cepheid board of directors also discussed with representatives of Goldman Sachs the bid procedures to be followed by Danaher, Company A and Company B.

On August 16, 2016, a representative of Fenwick & West informed representatives of Company C that the Cepheid board of directors would not grant Company C access to Cepheid non-public information unless Company C agreed to a confidentiality agreement that included a standstill provision acceptable to Cepheid and consistent with the standstill provisions signed by each of Danaher, Company A and Company B.

On August 17, 2016, based on an inability to reach agreement on the confidentiality agreement that included a standstill provision acceptable to Cepheid, representatives of Company C informed a representative of Fenwick & West that Company C did not wish to proceed to evaluate a potential business combination transaction with Cepheid. The representative of Fenwick & West then informed Cepheid senior management and Goldman Sachs of Company C’s decision.

On August 18, 2016, members of Cepheid senior management met with representatives of Danaher to provide an overview of, and answer Danaher’s questions regarding, Cepheid’s business.

On August 25, 2016, a representative of Company B notified a representative of Goldman Sachs that Company B was not interested in pursuing a potential transaction involving Cepheid because Company B did not believe it could make a proposal to acquire Cepheid that would be attractive to Cepheid compared with other potentially interested parties in a competitive process. Mr. Bishop was informed by a representative of Goldman Sachs that Company B did not wish to pursue a transaction. Following such discussion on August 25, Company B’s access to the electronic data room was terminated.

On August 25, 2016, Company A submitted to Cepheid a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price of $47.00 per share in cash. The proposal from Company A indicated that Company A would be willing to discuss an increase to its purchase price in exchange for Cepheid’s agreement to a period of exclusive negotiations. The proposal from Company A did not confirm that Company A would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid.

On August 25, 2016, Danaher submitted a non-binding proposal to acquire Cepheid in an all cash transaction with a purchase price of $47.00 per share of Cepheid common stock. The proposal from Danaher requested that Cepheid enter into a two-week exclusive negotiation period.

On August 26, 2016, Mr. Bishop and the Company A CEO discussed the proposal submitted by Company A on August 25. Mr. Bishop informed the Company A CEO that Company A’s bid was not higher than any other bid that had been received by Cepheid. The Company A CEO sought Mr. Bishop’s guidance on how to proceed in the process and Mr. Bishop advised Company A to consider a purchase price of $50.00 per share. The Company A CEO informed Mr. Bishop that he would revert to him later that day regarding whether Company A was willing to propose a purchase price of $50.00.

Also on August 26, 2016, Mr. Joyce called Mr. Bishop to discuss Danaher’s proposal. Mr. Bishop informed Mr. Joyce that Danaher’s bid was not higher than any other bid received by Cepheid.

Later on August 26, 2016, the Company A CEO called Mr. Bishop and informed him that Company A would increase its proposal to $50.00 per share, and that Company A would be submitting a revised written proposal to such effect.

On August 27, 2016, representatives of Goldman Sachs discussed with representatives of Danaher the bid proposal that Danaher submitted on August 25. The representatives of Goldman Sachs indicated that Danaher would need to improve its bid to continue in the process and that another bidder was seeking an exclusivity period with Cepheid.

On August 27, 2016, Company A submitted a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price of $50.00 per share in cash. The proposal from Company A stated that it was conditioned on Cepheid entering into an exclusivity period of at least three weeks. The proposal from Company A did not confirm that Company A would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid.

On the morning of August 29, 2016, Danaher submitted a non-binding proposal to acquire all of Cepheid’s outstanding common stock at a price of $51.00 per share in cash. In its proposal, Danaher stated that it would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid. Danaher’s proposal required Cepheid to agree to an approximately three-day exclusivity period through 9:00 a.m. Eastern Time on September 2, 2016 to complete its confirmatory due diligence and negotiate a definitive acquisition agreement, with the intention to sign and announce an acquisition prior to the opening of the financial markets on September 2, 2016. Danaher’s proposal stated that it would expire on the afternoon of August 29, 2016 if not accepted by Cepheid.

Later on the morning of August 29, 2016, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. The representatives of Goldman Sachs updated the Cepheid board of directors on the most recent proposals submitted by Danaher and Company A, and that Company B had declined to submit a proposal. A representative of Fenwick & West discussed with the Cepheid board of directors the relative amount of regulatory risk as well as the potential timing of achieving required regulatory clearances for a transaction with each of Danaher and Company A. The Cepheid board of directors discussed with Cepheid senior management and its advisors how to encourage each of Danaher and Company A to improve their respective proposals without either party dropping out of the bidding. The Cepheid board of directors instructed Goldman Sachs to request from Danaher a list of the remaining confirmatory due diligence that Danaher would need to complete before entering into a definitive agreement. The Cepheid board of directors instructed Goldman Sachs to inform Company A that its proposal was not the highest bid received and that to remain in the process, Company A would need to improve its price, commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid, and confirm that it was prepared to complete its process and negotiate the definitive acquisition agreement by September 2, 2016, with the intention to sign and announce an acquisition prior to the opening of the financial markets on September 2, 2016. The representatives of Goldman Sachs then delivered to the Cepheid board of directors, in the presence of senior management and representatives of Fenwick & West, a presentation, based on theoretical models, regarding the potential effects on the capped call transactions and Goldman Sachs’ related hedging position of the announcement and of the consummation of a business combination transaction involving Cepheid. The presentation included preliminary illustrative analyses by Goldman Sachs of the termination payments that Goldman Sachs would be required to pay under the capped call transactions for a range of purchase prices, transaction announcement dates and volatilities in the event of an acquisition of Cepheid for greater than 10% cash consideration. The information on the capped call transactions that Goldman Sachs presented at this meeting updated the illustrative analyses provided to senior management on July 18, 2016 and is more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor—Capped Call Transactions” beginning on page 56 of this proxy statement. The Cepheid board of directors discussed and considered the information provided by Goldman Sachs and the potential conflict of interest raised by having Goldman Sachs serve as Cepheid’s financial advisor and as one of the counterparties to the capped call transactions. Following discussion, the Cepheid board of directors authorized Cepheid management to confirm that the Cepheid board of directors consented to Goldman Sachs serving as Cepheid’s financial advisor while a counterparty to the capped call transactions and determined that, based upon the information provided to the Cepheid board of directors, Goldman Sachs doing so did not constitute a conflict of interest.

After the completion of the Cepheid board meeting on the morning of August 29, 2016, representatives of Goldman Sachs discussed with representatives of Danaher the latest proposal submitted by Danaher, and requested that Danaher provide its remaining confirmatory due diligence questions. Shortly thereafter, a representative of Danaher provided representatives of Goldman Sachs a list of Danaher’s remaining confirmatory due diligence questions and a proposed exclusivity agreement.

Also on the morning of August 29, 2016, representatives of Goldman Sachs discussed with Company A that its proposal was not the highest bid received and that in order to remain in the process it would need to improve its price, commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid, and confirm that it was prepared to complete its process and negotiate the definitive acquisition agreement by September 2, 2016, with the intention to sign and announce an acquisition prior to the opening of the financial markets on September 2, 2016.

On the afternoon of August 29, 2016, Company A informed representatives of Goldman Sachs that it was prepared to acquire all of Cepheid’s outstanding common stock at a price of $52.50 per share in cash, Company A would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid, and Company A was prepared to complete its process and negotiate the definitive acquisition agreement by September 2, 2016, with the intention to sign and announce an acquisition prior to the opening of the financial markets on September 2, 2016. Company A stated that its proposal would expire later that afternoon if not accepted by Cepheid.

Following these communications between representatives of Goldman Sachs and each of Danaher and Company A, in the afternoon of August 29, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, the Cepheid board of directors discussed with Cepheid senior management and the representatives of Goldman Sachs and Fenwick & West the current proposals submitted by each of Danaher and Company A, and the remaining items of confirmatory due diligence that had been submitted by Danaher. The Cepheid board of directors also discussed the higher relative regulatory risk and the potential additional time period before consummation of a transaction that were inherent in a transaction with Company A, even in light of Company A agreeing to assume all regulatory risk in the transaction. The Cepheid board of directors also discussed that each of Danaher and Company A had been pushed to successively improve their proposals, and in light of each bidder’s requirement that Cepheid enter into exclusivity that afternoon, the risk of further requests potentially causing either party to cease participation in the bidding process. In light of the higher relative regulatory risk and the potential additional time period before consummation of a transaction that were inherent in a transaction with Company A, the Cepheid board of directors directed the representatives of Goldman Sachs to request Danaher to increase its proposal to $53.00 per share and confirm Danaher’s commitment to complete its due diligence and execute a definitive agreement by September 2, 2016, in exchange for which Cepheid would enter into a period of exclusivity with Danaher through 9:00 a.m. Eastern Time on September 2, 2016.

After the completion of the Cepheid board of directors meeting on the afternoon of August 29, 2016, a representative of Goldman Sachs communicated to a representative of Danaher that if Danaher increased its proposal to $53.00 per share and confirmed Danaher’s commitment to complete its due diligence and execute a definitive agreement by September 2, 2016, the Cepheid board of directors would authorize Cepheid to enter into a period of exclusivity with Danaher through 9:00 a.m. Eastern Time on September 2, 2016. Shortly after such discussion, the representative of Danaher called the representative of Goldman Sachs to inform him that Danaher would increase its bid to $53.00 per share in cash, Danaher would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid, and was committed to executing a definitive agreement by September 2, 2016. Danaher’s proposal stated that it would expire early that evening if not accepted by Cepheid.

In the evening of August 29, 2016, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, the Cepheid board of directors discussed with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West Danaher’s increased bid of $53.00 per share, that Danaher would commit to any actions required to obtain regulatory clearance for an acquisition of Cepheid, that Danaher was committed to executing a definitive agreement by September 2, 2016, that the increased bid was dependent on Cepheid granting an exclusivity period until September 2, 2016 and that the proposal would expire early that evening if not accepted by Cepheid. The Cepheid board of directors discussed that a transaction with Danaher for $53.00 per share with limited risk of not achieving regulatory clearance or delay in consummation of the transaction was superior to Company A’s proposal of $52.50 per share. The Cepheid board of directors also discussed the risk of further negotiations and delaying entry into exclusivity with Danaher potentially causing Danaher to cease participation in the bidding process. The Cepheid board of directors then unanimously approved entering into an exclusivity period with Danaher through 9:00 a.m. Eastern Time on September 2, 2016. The Cepheid board of directors directed the representatives of Goldman Sachs to notify Danaher that Cepheid would enter into an exclusivity agreement for a time period through 9:00 a.m. Eastern Time on September 2 and proceed to negotiate a definitive acquisition agreement. The Cepheid board of directors also directed the representatives of Goldman Sachs to notify Company A that Cepheid was not accepting its proposal, and that Cepheid would be entering into a period of exclusivity with another party.

After the completion of the Cepheid board of directors meeting on the evening of August 29, 2016, a representative of Goldman Sachs communicated to a representative of Danaher that Cepheid would enter into exclusivity through 9:00 a.m. Eastern Time on September 2, 2016 and seek to execute a transaction for $53.00 per share by September 2, 2016. The representative of Goldman Sachs then informed a representative of Company A that Cepheid would be entering a period of exclusivity with another party. Representatives of Fenwick & West provided to representatives of Danaher’s outside counsel, Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis in this proxy statement, proposed revisions to Danaher’s draft exclusivity letter, which the law firms then negotiated, and which was subsequently executed by Cepheid and Danaher later that evening. That evening, Company A’s access to the electronic data room was terminated.

Later on the evening of August 29, 2016, a draft merger agreement, prepared by representatives of Fenwick & West, which we refer to as the draft merger agreement in this proxy statement, was delivered to representatives of Danaher. Among other things, the draft merger agreement included an obligation for Danaher to take any actions required to obtain required regulatory approvals, and proposed a termination fee of 2.0% of Cepheid’s enterprise value at the transaction price, with such fee serving as the exclusive remedy for a termination of the merger agreement in circumstances where such fee was payable.

During the period between August 30 and September 1, 2016, representatives of Danaher continued to conduct due diligence on Cepheid, including reviewing the materials provided in the virtual data room and scheduling and participating in due diligence conference calls and meetings with Cepheid senior management.

On August 31, 2016, representatives of Kirkland & Ellis provided representatives of Fenwick & West with Danaher’s proposed revisions to the draft merger agreement. Later that same day, members of Cepheid senior management and representatives of Goldman Sachs and Fenwick & West held a conference call to discuss the key issues raised by Danaher’s proposed revisions, which included a proposal that the termination fee be set at 4.25% of Cepheid’s equity value at the transaction price. The Danaher draft reflected Danaher’s agreement to Cepheid’s regulatory efforts proposal included in the initial draft merger agreement.

On August 31, 2016 and September 1, 2016, the parties and their counsel negotiated the terms of the draft merger agreement, and the parties agreed to a termination fee equal to 3.25% of Cepheid’s equity value at the transaction price without giving effect to the conversion of Cepheid’s convertible notes, or 3.0% of Cepheid’s equity value at the transaction price and giving effect to the conversion of Cepheid’s convertible notes.

On September 1, 2016, the parties completed the negotiation of the draft merger agreement.

Later on September 1, 2016, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting,

representatives of Goldman Sachs presented to the Cepheid board of directors its financial analysis of Danaher’s proposal to acquire all outstanding shares of Cepheid common stock for $53.00 per share in cash. Following the presentation, Goldman Sachs rendered its oral opinion to the Cepheid board of directors, which opinion was subsequently confirmed in a written opinion, to the effect that, as of the date of the opinion and subject to certain assumptions, qualifications, limitations and other matters set forth in such written opinion, the consideration to be paid to the holders (other than Danaher and its affiliates) of shares of Cepheid common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. In considering the opinion of Goldman Sachs, the Cepheid board of directors considered Goldman Sachs’ and its affiliates’ financial advisory, lending and underwriting services to Danaher and/or its affiliates, from time to time, for which Goldman Sachs’ Investment Banking Division has received and may receive compensation, as disclosed by Goldman Sachs to Cepheid, all as more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor—Goldman Sachs Relationships” beginning on page 56 of this proxy statement.

Following the presentation by representatives of Goldman Sachs a representative of Fenwick & West reviewed with the Cepheid board of directors the principal terms of the proposed merger agreement with Danaher, including, among other things, (i) the consideration of $53.00 per share in cash and lack of any financing contingency or financing condition to Danaher’s obligation to pay the purchase price upon the satisfaction of closing conditions, (ii) the treatment of Cepheid’s equity incentives, (iii) closing conditions and estimated closing timing, (iv) the definition of “material adverse effect”, (v) key covenants, including the efforts required to obtain regulatory clearances, (vi) covenants regarding Cepheid’s conduct of its business between signing and closing, (vii) certain terms regarding Cepheid’s employees, (viii) the deal protection provisions, including with respect to non-solicitation of offers and termination fee and the events under which the termination fee would be payable and (ix) the termination provisions. The representative of Fenwick & West then reviewed with the Cepheid board of directors key aspects of the process followed by the Cepheid board of directors in the exercise of their fiduciary duties to Cepheid shareholders.

The representative of Fenwick & West also reviewed with the Cepheid board of directors a proposed amendment to Cepheid’s bylaws to provide that certain types of shareholder litigation be brought exclusively in the Superior Court of Santa Clara County, California (or if such court does not have jurisdiction, in the United States District Court for the Northern District of California), in light of the court’s experience in considering matters relating to the duties of corporate officers and directors and the rights of shareholders and the benefit of reducing the potentially inconsistent and conflicting results, and attendant costs, of having any litigation proceed in multiple jurisdictions.

After careful deliberation, including consideration of the factors described in the section entitled “—Reasons for the Merger” beginning on page 46 of this proxy statement, the Cepheid board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cepheid and its shareholders, upon the terms and subject to the conditions set forth in the merger agreement, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof. The Cepheid board of directors also unanimously approved the amendment and restatement of Cepheid’s bylaws to provide that certain types of shareholder litigation be brought exclusively in the Superior Court of Santa Clara County, California, or if such court does not have jurisdiction, in the United States District Court for the Northern District of California.

Following the Cepheid board of directors meeting on September 1, representatives of Danaher informed Cepheid senior management that Danaher’s due diligence was not complete and requested additional time in order to complete its diligence. Cepheid communicated through representatives of Goldman Sachs that it would not extend the exclusivity period, but that it would agree to provide additional diligence materials to Danaher.

On the morning of September 2, 2016, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, the Cepheid board of directors discussed with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West the status of Danaher’s remaining diligence.

On the afternoon of September 2, 2016, Danaher confirmed that it had completed its due diligence and was prepared to execute the merger agreement.

Later on the afternoon of September 2, 2016, after the closing of the financial markets that day, the Cepheid board of directors held a telephonic meeting with Cepheid senior management and representatives of Goldman Sachs and Fenwick & West present. During the meeting, a representative of Fenwick & West confirmed to the Cepheid board of directors that the terms of the merger agreement had not changed since the board of directors meeting held on the previous day. The representatives of Goldman Sachs furnished the Cepheid board of directors with a financial analysis presentation, updated from the financial analysis presentation furnished the previous day to reflect the trading day of September 1, 2016, and then Goldman Sachs confirmed to the Cepheid board of directors its oral opinion to the Cepheid board of directors, which opinion was subsequently confirmed in a written opinion, to the effect that, as of the date of the opinion and subject to certain assumptions, qualifications, limitations and other matters set forth in such written opinion, the consideration to be paid to the holders (other than Danaher and its affiliates) of shares of Cepheid common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (a copy of the written opinion of Goldman Sachs is included as Annex B to this proxy statement). The section entitled “—Opinion of Cepheid’s Financial Advisor” beginning on page 50 of this proxy statement contains a more detailed description of the Goldman Sachs’ financial analyses and the opinion rendered by Goldman Sachs to the Cepheid board of directors. The Cepheid board of directors then confirmed its approval of the acquisition transaction with Danaher on the terms approved by the Cepheid board of directors at its September 1, 2016 meeting.

Following the conclusion of the board meeting on September 2, 2016, Cepheid and Danaher executed the merger agreement.

On September 6, 2016, prior to the opening of the financial markets that day, Cepheid and Danaher issued press releases publicly announcing entry into the merger agreement.

Reasons for the Merger

In evaluating the merger and the merger agreement, the Cepheid board of directors consulted with Cepheid senior management as well as Cepheid’s legal and financial advisors. In determining to approve the merger agreement and the merger and recommend that Cepheid shareholders vote their shares of Cepheid common stock in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, the Cepheid board of directors considered a number of factors in favor of the merger, including the following (not necessarily in order of relative importance):

•	the fact that the merger consideration represents:

•	a 54.7% premium over Cepheid’s closing share price of $34.26 on September 1, 2016;

•	a 44.2% premium over Cepheid’s closing share price of $36.76 on the date that was 30 days prior to September 1, 2016; and

•	a multiple of 7.1 times Cepheid’s revenue for the 12 months ended June 30, 2016, a multiple of 6.4 times Cepheid’s estimated revenue for the 2016 fiscal year, a multiple of 5.6 times Cepheid’s estimated revenue for the 2017 fiscal year, and a multiple of 4.8 times Cepheid’s estimated revenue for the 2018 fiscal year, based, in the case of each of the projected periods, on the projections prepared by Cepheid’s management summarized below in the section entitled “—Certain Financial Forecasts” beginning on page 60 of this proxy statement;

•	the financial analyses presented to the Cepheid board of directors by Goldman Sachs, as more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor” beginning on page 50 of this proxy statement, and the Cepheid board of directors’ assessment, taking into account such financial analyses, of Cepheid’s value on a standalone basis relative to the $53.00 per share of Cepheid common stock in cash to be paid in the merger;

•	the opinion, dated September 2, 2016, of Goldman Sachs to the Cepheid board of directors that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $53.00 in cash per share of Cepheid common stock to be paid to the holders (other than Danaher and its affiliates) of shares pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor” beginning on page 50 of this proxy statement;

•	its belief, based on discussions and negotiations by Cepheid senior management and advisors with Danaher and other potentially interested parties, that the merger consideration (which Danaher increased from an initial offer of $43.00 per share of Cepheid common stock to the final $53.00 per share of Cepheid common stock during the course of negotiations, as described in the section entitled “—Background of the Merger” beginning on page 35 of this proxy statement) was the highest price Danaher or any other interested party would be willing to pay;

•	its familiarity with Cepheid’s business, operations, assets, properties, business strategy and competitive position and the nature of the industries in which Cepheid operates, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	its belief that, based on its knowledge and discussions with Cepheid senior management regarding Cepheid’s business, financial condition, results of operations, competitive position, business strategy and prospects, as well as the risks (including the risks described in Cepheid’s filings with the SEC) involved in, and the timing and likelihood of actually achieving additional value for Cepheid shareholders from, successfully executing on Cepheid’s business strategy, that on a risk-adjusted basis, remaining independent and executing on Cepheid’s business strategy was not reasonably likely to create value for Cepheid shareholders greater than the merger consideration;

•	its belief that, based in part on Goldman Sachs’ illustrative analyses of the implied present value of the future price per share of Cepheid common stock, as more fully described in the section entitled “—Opinion of Cepheid’s Financial Advisor; Illustrative Present Value of Future Share Price Analysis” beginning on page 53 of this proxy statement, even if Cepheid successfully executed on its business strategy despite the risks described above, the price of Cepheid common stock in the short or medium term was unlikely to exceed on a present value basis the future value equivalent of the merger consideration;

•	that the Cepheid board of directors, with the assistance of Cepheid senior management and Goldman Sachs, considered other parties that would be most likely to have a strategic interest in, and financial ability to complete, a business combination with Cepheid and solicited the interest of such parties, and that none of the parties contacted indicated an interest in paying a higher price per share than $53.00 per share of Cepheid common stock;

•	the fact that the merger consideration consists solely of cash, which provides certainty of value and liquidity to Cepheid shareholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which shareholders receive shares or other securities, or as compared to Cepheid remaining independent;

•	its belief, following consultation with legal counsel, that the transaction with Danaher presented a limited risk of not achieving regulatory clearance or having a delay in consummation of the transaction due to regulatory review, and the fact that the merger agreement also requires Danaher to take any and all actions necessary to achieve regulatory clearance for the merger;

•

its belief that the conditions to closing in the merger agreement (as described in in the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement), including the definition of “Material Adverse Effect” in the merger agreement (as described in in the section entitled “Terms of the Merger Agreement—Representations and Warranties—Material Adverse Effect Definition” beginning on page 87 of this proxy statement) provide a high degree of likelihood that the merger will be consummated;

•	its belief, based on the Cepheid board of directors’ general knowledge of Danaher’s business, operations, management, reputation and financial condition, that there was a high probability that the merger would be successfully consummated on the agreed-upon terms after a merger agreement was entered into with Danaher;

•	the fact that Danaher’s obligation to consummate the transaction is not subject to any financing condition, and Cepheid’s ability to specifically enforce Danaher’s obligations under the merger agreement, including Danaher’s obligations to consummate the merger, and Cepheid’s ability to seek damages (including the loss of the benefit of the merger and any lost shareholder premium) upon any intentional breach by Danaher of the merger agreement;

•	Cepheid’s right under the merger agreement to respond to third parties submitting acquisition proposals by providing information subject to a confidentiality agreement, and to engage in negotiations or discussions with such persons, if the Cepheid board of directors, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a “superior proposal” or could reasonably be expected to lead to or result in a “superior proposal” (as described in the section entitled “Terms of the Merger Agreement—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement);

•	the right of the Cepheid board of directors, under certain circumstances specified in the merger agreement, to withdraw, qualify or modify its recommendation that Cepheid shareholders approve the merger in the event that a “superior proposal” is made to Cepheid, subject to certain conditions set forth in the merger agreement (including Danaher’s right to have an opportunity to revise the terms of the merger agreement) and Cepheid’s obligation to pay the termination fee of $131 million in the event that Danaher were to terminate the merger agreement following such withdrawal, qualification or modification;

•	the right of the Cepheid board of directors, under certain circumstances specified in the merger agreement, to withdraw, qualify or modify its recommendation that Cepheid shareholders approve the merger in the event that an “intervening event” with respect to Cepheid occurs, subject to certain conditions set forth in the merger agreement (including Danaher’s right to have an opportunity to revise the terms of the merger agreement) and Cepheid’s obligation to pay the termination fee of $131 million in event that Danaher were to terminate the merger agreement following such withdrawal, qualification or modification;

•	Cepheid’s ability to terminate the merger agreement in order to enter into a definitive agreement that the Cepheid board of directors determines to be a “superior proposal”, subject to certain conditions set forth in the merger agreement (including Danaher’s right to have an opportunity to revise the terms of the merger agreement) and Cepheid’s obligation to pay the termination fee of $131 million;

•	its belief, after discussion with Cepheid’s advisors, that the termination fee of $131 million, which constitutes approximately 3.25% of Cepheid’s equity value in the merger without giving effect to the conversion of Cepheid’s convertible notes and 3.0% of Cepheid’s equity value in the merger giving effect to the conversion of Cepheid’s convertible notes, would not preclude or substantially impede a possible superior proposal from being made;

•	the requirement that the merger will only be effective if approved by the holders of at least a majority of all outstanding shares of Cepheid common stock and the absence of any voting commitments by management or other shareholders, providing Cepheid shareholders with the right to approve or disapprove of the merger;

•	the fact that Cepheid shareholders will be entitled to dissenters rights under California law;

•	its belief that the merger agreement’s restrictions on Cepheid’s ability to take certain actions during the pendency of the merger will not unduly interfere with Cepheid’s ability to operate its business in the ordinary course;

•	the fact that the merger does not require the approval of Danaher’s stockholders, with the attendant risks associated with such a vote;

•	its belief that the terms of the merger agreement, taken as a whole, provide a high degree of protection against the risk that the consummation of the merger will be unduly delayed or that the merger will not be consummated;

•	that the merger agreement was the product of arms-length negotiations and contains terms and conditions that are, in the Cepheid board of directors’ view, favorable to Cepheid and its shareholders; and

•	the continued costs, risks and uncertainties associated with continuing to operate independently as a public company.

In addition, the Cepheid board of directors considered a number of uncertainties, risks and other factors weighing against the merger in its deliberations, including the following (not necessarily in order of relative importance):

•	the non-solicitation provisions of the merger agreement that restrict Cepheid’s ability to solicit or, subject to certain exceptions, engage in discussions or negotiations with third parties regarding a proposal to acquire Cepheid, and the fact that, upon termination of the merger agreement under certain specified circumstances, Cepheid will be required to pay a termination fee of $131 million, which could have the effect of discouraging alternative proposals for a business combination with Cepheid or reduce the price of such proposal;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow Cepheid shareholders to participate in any future appreciation of Danaher’s stock or benefit from any future appreciation in the value of Cepheid after the merger;

•	the fact that the merger agreement restricts Cepheid’s ability to engage in certain activities between the date of the merger agreement and the effective time of the merger, and that these restrictions could prevent Cepheid from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Cepheid were to remain an independent company;

•	the fact that the merger may not be consummated unless and until specified conditions are satisfied or waived as more fully described in the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement, and the right of Danaher to terminate the merger agreement under certain circumstances;

•	the potential risk and costs to Cepheid related to the announcement of the merger and the possibility that the merger does not close, including the potential distraction of employee and management attention during the pendency of the merger, possible employee attrition, the possible impact on existing and prospective customers and business partners, the potential effect on existing relationships with other parties, and the impact that the failure of the merger to close could have on the trading price of shares of Cepheid common stock, Cepheid’s operating results (including the costs incurred in connection with the transactions) and Cepheid’s ability to maintain sales, but the Cepheid board of directors believed that these risks were reasonable and worthwhile to undertake considering the terms of the merger agreement, including the likelihood that conditions to closing would be satisfied, and the absence of a financing condition;

•	the risk of a delay in receiving, or a failure to receive, the required regulatory clearances for the merger; and

•	the fact that receipt of the merger consideration in exchange for shares of Cepheid common stock pursuant to the merger would generally be a taxable transaction for United States federal income tax purposes as more fully described in the section entitled “—U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement.

During its consideration of the merger, the Cepheid board of directors also was aware of the fact that some of Cepheid’s directors and executive officers have interests in the merger that differ from or are in addition to their interests as those of Cepheid shareholders generally, which interests are described in the section entitled “—Interests of Cepheid’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement.

The foregoing description of the information and factors considered by the Cepheid board of directors is not meant to be an exhaustive but is believed to address the material information and factors considered. In view of the wide variety of factors considered by the Cepheid board of directors, it did not consider it practicable to, nor did it attempt to, quantify or to give relative weights to the various factors in reaching its determinations and recommendation. Moreover, in considering the factors discussed above, each individual director applied his or her own personal business judgment to the process and may have given different weights to different factors. The Cepheid board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Cepheid board of directors based its recommendation on the totality of the information presented.

Recommendation of the Cepheid Board of Directors

The Cepheid board of directors, after considering all factors that the Cepheid board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously (i) determined that the merger agreement and the merger are fair to, and in the best interests of, Cepheid and its shareholders, upon the terms and subject to the conditions set forth in the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, and (iii) resolved to recommend that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof. Certain factors considered by the Cepheid board of directors in reaching these decisions can be found in the section entitled “—Reasons for the Merger” beginning on page 46 of this proxy statement.

The Cepheid board of directors unanimously recommends that Cepheid shareholders vote “FOR” the approval of the merger agreement, the merger and the principal terms thereof.

Opinion of Cepheid’s Financial Advisor

Goldman Sachs rendered its oral opinion to the Cepheid board of directors on September 1, 2016 and orally confirmed this opinion to the Cepheid board of directors on September 2, 2016, which opinion was subsequently confirmed in a written opinion dated as of September 2, 2016, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in the written opinion of Goldman Sachs, dated September 2, 2016, the $53.00 in cash per share of Cepheid common stock to be paid to the holders (other than Danaher and its affiliates) of Cepheid common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Cepheid board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Cepheid common stock should vote with respect to the proposal to approve the merger agreement, the merger and the principal terms thereof or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Cepheid for the five years ended December 31, 2015;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Cepheid;

•	certain other communications from Cepheid to its shareholders;

•	certain publicly available research analyst reports for Cepheid; and

•	certain internal financial analyses and forecasts for Cepheid, including the projections summarized below in the section entitled “—Certain Financial Forecasts”, prepared by its management, as approved for Goldman Sachs’ use by Cepheid, which we refer to as the forecasts in this proxy statement.

Goldman Sachs also held discussions with members of the senior management of Cepheid regarding their assessment of the past and current business operations, financial condition and future prospects of Cepheid; reviewed the reported price and trading activity for shares of Cepheid common stock; compared certain financial and stock market information for Cepheid with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diagnostics industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Cepheid’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Cepheid’s consent that the forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cepheid. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cepheid or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Cepheid to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Cepheid; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Danaher and its affiliates) of Cepheid common stock, as of the date of the opinion, of the $53.00 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Cepheid; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cepheid, or class of such persons in connection with the merger, whether relative to the $53.00 in cash per share to be paid to the holders (other than Danaher and its affiliates) of Cepheid common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Cepheid or Danaher or the ability of Cepheid or Danaher to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Cepheid board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2016, the last trading day before the meeting of the Cepheid board of directors that confirmed the board’s approval of the merger agreement, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed historical trading prices and volumes for shares of Cepheid common stock. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of Cepheid common stock pursuant to the merger agreement in relation to (i) the closing price per share of Cepheid common stock on September 1, 2016, the last trading day before the meeting of the Cepheid board of directors that confirmed the board’s approval of the merger agreement, and (ii) the closing price per share of Cepheid common stock 30 days prior to September 1, 2016. This analysis indicated that the price per share of Cepheid common stock to be paid to Cepheid shareholders pursuant to the merger agreement represented:

•	a premium of 54.7% based on the closing price per share of Cepheid common stock of $34.26 on September 1, 2016; and

•	a premium of 44.2% based on the closing price per share of Cepheid common stock of $36.76 on the 30th day prior to September 1, 2016.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Cepheid to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the diagnostics sector (which we collectively refer to as the selected companies in this proxy statement):

•	Bio-Rad Laboratories, Inc.

•	bioMerieux S.A.

•	Genomic Health, Inc.

•	Hologic, Inc.

•	Meridian Bioscience, Inc.

•	Myriad Genetics, Inc.

•	Qiagen NV

•	Quidel Corporation

Although none of the selected companies is directly comparable to Cepheid, the selected companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Cepheid.

Goldman Sachs calculated and compared various financial multiples (a) for the selected companies based on market data as of September 1, 2016 and estimates in publicly available research analyst reports and (b) for

Cepheid based on market data as of September 1, 2016, the forecasts, estimates in publicly available research analyst reports, and the number of fully diluted shares of Cepheid common stock as provided by the management of Cepheid. Goldman Sachs calculated for the selected companies and Cepheid:

•	Enterprise Value (which is defined as the equity value, calculated using the number of fully diluted shares, plus total debt, less total cash and cash equivalents), which we refer to as EV in this proxy statement, as a multiple of estimated revenue for the year ended December 31, 2016, which multiple is referred to as EV/2016E Revenue in this proxy statement and EV as a multiple of estimated revenue for the year ended December 31, 2017, which multiple is referred to as EV/2017E Revenue in this proxy statement; and

•	EV as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA in this proxy statement, for the year ended December 31, 2016, which multiple is referred to as EV/2016E EBITDA in this proxy statement and EV as a multiple of estimated EBITDA for the year ended 2017, which multiple is referred to as EV/2017E EBITDA in this proxy statement.

The results of these analyses are summarized as follows:

	EV/2016E Revenue	EV/2016E EBITDA
Range of Selected Companies	2.0x – 5.4x	8.8x – 26.7x	[1]
Median of Selected Companies	3.2x	13.2x
Cepheid
Forecasts (Sept. 1, 2016 closing price)	4.0x	Not Meaningful
Forecasts (merger price)	6.4x	Not Meaningful
Wall Street Research (Sept. 1, 2016 closing price)	4.0x	Not Meaningful
Wall Street Research (merger price)	6.4x	Not Meaningful

	EV/2017E Revenue	EV/2017E EBITDA
Range of Selected Companies	2.0x – 5.0x	9.3x – 16.3x	[1]
Median of Selected Companies	2.9x	12.5x
Cepheid
Forecasts (Sept. 1, 2016 closing price)	3.5x	19.9x
Forecasts (merger price)	5.6x	31.5x
Wall Street Research (Sept. 1, 2016 closing price)	3.5x	21.3x
Wall Street Research (merger price)	5.6x	34.1x

[1]	Genomic Health omitted as not meaningful.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed illustrative analyses of the implied present value of the future price per share of Cepheid common stock, which is designed to provide an indication of the present value of a theoretical future value of Cepheid’s equity as a function of (1) Cepheid’s estimated future revenue and its assumed one-year forward EV/revenue multiple and (2) Cepheid’s estimated future EBITDA, and its assumed one-year forward EV/EBITDA multiple. For these analyses, Goldman Sachs used the forecasts for the one year periods beginning on June 30 of each of the years 2018 through 2021 and the net debt and number of fully diluted outstanding shares of Cepheid as of June 30 of 2017 through 2020, as provided by management of Cepheid. Goldman Sachs first calculated illustrative implied future equity values per share of Cepheid common stock at June 30 for each of the years 2017 through 2020 using the one-year forward revenue set forth in the forecasts for such periods by applying one-year forward EV/revenue multiples ranging from 3.0x to 4.5x to the applicable one-year forward revenue forecasts. The illustrative range of one-year forward EV/revenue multiples estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current one-year forward EV/revenue multiples for Cepheid and selected companies. Goldman Sachs then discounted the implied June 30, 2017 to 2020 equity values back to June 30, 2016, using an illustrative discount rate of 12.0%, reflecting an estimate of

Cepheid’s cost of equity. In addition, Goldman Sachs calculated illustrative implied future equity values per share of Cepheid common stock at June 30 for each of the years 2017 through 2020 using the one-year forward EBITDA set forth in the forecasts for such periods by applying one-year forward EV/EBITDA multiples ranging from 12.0x to 14.0x to the applicable one-year forward EBITDA forecasts. The illustrative range of one-year forward EV/EBITDA multiples estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current one-year forward EV/EBITDA multiples for Cepheid and selected companies. Goldman Sachs then discounted the implied June 30, 2017 to 2020 equity values back to June 30, 2016, using an illustrative discount rate of 12.0%, reflecting an estimate of Cepheid’s cost of equity. This analysis resulted in an illustrative range of implied present values per share of (i) $30.51 to $53.96 using the one-year forward EV/revenue multiples and (ii) $22.85 to $41.65 using the one-year forward EV/EBITDA multiples.

Illustrative Discounted Cash Flow Analysis. Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Cepheid to derive a range of illustrative present values per share of Cepheid common stock. Using discount rates ranging from 11.00% to 14.00%, reflecting estimates of Cepheid’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2016 (1) estimates of unlevered free cash flow for Cepheid during the period from the second half of 2016 through 2026 as reflected in the forecasts and (2) a range of illustrative terminal values for Cepheid, which were calculated by applying perpetuity growth rates ranging from 3.50% to 4.50%, to a terminal year estimate of the unlevered free cash flow to be generated by Cepheid, as reflected in the forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. In addition, using an illustrative discount rate of 12.0%, reflecting an estimate of Cepheid’s cost of equity, Goldman Sachs discounted to present value as of June 30, 2016 the estimated benefits of Cepheid’s federal net operating losses, which we refer to as NOLs in this proxy statement, and tax credits from the second half of 2016 through 2026 as provided by management of Cepheid. Goldman Sachs derived ranges of illustrative enterprise values for Cepheid by adding the ranges of present values it derived above, using the estimated unlevered free cash flows of Cepheid for the period from the second half of 2016 through 2026, the ranges of present value it derived using the illustrative terminal values for Cepheid as of 2026 and the present value it derived for the estimated benefits of Cepheid’s federal NOLs and tax credits for the period from the second half of 2016 through 2026. Goldman

Sachs then added Cepheid’s cash and cash equivalents net of Cepheid debt as of June 30, 2016, as provided by the management of Cepheid, to the range of illustrative enterprise values it derived for Cepheid to derive a range of illustrative present equity values for Cepheid. Goldman Sachs then divided the range of illustrative present equity values it derived by the number of fully diluted outstanding shares of Cepheid as of August 31, 2016, as provided by the management of Cepheid, to derive a range of illustrative present values per share ranging from $31.15 to $54.57.

Selected Historical Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available data, those acquisition premia based on the trading price one day prior to announcement, for the following announced transactions with disclosed aggregate consideration of at least $100 million involving target companies in the diagnostics sector from January 1, 2011 to September 2, 2016:

Date Announced	Acquiror	Target	Aggregate Consideration (in millions)	1 Day Premium
February 1, 2016	Abbott Laboratories	Alere, Inc.	$8,615	50.5%
June 4, 2015	Opko Health, Inc.	Bio-Reference Laboratories, Inc.	1,541	20.1
October 4, 2014	Becton, Dickinson and Company	CareFusion Corporation	11,944	25.6
September 17, 2012	BGI-Shenzen	Complete Genomics, Inc.	112	18.0
September 17, 2012	Danaher Corporation	IRIS International, Inc.	340	45.3
June 4, 2012	Laboratory Corporation of America Holdings	MEDTOX Scientific, Inc.	241	37.1
April 30, 2012	Hologic, Inc.	Gen-Probe, Inc.	3,734	20.4
April 3, 2011	Qiagen NV	Cellestis, Ltd.	333	22.0
July 6, 2011	Alere, Inc.	Axis-Shield plc	397	40.3
July 5, 2011	TPG Capital	Immucor, Inc.	1,683	30.2
March 18, 2011	Quest Diagnostics, Inc.	Celera Corporation	344	27.6
February 7, 2011	Danaher Corporation	Beckman Coulter, Inc.	7,104	46.3
January 24, 2011	Novartis AG	Genoptix, Inc.	330	26.5

The following table presents the results of this analysis:

1 Day Premium
High	50.5%
Median	27.6
Low	18.0

As a result of the review by Goldman Sachs of the implied premia for the selected transactions, Goldman Sachs applied the illustrative premia ranging from 18.0% to 50.5% to the closing price per share of Cepheid common stock on September 1, 2016, the last trading day before the meeting of the Cepheid board of directors that confirmed the board’s approval of the merger agreement, and derived an illustrative range of implied values per share of Cepheid common stock ranging from $40.43 to $51.56.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cepheid or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Cepheid board of directors as to the fairness from a financial point of view of the $53.00 in cash per share to be paid to the holders (other than Danaher and its affiliates) of Cepheid common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cepheid, Danaher, Goldman Sachs, any of its affiliates or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Cepheid and Danaher and was approved by Cepheid board of directors. Goldman Sachs provided advice to Cepheid during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Cepheid or the Cepheid board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Cepheid board of directors was one of many factors taken into consideration by the Cepheid board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Annex B to this proxy statement.

Goldman Sachs Relationships. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cepheid, Danaher, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Cepheid in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which are contingent upon consummation of the merger, and Cepheid has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Cepheid and/or its affiliates from time to time.

Goldman Sachs has provided certain financial advisory and underwriting services to Danaher and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted: as financial advisor to Danaher in connection with the sale of Danaher’s communications business to NetScout in July 2015; as bookrunner with respect to a public offering by Fortive, a subsidiary of Danaher, of its 4.30% Senior Unsecured Notes due 2046, 3.15% Senior Unsecured Notes due 2026, 2.35% Senior Unsecured Notes due 2021 and 1.80% Senior Unsecured Notes due 2019 (aggregate principal amount $2,500,000,000) in June 2016; as financial advisor to Danaher in connection with the spin-off of Fortive in July 2016; and as a dealer for Danaher’s commercial paper program since July 2016. Goldman Sachs may also in the future provide financial advisory and underwriting services to Cepheid, Danaher and their respective affiliates for which its Investment Banking Division may receive compensation. During the two year period ended September 2, 2016, Goldman Sachs has received compensation for financial advisory and underwriting services provided by its Investment Banking Division to Danaher and/or its affiliates of approximately $23 million and the Investment Banking Division of Goldman Sachs has not been engaged by Cepheid or its affiliates to provide any financial advisory or underwriting services for which Goldman Sachs has received compensation.

Capped Call Transactions. It is further noted that concurrent with the issuance and public offering of the convertible notes (aggregate principal amount of $300 million plus an additional aggregate principal amount of $45 million from the underwriters’ exercise of their option to purchase additional notes) in February 2014, Cepheid entered into capped call transactions with Goldman Sachs (with respect to 20% of the capped call transactions), acting as principal for its own account, and two other counterparties (with respect to 80% of the capped call transactions). The capped call transactions consisted of the purchase by Cepheid of call options with respect to all of the $345 million aggregate principal amount of the convertible notes (which, at the initial conversion rate of approximately 15.36, were convertible into an aggregate of approximately 5.3 million shares of Cepheid common stock as of the date of issuance of the convertible notes) and having an initial strike price equal to the initial conversion price of the convertible notes of approximately $65.10 per share, subject to an initial cap price of approximately $78.61 per share. As of [●], 2016, all of the capped call transactions remain outstanding.

The capped call transactions were intended to offset a portion of the potential dilutive effect on Cepheid shareholders of the conversion of the convertible notes and/or any potential cash payment in excess of the principal amount of the convertible notes that Cepheid may make in connection with a cash settlement of the convertible notes, up to the cap price. The capped call transactions generally require the capped call counterparties to deliver to Cepheid in respect of each convertible note that is surrendered for conversion, a number of shares of Cepheid common stock (and/or in certain circumstances at Cepheid’s election, cash) determined based on the excess, if any, of the lower of the cap price and the price of Cepheid common stock at that time (determined over a period specified in the capped call transactions) over the strike price of approximately $65.10 per share, with Goldman Sachs obligated to deliver 20% of that number of shares and the other counterparties to the capped call transactions obligated to deliver to Cepheid the other 80%.

As a result of the capped call transactions, Goldman Sachs and the other counterparties have market exposure to the price of Cepheid common stock. Goldman Sachs’ ordinary practice is to hedge to limit its market exposure to the price of the stock underlying its privately negotiated equity derivative transactions with issuers of such stock, such as the capped call transactions. In connection with the capped call transactions, Goldman Sachs and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Cepheid common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the capped call transactions to changes in the price of Cepheid common stock. To mitigate the exposure from the capped call transactions, Goldman Sachs held, as of [●], 2016, among other instruments, a net long position of approximately [●] shares of Cepheid common stock in connection with the capped call transactions. Goldman Sachs and its affiliates are expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of Cepheid common stock resulting from the capped call transactions. Such hedging activity has been, and will be, at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the capped call transactions. The amount of any such gain or loss will not be known until the capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking these hedging and other market transactions. In connection with the preparation of presentations to Cepheid senior management and the Cepheid board of directors and in connection with Goldman Sachs’ Investment Banking Division’s economic interest in over-the-counter transactions, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Cepheid in connection with the merger, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the capped call transactions.

Following the announcement of a proposed merger, tender offer or certain other events involving Cepheid (including the merger), Goldman Sachs and the other counterparties may adjust the terms of the capped call transactions. Each counterparty will determine, in good faith and in a commercially reasonable manner as calculation agent with respect to its capped call transactions, the economic effect of such an announcement on the value of its capped call transactions and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity, and expected dividends of shares of Cepheid common stock. If a counterparty determines that the economic effect of an announcement of a merger or tender offer on its capped call transactions is material, the counterparty may adjust the cap price (which, initially, was approximately $78.61 per share) as it determines appropriate. Each counterparty may adjust the cap price of its capped call transactions regardless of whether the announced event is consummated and may make additional adjustments to the cap price following the modification, cancellation, withdrawal or consummation of an announced event or the date on which any capped call transaction is exercised or terminated.

Under the terms of the convertible notes, upon the consummation of a merger, tender offer or certain other events involving Cepheid (including the merger), holders of the convertible notes may elect to convert their notes or put their notes for par. If holders of the convertible notes elect to convert or put their notes in these circumstances or otherwise under the terms of the convertible notes, a portion of the capped call transactions corresponding to the portion of the convertible notes that are converted or put will terminate. Each counterparty will determine the amount of any termination payment owed to Cepheid under its capped call transactions in accordance with the termination provisions of its capped call transactions, unless otherwise agreed by the parties. If any convertible notes are not converted or put in connection with a merger, tender offer or other event involving Cepheid (including the merger) and remain outstanding following the consummation of such an event, a corresponding portion of the capped call transactions will remain outstanding, subject to any adjustments made to the terms of the capped call transactions as a result of the announcement and the consummation of a merger, tender offer or other event involving Cepheid (including the merger), as described above.

If the merger is consummated, the holders of the convertible notes are expected to early convert their notes in accordance with the terms of the convertible notes, leading to an early termination of the capped call transactions. The amount of any termination payment owed by Goldman Sachs as a result of the termination of its capped call transactions will vary depending on the number of convertible notes converted by noteholders, the actual conversion date(s) of the convertible notes, and market conditions (including, for example, interest rates and volatility of Cepheid common stock) and may be significantly different from the illustrative amounts described below. Accordingly, changes to any assumptions incorporated in the illustrative analyses described below, including stock price, volatility, interest rates, time and the valuation model used, would affect these amounts. The consummation of the merger could result in Goldman Sachs paying Cepheid an amount that is greater than, equal to, or less than the amount Goldman Sachs would have paid or delivered to Cepheid upon exercise, expiration or termination of its capped call transactions in the absence of the merger.

As described in the section entitled “—Background of the Merger” beginning on page 35 of this proxy statement, on July 18, 2016, Goldman Sachs provided Cepheid senior management with materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Cepheid on the capped call transactions entered into with Goldman Sachs. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division (without consulting with personnel in Goldman Sachs’ Securities Division, which manages the capped call transactions, because of institutional information barriers) for a range of stated assumptions regarding purchase prices of shares of Cepheid common stock, transaction announcement dates and volatilities, as well as based on other reasonable assumptions, in the event of an acquisition of Cepheid for greater than 10% cash consideration. Using a Black-Scholes-based option pricing model that Goldman Sachs uses in the ordinary course of its business over a range of potential purchase prices of shares of Cepheid common stock ($30 per share to $70 per share) and volatilities (45% and 65%) as well as different announcement dates (September 30, 2016 and December 31, 2016), the materials calculated under the stated assumptions that upon the full unwind of Goldman Sachs’ capped call transactions, Goldman Sachs might owe Cepheid a termination payment ranging from approximately $1.4 million to approximately $1.5 million and might realize a net loss or gain (after taking into account any estimated hedging gains or losses) ranging from a net loss of approximately $0.4 million to a net gain of approximately $3.3 million. The materials also calculated under the stated assumptions that as the purchase price of shares of Cepheid common stock increased from $30 per share to $70 per share, Goldman Sachs’ net gain under the capped call transactions (after taking into account any estimated hedging gains or losses) would increase under each assumed volatility and announcement date.

As described in the section entitled “—Background of the Merger” beginning on page 35 of this proxy statement, on August 29, 2016, Goldman Sachs delivered to the Cepheid board of directors a presentation, based on theoretical models, regarding the potential effect of an acquisition of Cepheid for greater than 10% cash consideration on the capped call transactions and Goldman Sachs’ related hedging position (which updated the information on the capped call transactions provided to Cepheid senior management on July 18, 2016). The presentation included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division (without consulting with personnel in Goldman Sachs’ Securities Division, which manages the capped call transactions, because of institutional information barriers) for a range of stated assumptions regarding purchase prices of shares of Cepheid common stock, transaction announcement dates and volatilities, as well as based on other reasonable assumptions. Using a Black-Scholes-based option pricing model that Goldman Sachs uses in the ordinary course of its business over a range of potential purchase prices of shares of Cepheid common stock ($35 per share to $70 per share) and volatilities (35% to 65%) as well as different announcement dates (September 30, 2016 and December 31, 2016), the presentation calculated under the stated assumptions that upon the full unwind of Goldman Sachs’ capped call transactions, Goldman Sachs might owe Cepheid a termination payment ranging from approximately $1.4 million to approximately $1.8 million and might realize a net loss or gain (after taking into account any estimated hedging gains or losses) ranging from a net loss of approximately $0.3 million to a net gain of approximately $3.5 million. The presentation also calculated under the stated assumptions, that as the purchase price of shares of Cepheid common stock increased from $35 per share to $70 per share, Goldman Sachs’ net gain under the capped call transactions (after taking into account any estimated hedging gains or losses) would increase under each assumed volatility and announcement date. At a purchase price of shares of Cepheid common stock of $55 per share and a merger announcement date of September 30, 2016, the presentation calculated under the stated assumptions that Goldman Sachs could realize a net gain (after taking into account any estimated hedging gains or losses) ranging from approximately $1.7 million to approximately $2.0 million, depending on the assumed volatility of Cepheid common stock. The presentation noted that the amount of any gain or loss would not be known until the capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities and that a portion of any gain or loss may be shared with Goldman Sachs’ Investment Banking Division.

Goldman Sachs has advised Cepheid that, assuming the merger is consummated and all holders of the convertible notes early convert their notes, Goldman Sachs expects, as of [●], 2016, to realize a net gain of approximately $[●] on the capped call transactions, after giving effect to its hedging activities based on the ordinary hedging practices described above. The amount of any such gain will not be known until the capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities.

The indenture governing the convertible notes and the confirmations governing the capped call transactions were included as an exhibit to Cepheid’s current report on Form 8-K filed with the SEC on February 10, 2014, which contains additional disclosure regarding the convertible notes and the capped call transactions. All references in this section entitled “—Opinion of Cepheid’s Financial Advisor—Capped Call Transactions” to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the confirmations.

Engagement Letter. The Cepheid board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and its prior experience with Cepheid. Pursuant to a letter agreement dated July 27, 2016, Cepheid engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between Cepheid and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $[●], all of which is contingent upon consummation of the merger. In addition, Cepheid has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts

Cepheid does not, as a matter of general practice, publicly disclose its anticipated financial position or results of operations other than its stated non-GAAP gross margin and operating profit goals for 2017 and for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with Danaher, management of Cepheid provided five-year financial forecasts to Danaher and 10-year financial forecasts to the Cepheid board of directors and Goldman Sachs prior to the execution of the merger agreement. A summary of the financial forecasts is included in this proxy statement. You should note that the financial forecasts constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 25 of this proxy statement. These financial forecasts were not prepared for public disclosure or to influence Cepheid’s shareholders’ views of the proposed merger. Nonetheless, a summary of the financial forecasts is provided in this proxy statement only because the financial forecasts were made available to Danaher, the Cepheid board of directors and Goldman Sachs in evaluating a potential transaction with Danaher. There can be no assurance that the financial forecasts will be realized or that actual results will not be significantly higher or lower than projected. The financial forecasts are highly subjective in many respects and cover 10 years, and such information by its nature is inherently uncertain and becomes subject to greater uncertainty with each successive year. Economic and business environments, as well as foreign exchange rates, can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the financial forecasts will be achieved. The inclusion of the financial forecasts in this proxy statement does not constitute an admission or representation by Cepheid that the information is material.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, which we refer to as GAAP in this proxy statement, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Cepheid’s management uses non-GAAP measures internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes these non-GAAP measures are useful to investors as they provide a basis for evaluating Cepheid’s cash requirements and additional insight into the underlying operating results and Cepheid’s ongoing performance in the ordinary course of its operations. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cepheid believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP. Neither Cepheid’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and beyond the control of Cepheid. Cepheid believes the assumptions that its management used as a basis for the financial forecasts were reasonable at the time Cepheid’s management prepared the financial forecasts and reflected the best available estimates and judgments at the time, taking into account the relevant information available to Cepheid’s management at the time and presented at the time, to the best of Cepheid’s knowledge and belief, a reasonable projection of future financial performance of Cepheid. Important factors that may affect actual results and cause the financial forecasts not to be achieved include: Cepheid’s successful development, regulatory clearance, introduction, marketing and sales of new assays, including in the oncology market, and new diagnostic instruments; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; foreign exchange rates; access to capital; market risks; changes in supply costs; customer demand; the outcome of pending arbitration and litigation; and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 25 of this proxy statement and in the risk factors contained in Cepheid’s periodic filings with the SEC. Accordingly, there can be no assurance that the financial forecasts will be realized or that future financial results will not materially vary from the financial forecasts, and the financial forecasts should not be relied upon as being indicative of future results. You are cautioned not to rely on this forward-looking information.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Cepheid’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the financial forecasts were prepared and that was not anticipated at the time the financial forecasts were prepared. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the financial forecasts were prepared. Except as may be required by law, Cepheid disclaims any obligation to update or otherwise revise the financial forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the financial forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the financial forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the financial forecasts, which were prepared as of an earlier date. See “Where Shareholders Can Find More Information” beginning on page 114 of this proxy statement.

The following is a summary of the financial forecasts prepared by Cepheid’s management and given to Danaher, to whom Cepheid only provided five years of forecasts, the Cepheid board of directors and Goldman Sachs prior to the execution of the merger agreement:

Summary Statement of Operations

Fiscal Year Ended December 31, ($ in millions, except per share data)
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	’15-‘20 CAGR	’21-‘26 CAGR
Revenue	$539	$625	$720	$844	$1,000	$1,213	$1,509	$1,832	$2,168	$2,467	$2,763	$2,982	18%	15%
% Growth		16%	15%	17%	19%	21%	24%	21%	18%	14%	12%	8%
Gross Profit	$269	$317	$395	$467	$550	$692	$902	$1,125	$1,362	$1,573	$1,786	$1,940	21%	17%
% Margin	50%	51%	55%	55%	55%	57%	60%	61%	63%	64%	65%	65%
EBITDA	$3	$35	$127	$156	$188	$263	$362	$461	$584	$705	$809	$895
% Margin	1%	6%	18%	19%	19%	22%	24%	25%	27%	29%	29%	30%
EBIT	$(31)	$(3)	$71	$87	$111	$172	$259	$341	$445	$547	$633	$703	NM	22%
% Margin	(6)%	(1)%	10%	10%	11%	14%	17%	19%	21%	22%	23%	24%
EBT	$(47)	$(19)	$57	$73	$97	$158	$263	$346	$452	$557	$646	$720	NM	22%
Net Income (Loss)	$(49)	$(22)	$52	$163	$74	$121	$199	$262	$343	$423	$493	$549	NM	23%
% Margin	(9)%	(3)%	7%	19%	7%	10%	13%	14%	16%	17%	18%	18%
% Growth	NM	NM	(342)%	210%	(54)%	63%	64%	32%	31%	24%	16%	11%
Diluted Earnings Per Share	$(0.67)	$(0.30)	$0.69	$2.09	$0.93	$1.47	$2.36	$3.03	$3.85	$4.64	$5.28	$5.73	NM	19%
% Growth	NM	NM	(333)%	202%	(56)%	59%	60%	28%	27%	20%	14%	9%
Fully Diluted Shares Out-standing	74.3	74.7	76.0	78.0	80.0	82.0	84.3	86.6	88.9	91.2	93.5	95.8

Selected Balance Sheet Items

Fiscal Year Ended December 31, ($ in millions)
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Cash, Cash Equivalents & Investments	$385	$367	$437	$539	$660	$841	$762	$1,049	$1,415	$1,872	$2,409	$3,013
Principal Amount of Outstanding Convertible Notes	$345	$345	$345	$345	$345	$345	$-	$-	$-	$-	$-	$-

Other Financial Metrics

Fiscal Year Ended December 31, ($ in millions)
	2H 2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
U.S. Federal Net Operating Losses	$359	$334	$206	$170	$111	$20	$-	$-	$-	$-	$-
U.S. Federal Research and Development Tax Credits	$18	$18	$18	$18	$18	$18	$-	$-	$-	$-	$-

Unlevered Free Cash Flow Reconciliation

Cepheid prepared forecasts of EBITDA, taxes, capital expenditures and changes in working capital set forth below and provided such forecasts to Goldman Sachs. Using the information set forth in these forecasts, Goldman Sachs calculated Unlevered Free Cash Flow, which calculations were approved by Cepheid for Goldman Sachs’ use, as follows:

Fiscal Year Ended December 31, ($ in millions)
	2H 2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
EBITDA	$30	127	$156	$188	$263	$362	$461	$584	$705	$809	$895
Taxes	(1)	(16)	(19)	(24)	(38)	(57)	(75)	(99)	(121)	(140)	(156)
Capital Expenditures	(28)	(58)	(73)	(87)	(102)	(119)	(139)	(158)	(176)	(193)	(205)
Changes in Working Capital	(25)	(35)	(27)	(25)	(25)	(32)	(32)	(32)	(28)	(22)	(14)

Unlevered Free Cash Flow	$(25)	$18	$37	$52	$98	$155	$216	$294	$379	$455	$519

For purposes of the financial forecasts presented herein: (1) CAGR means compound annual growth rate; (2) EBITDA is calculated as earnings before interest, taxes, depreciation and amortization; (3) EBIT is calculated as earnings before interest and taxes; and (4) EBT is calculated as earnings before taxes. Additionally, certain of the numbers included in these financial forecasts have been rounded to the nearest million. Accordingly, any numerical discrepancies in the foregoing tables between (i) totals and the sums of the amounts listed or (ii) between totals and percentage growth or margin, are, in each case, due to rounding.

Interests of Cepheid’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cepheid board of directors that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, Cepheid shareholders should be aware that the directors and executive officers of Cepheid have certain interests in the merger that may be different from, or in addition to, those of Cepheid shareholders generally. The Cepheid board of directors was aware of these interests and considered them, among other matters, in unanimously (i) determining that the merger agreement and the merger were fair to, and in the best interests of, Cepheid and its shareholders, (ii) approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, all upon the terms and subject to the conditions set forth therein, and (iii) recommending that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof.

Andrew Miller and Ilan Daskal were each named executive officers of Cepheid as of December 31, 2015, due to each having been employed as Cepheid’s Chief Financial Officer for portions of 2015. Mr. Miller and Mr. Daskal ceased to be employed by Cepheid in February 2015 and August 2015, respectively. Neither Mr. Miller nor Mr. Daskal holds any equity awards of Cepheid or is entitled to any benefits as part of the merger, other than with respect to any shares of Cepheid common stock which Mr. Miller or Mr. Daskal may hold. As of Mr. Miller’s last day of employment, he held 1,241 shares of Cepheid common stock and as of Mr. Daskal’s last day of employment, he held no shares of Cepheid common stock.

Treatment of Options

Each option to purchase shares of Cepheid common stock (other than any portion of an option that is scheduled to vest in the ordinary course on or after January 1, 2018 and that is not held by a non-employee director, which portion we refer to as a rollover option in this proxy statement) that is outstanding at the effective time of the merger, whether vested or unvested at such time, will be cancelled at the effective time and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such options and (ii) the excess, if any, of the merger consideration over the per share exercise price under such option. All Cepheid stock options (including rollover options) that have an exercise price that equals or exceeds the merger consideration will be cancelled and will cease to exist without receiving any payment therefor.

Each rollover option that has an exercise price that is less than the merger consideration and that is outstanding at the effective time of the merger, will be assumed by Danaher at the effective time and converted into and become an option to acquire Danaher common stock on the same terms and conditions as were applicable under the rollover option immediately prior to such time, as follows:

•	the number of shares of Danaher common stock will be the number of shares of Cepheid common stock that were subject to such rollover option multiplied by an exchange ratio determined by dividing the merger consideration by the volume-weighted average of the trading prices of the shares of Danaher common stock on the NYSE for the ten trading days ending with, and including, the closing date, which we refer to as the exchange ratio in this proxy statement, rounded down to the nearest whole share; and

•	the per share exercise price for the Danaher common stock issuable upon exercise of each rollover option will be the applicable per share exercise price of such rollover option divided by the exchange ratio, rounded up to the nearest whole cent.

Notwithstanding the foregoing, any Cepheid stock option held by a non-employee director of Cepheid that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, and has an exercise price less than the merger consideration will be cancelled in exchange for an amount in cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such option and (ii) the excess of the merger consideration over the per share exercise price under such option. Any Cepheid stock options held by non-employee directors that have an exercise price that equals or exceeds the merger consideration will be cancelled and will cease to exist without receiving any payment therefor.

Treatment of Restricted Stock Units and Performance Restricted Stock Units

Each Cepheid restricted stock unit, which we refer to as a RSU in this proxy statement, except (x) performance restricted stock units, which we refer to as PRSUs in this proxy statement, and (y) the portion of a RSU that vests solely on a time basis and that is scheduled to vest in the ordinary course on or after January 1, 2018, which portion we refer to as a rollover RSU in this proxy statement, that is unexpired, unsettled and outstanding at the effective time of the merger will be cancelled at the effective time and automatically converted into the right to receive an amount of cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such RSU and (ii) the merger consideration.

Each rollover RSU that is unexpired, unsettled and outstanding at the effective time of the merger will be assumed by Danaher at the effective time and will be converted into a restricted stock unit to receive, on the same terms and conditions as were applicable under the rollover RSU immediately prior to the effective time of the merger, a number of shares of Danaher common stock equal to the number of shares of Cepheid common stock that were subject to such rollover RSU multiplied by the exchange ratio.

Notwithstanding the foregoing, any RSU held by a non-employee director of Cepheid that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled at the effective time and converted into the right to receive the merger consideration in cash for each share of Cepheid common stock subject to such RSU.

Each PRSU, that is unexpired, unsettled and outstanding at the effective time of the merger will be cancelled at the effective time and automatically converted into the right to receive an amount of cash (without interest and subject to any applicable withholding taxes) equal to the product of (i) the target number of shares of Cepheid common stock subject to such PRSU as specified in the applicable award agreement pursuant to which such PRSU was granted and (ii) the merger consideration.

Quantification of Outstanding Equity Awards

The following table shows the estimated cash amounts that each current executive officer and current director of Cepheid would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the merger with regard to (i) the number of options to be cashed out at the effective time of the merger, (ii) the number of restricted stock units to be cashed out at the effective time of the merger, (iii) the number of performance restricted stock units to be cashed out at the effective time of the merger, (iv) the number of rollover options to be assumed by Danaher at the effective time, and (v) the number of rollover RSUs to be assumed by Danaher at the effective time.

The estimated cash values in the table below are based on the merger consideration of $53.00 per share and the table assumes that the number of outstanding equity awards for each Cepheid executive officer and director on the closing of the merger will equal the number of equity awards that were outstanding as of September 16, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement (such numbers do not forecast any future grants, vesting or exercises that may occur between September 16, 2016 and the closing date of the merger, other than such forecasts necessary to determine which options and restricted stock units will be rollover options and rollover RSUs). The numbers in the table below do not include shares that may be acquired by Cepheid’s executive officers under Cepheid’s 2012 Employee Stock Purchase Plan after September 16, 2016 and do not include options with an exercise price equal to or greater than $53.00 per share, which options will be cancelled at the effective time of the merger and will cease to exist without receiving any payment therefor.

Name	Shares subject to Options to be Cashed Out (1) (#)	Value of Shares subject to Cashed- Out Options (2) ($)	RSUs to be Cashed Out (3) (#)	Value of Cashed- Out RSUs (4) ($)	PRSUs (5) (#)	Value of PRSUs (6) ($)	Shares Subject to Rollover Options (7) (#)	Value of Shares subject to Rollover Options (8) ($)	Rollover RSUs (9) (#)	Value of Rollover RSUs (10) ($)	Total Value ($)
Named Executive Officers:
John L. Bishop	909,062	16,972,709	16,939	897,767	75,000	3,975,000	102,188	1,597,916	11,063	586,339	24,029,731
Daniel E. Madden	63,041	555,992	3,546	187,938	25,250	1,338,250	50,459	568,068	3,914	207,442	2,857,690
Scott A. Campbell, Ph.D.	42,557	296,051	4,029	213,537	7,000	371,000	26,569	169,633	3,588	190,164	1,240,386
Warren C. Kocmond	126,874	2,027,316	13,515	716,295	37,500	1,987,500	64,376	1,456,659	12,439	659,267	6,847,037
David H. Persing, M.D., Ph.D.	252,353	4,746,683	4,456	236,168	25,250	1,338,250	32,897	527,187	2,907	154,071	7,002,359

Other Executive Officers:
Peter Farrell	108,541	933,834	8,627	457,231	25,250	1,338,250	41,959	584,696	6,577	348,581	3,662,592
Michael Fitzgerald	210,269	2,717,431	4,531	240,143	25,250	1,338,250	33,731	532,464	2,219	117,607	4,945,895
Marc Haugen	26,250	479,063	8,750	463,750	25,250	1,338,250	33,750	615,938	11,250	596,250	3,493,250
William E. Murray	142,634	2,856,406	11,112	588,936	25,250	1,338,250	65,866	1,090,556	13,391	709,723	6,583,872

Non-Employee Directors:
Thomas D. Brown	66,950	1,142,286	1,800	95,400	—	—	—	—	—	—	1,237,686
Robert J. Easton	66,950	1,142,286	1,800	95,400	—	—	—	—	—	—	1,237,686
Thomas L. Gutshall	66,950	1,142,286	1,800	95,400	—	—	—	—	—	—	1,237,686
Cristina H. Kepner	66,950	1,142,286	1,800	95,400	—	—	—	—	—	—	1,237,686
Wayne G. Paterson	16,300	267,483	3,600	190,800	—	—	—	—	—	—	458,283
Hollings C. Renton	48,200	639,036	1,800	95,400	—	—	—	—	—	—	734,436
Glenn D. Steele Jr., M.D., Ph.D.	66,950	1,035,599	1,800	95,400	—	—	—	—	—	—	1,130,999

(1)	This column includes the number of shares of Cepheid common stock subject to options that are being cashed out at the closing of the merger and does not include rollover options. Note that this column includes all options held by non-employee directors with an exercise price less than $53.00 per share, whether vested or unvested, all of which will be cashed out at the closing of the merger.
(2)	The consideration for these options is equal to (i) the number of shares of Cepheid common stock subject to such option multiplied by (ii) $53.00 minus the applicable exercise price of the option.
(3)	This column includes RSUs that are being cashed out at the closing of the merger and does not include rollover RSUs. Note that this column includes all RSUs held by non-employee directors, whether vested or unvested, all of which will be cashed out at the closing of the merger.
(4)	The consideration for these RSUs is equal to (i) the number of shares of Cepheid common stock subject to such RSU multiplied by (ii) $53.00.
(5)	This column includes all PRSUs, which PRSUs will be cashed out at the closing of the merger.
(6)	The consideration for the PRSUs is equal to (i) the target number of shares of Cepheid common stock subject to such PRSU as specified in the applicable award agreement pursuant to which such PRSU was granted multiplied by (ii) $53.00.
(7)	This column includes rollover options. The number of shares of Danaher common stock subject to each rollover option shall be the number of shares of Cepheid common stock that were subject to such rollover option multiplied by the exchange ratio.
(8)	For purposes of this table, the value of the rollover options at the closing of the merger is estimated to be equal to (i) the number of shares of Cepheid common stock subject to the rollover options multiplied by (ii) $53.00 minus the applicable exercise price of the rollover option.
(9)	This column includes rollover RSUs. The rollover RSUs shall be converted into a restricted stock unit to receive a number of shares of Danaher common stock equal to the number of shares of Cepheid common stock that were subject to such rollover RSU multiplied by the exchange ratio.
(10)	For purposes of this table, the value of the rollover RSUs at the closing of the merger is estimated to be equal to (i) the number of shares of Cepheid common stock subject to the rollover RSUs multiplied by (ii) $53.00.

Quantification of Cepheid Common Stock Consideration

The following table shows the estimated amounts that each current executive officer and current director of Cepheid would be eligible to receive (without subtraction of applicable withholding amounts) in connection with the merger with regard to outstanding shares of Cepheid common stock held by the individual, assuming the number of outstanding shares for each director and executive officer on the closing of the merger was equal to the number of shares that were outstanding as of September 16, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement. The numbers below do not include any additional shares of Cepheid common stock that may be acquired after September 16, 2016.

Name	No. of Shares of Cepheid Common Stock	Value
Named Executive Officers
John L. Bishop	66,783	$3,539,499
Daniel E. Madden	2,276	120,628
Scott A. Campbell, Ph.D.	2,472	131,016
Warren C. Kocmond	2,023	107,219
David H. Persing, M.D., Ph.D.	9,488	502,864

Other Executive Officers
Peter Farrell	3,881	205,693
Michael Fitzgerald	15,326	812,278
Marc Haugen	—	—
William E. Murray	6,342	336,126

Non-Employee Directors
Thomas D. Brown	50,076	2,654,028
Robert J. Easton	88,874	4,710,322
Thomas L. Gutshall	455,159	24,123,427
Cristina H. Kepner	317,604	16,833,012
Wayne G. Paterson	900	47,700
Hollings C. Renton	13,117	695,201
Glenn D. Steele Jr., M.D., Ph.D.	12,877	682,481

Annual Cash Incentives

Each of Cepheid’s executive officers participates in Cepheid’s 2016 Incentive Plan, which we refer to as the bonus plan in this proxy statement. Incentive compensation targets for Cepheid’s executive officers are established by the compensation committee of the Cepheid board of directors as a pre-determined percentage of base salary. Cepheid’s compensation committee structured the cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency as represented by operating margin. Cepheid’s compensation committee also established operational objectives for the bonus plan in order to encourage the management team to focus on our key 2016 strategies and initiatives. Failure to achieve any of the specific operational objectives would result in the downward adjustment of the bonus payouts that would otherwise result directly from the level of achievement of the financial performance metrics. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period.

Pursuant to the terms of the merger agreement, no later than February 5, 2017, Cepheid will pay bonuses for Cepheid’s fiscal year ending December 31, 2016 pursuant to Cepheid’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the closing of the merger and expenses incurred in connection with the transactions contemplated by the merger agreement (but in no event less than 80% of target levels), including to (x) an employee whose employment is terminated (other than due to a termination for cause or a resignation) or (y) an individual that is party to a change of control retention and severance agreement, who has a “termination upon a change of control,” in either case, upon such termination. The following table shows the estimated cash amounts that each Cepheid executive officer will be paid under the bonus plan assuming that the performance-based conditions with respect to the fiscal year beginning January 1, 2016 will be achieved at target.

Name	Estimated Bonus Payment
Named Executive Officers
John L. Bishop	$735,000
Daniel E. Madden	240,780
Scott A. Campbell, Ph.D.	180,300
Warren Kocmond	393,750
David H. Persing, M.D., Ph.D.	290,100

Other Executive Officers
Peter Farrell	302,200
Michael Fitzgerald	199,680
Marc Haugen*	225,454
William E. Murray	225,000

*	The estimated bonus payment for Mr. Haugen has been pro-rated to reflect his start date of March 7, 2016.

Executive Deferred Compensation Plan

Cepheid maintains an executive deferred compensation plan, pursuant to which eligible employees can defer between 5% and 75% of their base salary and between 5% and 100% of any cash-based incentive awards payable to such employees. All amounts deferred under the Executive Deferred Compensation Plan are 100% vested at all times. Distribution of account balances under the Executive Deferred Compensation Plan will be made, at the election of the participant, upon the occurrence of certain events, including a change in control (which would include the merger). Mr. Fitzgerald and Dr. Persing are the only executive officers currently participating in the executive deferred compensation plan.

Executive Officer Severance

The severance entitlements of Cepheid’s executive officers are set forth in their change of control retention and severance agreements or their employment agreements. In the case of each change of control agreement, with the exception of certain severance provisions contained in our employment arrangement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms’-length negotiations with Mr. Bishop. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated without cause or the executive resigns based on a diminution of responsibilities, each as defined in the applicable agreement, in either case, within 12 months following the transaction. In the case of Mr. Bishop, such double trigger acceleration occurs if, within 12 months following a change of control, Mr. Bishop is subject to termination due to retirement, termination without cause or involuntary termination for good reason, each as defined in Mr. Bishop’s employment agreement.

The merger will constitute a “change in control” under all such change of control retention and severance agreements and employment agreements.

John L. Bishop

Mr. Bishop’s employment agreement provides that if, within 12 months following the merger, his employment is terminated without “cause”, or if he resigns for “good reason” or due to his retirement (when another chief executive officer is appointed by Cepheid), subject to his execution and non-revocation of a release of claims in favor of Cepheid, he will become entitled to: (i) a lump sum payment equal to (A) 24 months of Mr. Bishop’s then-current base salary and (B) 200% of Mr. Bishop’s target bonus for the year in which the termination occurs; (ii) 100% acceleration of all then-outstanding equity awards (excluding outstanding PRSUs); (iii) extension of the applicable exercise window of any then-outstanding options for a period ending 12 months after the termination date; and (iv) reimbursement of any COBRA premiums paid by Mr. Bishop during the 24-month period following such termination. By execution of the employment agreement, Mr. Bishop has agreed not to solicit any Cepheid employee to discontinue their employment relationship with Cepheid for a period of 12 months following any termination.

Mr. Bishop’s employment agreement defines “cause” as a good faith determination by Cepheid’s board of directors that any of the following has occurred: (i) Mr. Bishop’s failure to perform any reasonable and lawful duty of his position or failure to follow the lawful written directions of the board of directors after being given written notice of such failure by the board of directors and 15 days in which to cure his performance, provided that such notice will be required only with respect to the first failure; (ii) commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary; (iii) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) committing an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary; (v) commission of an act of dishonesty in connection with his responsibilities as an employee and affecting the business or affairs of Cepheid; (vi) breach of any confidentiality, proprietary information or other agreement between Mr. Bishop and Cepheid or any subsidiary; or (vii) failure or refusal to carry out the reasonable directives of Cepheid, if such failure continues for 15 days or more after Cepheid has given written notice describing such failure, provided that such notice shall be required only with respect to the first failure.

Mr. Bishop’s employment agreement defines “good reason” as the occurrence of any of the following without Mr. Bishop’s written consent and provided (i) Cepheid receives, within one-hundred eighty days following the occurrence of the event, written notice from Mr. Bishop specifying the specific basis for his belief that he is entitled to terminate employment for good reason, (ii) Cepheid fails to cure the event constituting good reason within 30 days of such notice and (iii) Mr. Bishop terminates his employment within thirty days following the expiration of such cure period: (a) a significant diminution in the nature or scope of Mr. Bishop’s authority, title, function or duties; (b) a 10% reduction in his base salary or a 25% reduction in his target bonus opportunity (in either case, unless either such reduction is part of an officer-wide program to reduce expenses); (c) any material breach of the terms of the employment agreement by Cepheid; (iv) Cepheid’s requiring Mr. Bishop to be based at any office or location more than 50 miles from Cepheid’s current headquarters in Sunnyvale, California; or (d) failure of any successor or assignee to Cepheid to assume the employment agreement.

In the event that payments made under Mr. Bishop’s employment agreement would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, Mr. Bishop would be entitled to receive either full payment of benefits under this agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code, whichever results in the greater amount of after-tax benefits to Mr. Bishop. Cepheid will not pay any “gross up,” or additional amount, to Mr. Bishop to offset the impact of the excise tax under 280G.

While Mr. Bishop’s employment agreement does not provide for acceleration of any outstanding PRSUs, the PRSU agreement between the Company and Mr. Bishop provides that in the event of the termination of Mr. Bishop’s employment prior the end of the performance period, and not in connection with a corporation transaction, each such term as defined in the Mr. Bishop’s PRSU agreement, Mr. Bishop’s PRSUs shall vest in full.

Other Executive Officers

Each of Messrs. Madden, Farrell, Fitzgerald, Haugen, Kocmond and Murray and Drs. Campbell and Persing has entered into change in control retention severance agreements with Cepheid. Under these agreements, if the executive’s employment is terminated by Cepheid other than for “cause,” or if the executive terminates employment following a “diminution of responsibilities,” each as defined in the change of control retention and severance agreements and described below, within one year following a change of control event, subject to the applicable executive’s execution and non-revocation of a release of claims in favor of Cepheid, (i) Mr. Kocmond will receive a lump sum payment equal to 20 months’ base salary, Messrs. Farrell, Fitzgerald, Haugen, Madden and Murray and Dr. Persing will receive a lump sum payment equal to 18 months’ base salary and Dr. Campbell will receive a lump sum payment equal to 15 months’ base salary, (ii) all outstanding shares and equity awards held by such persons prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested and (iii) each executive will receive a lump sum payment equal to 100% of the target incentive bonus amount for the year in which he was terminated after execution of a release within 60 days of termination.

Additionally, on August 19, 2016, the compensation committee of Cepheid approved Cepheid providing the employer-paid portion of COBRA premiums to employees who have existing change in control retention and severance agreements (including Messrs. Farrell, Fitzgerald, Haugen, Kocmond Madden and Murray and Drs. Campbell and Persing), for the same number of months as each such employee is entitled to receive severance benefits pursuant to the employee’s change of control retention and severance agreement. Accordingly, Mr. Kocmond will be entitled to 20 months of COBRA premiums, Messrs. Farrell, Fitzgerald, Haugen, Madden and Murray and Dr. Persing will be entitled to 18 months of COBRA premiums and Dr. Campbell will be entitled to 15 months of COBRA premiums, in each case, following a qualifying termination of employment under the applicable change in control retention and severance agreement and subject to the applicable executive’s execution and non-revocation of a release of claims in favor of Cepheid.

The change of control retention and severance agreements define “diminution of responsibilities” as the occurrence of any of the following conditions, without the executive’s consent: (i) a significant diminution in the nature or scope of the executive’s authority, title, function or duties from executive’s authority, title, function or duties in effect immediately preceding the merger; (ii) a 10% reduction in the executive’s base salary or a 25% reduction in the executive’s target bonus opportunity, if any, in effect immediately preceding the merger (in either case, unless such reduction is part of a Cepheid officer-wide program to reduce expenses); (iii) the requirement of the executive to be based at any office or location more than 50 miles from the office where the executive was employed immediately preceding the merger; (iv) any material breach of the terms of the agreement by Cepheid; or (v) failure of any successor or assignee to assume the agreement.

The change of control retention and severance agreements define “cause” as the executive’s: (i) failure to perform any reasonable and lawful duty of his position or failure to follow the lawful written directions of Cepheid’s chief executive officer; (ii) commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary; (iii) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) committing an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary; (v) commission of an act of dishonesty in connection with the executive’s responsibilities as an employee and affecting the business or affairs of Cepheid; (vi) breach of any confidentiality, proprietary information or other agreement between the executive and Cepheid or any subsidiary; or (vii) the failure or refusal to carry out the reasonable directives of Cepheid.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer would be entitled to receive either full payment of benefits under this agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code, whichever results in the greater amount of after-tax benefits to such executive officer. Cepheid will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

In connection with the receipt of the severance compensation, Cepheid’s executives, for a period of one year after termination of employment, may not solicit any employee of Cepheid to discontinue that person’s employment relationship with Cepheid.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

As required by Item 402(t) of Regulation S-K, the table below sets forth the estimated payments that each of Cepheid’s named executive officers could receive that is based on or otherwise related to the merger. These amounts have been calculated assuming the merger was consummated on [●], 2016 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the closing date of the merger. To the extent applicable, calculations of cash severance are based on the named executive officer’s current base salary and the named executive officer’s target annual bonus for fiscal 2016 and the named executive officer’s outstanding equity awards as of September 16, 2016. See the section entitled “—Interests of Cepheid’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement for further information about the compensation disclosed in the table below.

The amounts set forth in the table below are the subject of a non-binding, advisory vote of Cepheid shareholders, as described below in the section entitled “Proposal 2: Advisory Vote on Merger-Related Compensation Arrangements” beginning on page 106 of this proxy statement.

Cepheid’s named executive officers for purposes of this disclosure are (i) John L. Bishop, Chairman and Chief Executive Officer; (ii) Daniel E. Madden, Executive Vice President and Chief Financial Officer; (iii) Scott A. Campbell, Ph.D., Corporate Vice President, Clinical Affairs and Chief Regulatory Officer; (iv) Warren C. Kocmond, President and Chief Operating Officer; and (v) David H. Persing, M.D., Ph.D., Executive Vice President, Chief Medical & Technology Officer.

The amounts in the table below do not include amounts that were vested as of September 16, 2016, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of Cepheid. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash (1)	Equity (Single Trigger) (2)	Equity (Double Trigger) (3)	Perquisites / Benefits (4)	Tax Reimbursements (5)	Other (6)	Total (7)
John L. Bishop	$2,940,000	$6,780,919	$2,184,255	$41,260	$-	$735,000	$12,681,434

Daniel E. Madden	842,730	1,967,189	775,510	37,566	-	240,780	3,863,775

Scott A. Campbell, Ph.D.	631,050	726,090	359,797	31,305	-	180,300	1,928,542

Warren C. Kocmond	1,268,750	4,195,577	2,115,926	41,740	-	393,750	8,015,743

David H. Persing, M.D., Ph.D.	1,015,350	2,157,302	681,258	37,566	-	290,100	4,181,576

(1)	Cash. Represents the value of the cash severance payments payable under the applicable named executive officer’s change of control retention and severance agreement or employment agreement, as described above in the section entitled “—Executive Officer Severance” beginning on page 67 of this proxy statement. The severance amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment following the merger. For all named executive officers, a qualifying termination must occur within 12 months of the merger in order for the named executive officer to become entitled to the amount reflected in the table.
(2)	Equity – Single Trigger. Represents the aggregate payments to be made in respect of unvested options (other than rollover options), unvested RSUs (other than rollover RSUs) and PRSUs that are being cashed out as part of the merger. Treatment of all such awards in the merger is described in greater detail above in the section entitled “—Treatment of Options” beginning on page 63 of this proxy statement and the section entitled “—Treatment of Restricted Stock Units and Performance Restricted Stock Units” beginning on page 63 of this proxy statement. The consideration for unvested options (other than rollover options) is equal to (i) the number of shares of Cepheid common stock subject to such option multiplied by (ii) $53.00 minus the applicable exercise price of the option. The consideration for unvested RSUs (other than rollover RSUs) and PRSUs is equal to (i) the number of shares of Cepheid common stock subject to such RSUs or the target number of shares of Cepheid common stock subject to such PRSU as specified in the applicable award agreement pursuant to which such PRSU was granted multiplied by (ii) $53.00. Amounts included in this column are all “single trigger” in nature, which means that payment is conditioned solely upon consummation of the merger.

The estimated number of shares subject to unvested options (other than rollover options), unvested RSUs (other than rollover RSUs) and unvested PRSUs that will accelerate upon the closing and the cash payments associated with such awards are quantified for each named executive officer in the table below is set forth in the table below and are calculated based on outstanding equity awards held as of September 16, 2016.

Name	Option Shares (#)	Option Value ($)	RSUs (#)	Value of RSUs ($)	PRSUs (#)	Value of PRSUs ($)	Total Value ($)
John L. Bishop	150,626	1,908,152	16,939	897,767	75,000	3,975,000	6,780,919
Daniel E. Madden	40,729	441,001	3,546	187,938	25,250	1,338,250	1,967,189
Scott A. Campbell, Ph.D.	27,741	141,553	4,029	213,537	7,000	371,000	726,090
Warren C. Kocmond	77,812	1,491,782	13,515	716,295	37,500	1,987,500	4,195,577
David H. Persing, M.D., Ph.D	43,541	582,884	4,456	236,168	25,250	1,338,250	2,157,302

(3)

Equity – Double Trigger. Represents the aggregate value of rollover options and rollover RSUs that will be assumed by Danaher in the merger and that will retain their pre-merger terms and conditions relating to vesting as described in greater detail above in the section entitled “—Treatment of Options” beginning on page 63 of this proxy statement and the section entitled “—Treatment of Restricted Stock Units and Performance Restricted Stock Units” beginning on page 63 of this proxy statement as quantified in the “Value of Rollover Options” and “Value of Rollover RSUs” columns in such section. Although such rollover options and rollover RSUs will not vest as a result of the merger, they would vest if the named executive officer experienced a qualifying termination within 12 months following the merger as described in greater detail above in the section entitled “—Executive Officer Severance” beginning on page 67 of this proxy statement. Amounts in this column accordingly are “double trigger” in nature.
(4)	Perquisites/Benefits. Represents, for Mr. Bishop, the estimated value of the payment of COBRA premiums for 24 months following a termination of employment pursuant to the terms of his employment agreement. This benefit is double trigger, Mr. Bishop would be eligible for reimbursement of up to 12 months of such premiums upon qualifying termination of employment if not in connection with a change in control under the terms of Mr. Bishop’s employment agreement, except in the event of a termination due to retirement, in which case Mr. Bishop would be eligible for reimbursement of 24 months of premiums. Represents, for Messrs. Kocmond and Madden, and Drs. Campbell and Persing the estimated value of the payment of COBRA premiums for 20, 18, 18 and 15 months, respectively. This benefit is double trigger.
(5)	Tax Reimbursement. Cepheid does not provide tax reimbursement benefits to any of its named executive officers.
(6)	Other. Represents the estimated bonus amounts for fiscal year 2016 that will be paid no later than February 5, 2017, as described in “—Annual Cash Incentives” beginning on page 66 of this proxy statement and assumes that the performance-based conditions with respect to the fiscal year 2016 bonuses will be achieved at target. Such bonuses are single trigger.
(7)	The total amounts do not reflect any reductions to “parachute payments” as defined by Internal Revenue Code Section 280G that may be economically beneficial to executives and Cepheid in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. A definitive analysis will depend on the effective time of the merger, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Insurance and Indemnification of Directors and Executive Officers

The terms of the merger agreement provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenants please see the section below entitled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 98 of this proxy statement.

Benefit Arrangements with the Surviving Corporation

The term of the merger agreement provide for certain post-closing covenants related to employee benefit arrangements. For a description of such covenants please see the section below titled “Terms of the Merger Agreement—Employee Benefits Matters” beginning on page 97 of this proxy statement.

Regulatory Approvals

The HSR Act and the rules and regulations promulgated thereunder require that Cepheid and Danaher file notification and report forms with respect to the merger with the Antitrust Division and the FTC and observe a waiting period before consummating the merger. The required notification and report forms under the HSR Act have been filed with the Antitrust Division and the FTC by Cepheid and Danaher. Additionally, the parties have made premerger notification filings with applicable governmental authorities in Austria, Germany and South Africa.

At any time before or after the consummation of the merger, the Antitrust Division, the FTC, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Danaher has agreed that it will, and will cause each of its subsidiaries to, use its and their best efforts, and promptly take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust laws that may be asserted by any governmental authority under any antitrust law so as to enable the parties to consummate the merger as promptly as practicable.

Litigation Relating to the Merger

On September 20, 2016, an action captioned Timons v. Bishop, et al., Case No. 16CV300148, was filed in the Superior Court of the State of California, County of Santa Clara, on behalf of a putative class of Cepheid shareholders against the members of the Cepheid board of directors, Cepheid, Danaher and Merger Sub. The complaint alleges that members of the Cepheid board of directors breached their fiduciary duties to shareholders by agreeing to the proposed merger at a purportedly inadequate price, and by agreeing to purportedly unfair deal protection provisions in the merger agreement. The complaint also alleges that Cepheid, Danaher and Merger Sub aided and abetted these alleged breaches of fiduciary duty. The action seeks, among other things, injunctive relief, including to enjoin completion of the proposed merger, rescinding the merger agreement to the extent that it may be implemented, certain other declaratory and equitable relief, and fees and costs. The defendants believe that the claims are without merit.

The outcome of the case is uncertain. If the case is not resolved, the lawsuit could prevent or delay consummation of the merger and result in substantial costs to Cepheid, including any costs associated with the indemnification of directors. Additional plaintiffs may file additional lawsuits against Cepheid and/or the directors and officers of Cepheid in connection with the merger.

Delisting and Deregistration of Cepheid Common Stock

Cepheid common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol “CPHD.” As a result of the merger, Cepheid will become an indirect, wholly owned subsidiary of Danaher. After the merger, shares of Cepheid common stock will cease to be traded on NASDAQ and price quotations with respect to sales of shares of Cepheid common stock in the public market will no longer be available. In addition, Cepheid will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to Cepheid common stock.

Consequences if the Merger is Not Consummated

If the merger agreement, the merger and the principal terms thereof are not approved by the shareholders or if the merger is not consummated for any other reason, shareholders will not receive any payment for their shares of Cepheid common stock in connection with the merger. Instead, shares of Cepheid common stock will continue to be listed and traded on NASDAQ. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on page 102 and page 103, respectively, of this proxy statement.

U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the principal U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below, and collectively, the “holders”) of Cepheid common stock whose shares of Cepheid common stock are converted into the right to receive the merger consideration in the merger. This summary is based on the current provisions of the Internal Revenue Code, which we refer to as the “Code” in this proxy statement, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service, which we refer to as the “IRS” in this proxy statement, has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, this summary does not address the effect of any applicable state, local or foreign income tax laws, any non-income tax laws or the Medicare contribution tax. In addition, this discussion does not address the tax consequences of transactions effectuated in connection with the consummation of the merger, including, without limitation, the tax consequences to holders of stock options issued by us or other compensation arrangements which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold Cepheid common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	broker-dealers;

•	taxpayers that have elected the mark-to-market method of tax accounting with respect to their Cepheid common stock;

•	persons holding Cepheid common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired Cepheid common stock through the exercise of employee stock options or in other compensatory transactions or who hold Cepheid common stock that is subject to vesting restrictions

•	persons who hold their Cepheid common stock as qualified small business stock for purposes of Section 1045 and/or Section 1202 of the Code;

•	qualified retirement plans, individual retirement accounts, and other tax-deferred accounts;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the U.S.;

•	tax-exempt entities; or

•	persons liable for the U.S. alternative minimum tax.

If a partnership, or other entity that is classified as a partnership for U.S. federal income tax purposes, holds Cepheid common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding Cepheid common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cepheid common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for such purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if the administration is subject to the primary supervision of a court within the United States, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash for shares of Cepheid common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose shares of Cepheid common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Cepheid common stock and the U.S. holder’s adjusted tax basis in such shares of Cepheid common stock. A U.S. holder’s adjusted tax basis in its Cepheid common stock generally will equal the price the U.S. holder paid for such shares of Cepheid common stock. Gain or loss will be determined separately for each block of shares of Cepheid common stock (i.e., shares of Cepheid common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Cepheid common stock exceeds one year at the time of the consummation of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Cepheid common stock for U.S. federal income tax purposes that is not a U.S. holder or a partnership (or other entity classified as a partnership for such purposes). Payments made to a non-U.S. holder in exchange for shares of Cepheid common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares of Cepheid common stock is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of Cepheid common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Cepheid common stock at any time during the five-year period preceding the merger, and we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Cepheid common stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of

30% (or a lower applicable treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, gain recognized by such non-U.S. holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, payments made to a non-U.S. holder in exchange for shares of Cepheid common stock pursuant to the merger will be subject to U.S. withholding at a rate of 15% of the amount realized in the disposition. We believe that we have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Cepheid common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

This discussion of U.S. federal income tax consequences of the merger is for general information only and is not tax advice. We urge you to consult your tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the merger arising under the federal estate or gift tax rules or under any state, local or foreign tax laws or any non-income tax laws or under any applicable tax treaty.

DISSENTING SHAREHOLDER RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenting shareholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the CCC, which is included as Annex C to this proxy statement and incorporated herein by reference. Shareholders intending to exercise their dissenting shareholder rights to have Cepheid purchase, at the fair market value, the shares of Cepheid common stock held by them should carefully review Annex C.

FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX C MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. COMPANY SHAREHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING SHAREHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the merger is completed, any holder of shares of Cepheid common stock as of the record date may, by complying with the provisions of Chapter 13 of the CCC, require Cepheid to purchase such holder’s shares of Cepheid common stock at the fair market value thereof in lieu of receiving the per share merger consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed merger (which occurred on the morning of September 6, 2016), excluding any appreciation or depreciation in consequence of the proposed merger. Shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger is not an opinion as to, and does not in any way address, fair market value for purposes of Chapter 13 of the California General Corporations Law.

If a Cepheid shareholder has a beneficial interest in shares of Cepheid common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenting shareholder rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting shareholder rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting shareholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the CCC. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under California law. The applicable provisions of California law are summarized below. Cepheid shareholders who choose to exercise dissenting shareholder rights under California law must fully comply with the requirements of Chapter 13 of the CCC.

Under the California Corporations Code, a Cepheid shareholder may be entitled to dissenting shareholder rights with respect to the shares of Cepheid common stock held by such shareholder if:

•	such shares were outstanding on October 3, 2016, the record date of the special meeting;

•	such shares were voted “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	Cepheid or its transfer agent has received by no later than the date of the special meeting a written demand from such shareholder that Cepheid purchase such shares at their fair market value, which demand shall (i) state the number of the shares held of record by the shareholders that the shareholder demands that Cepheid purchase and (ii) contain a statement of what the shareholder claims to the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300 of the CCC (such demand and statement of fair market value will constitute an offer by the shareholder to sell the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC); and

•	within thirty days after the date on which notice of the approval of the merger is delivered to such shareholder by the Company (as described below), such shareholder has submitted to Cepheid or its transfer agent, (i) if the shares are certificated securities, the certificates representing any shares which such shareholder demands that Cepheid purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which such shareholder demands that Cepheid purchase, all in accordance with Section 1302 of the CCC.

Within 10 days following approval of the merger by Cepheid shareholders, Cepheid is required to mail a dissenter’s notice to each Cepheid shareholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the CCC and who is entitled to dissenting shareholder rights. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger;

•	a statement of the price determined by Cepheid to represent the fair market value of the dissenting shares (such statement of fair market value will constitute an offer by Cepheid to buy the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of the CCC.

If upon the dissenting shareholder’s surrender of the certificates representing dissenting shares, Cepheid and such dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement upon the price for the dissenting shares or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied. In the case of certificated securities, such payment shall be subject to surrender of the certificates thereof.

If a dissenting shareholder and Cepheid disagree as to the fair market value of such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such shareholder has the right to bring an action in the superior court of the proper California county, within six months after the date on which the notice of the shareholders’ approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Cepheid common stock held by such shareholder are dissenting shares, determine the fair market value of such shares of Cepheid common stock or both, as applicable. If both the status of shares as dissenting shares and the fair market value of such shares are at issue, the court will determine the status of the shares first.

In determining the fair market value for such shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or, if there is more than one appraiser, a majority of them, will make and file a report with the court. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value of the dissenting shares. The costs of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, will be allocated between Cepheid and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of the dissenting shares exceeds the price offered by Cepheid in the notice of approval, then Cepheid shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on Cepheid, including attorneys’ fees, fees of expert witnesses and interest.

Cepheid shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Cepheid common stock determined under Chapter 13 of the CCC could be more than, the same as or less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Also, Cepheid reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of shares of Cepheid common stock is less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Cepheid shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

If you desire to exercise dissenting shareholder rights and receive the fair market value of your shares of Cepheid common stock in cash instead of the per share merger consideration, your shares must be voted “AGAINST” the merger agreement proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the merger agreement proposal, your shares of Cepheid common stock will be voted in favor of the merger agreement proposal and you will lose any dissenting shareholder rights. In addition, a vote against the merger agreement proposal will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the CCC.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement included as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. In this section of the proxy statement entitled “Terms of the Merger Agreement”, from time to time, we may refer to Cepheid, Danaher and Merger Sub collectively as the parties or individually as a party.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been included as Annex A to this proxy statement for your convenience to provide you with information regarding its terms, and we recommend that you read it carefully and in its entirety. The merger agreement is a legal instrument that is intended to govern the contractual rights and relationships, and to allocate risks, among Cepheid, Danaher and Merger Sub.

Following the consummation of the merger, each Cepheid shareholder will be entitled to enforce the applicable provisions of the merger agreement to the extent necessary to receive the merger consideration to which such Cepheid shareholder is entitled in accordance with the terms and conditions of the applicable provisions of the merger agreement. In the event of a termination of the merger agreement, a party to the merger agreement may seek damages (including the loss of benefit of the merger agreement and any lost shareholder premium) in the case of an “intentional breach” of the merger agreement by the other party or parties.

The merger agreement contains representations and warranties made by Danaher and Merger Sub, on the one hand, and Cepheid, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information of Cepheid filed with the SEC by Cepheid before the date of the merger agreement. In addition, the representations, warranties and covenants of the parties are qualified by confidential disclosures that Cepheid delivered to Danaher in connection with the execution of the merger agreement.

Certain of the representations and warranties made by Danaher and Merger Sub, on the one hand, and Cepheid, on the other hand, were made as of a specified date, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Moreover, certain of the representations, warranties and covenants of the parties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders.

None of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close (as described in the section entitled “—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement) unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect (as defined below in this section) on Cepheid, in the case of the representations and warranties made by Cepheid, or a material adverse effect on the ability of Danaher and Merger Sub to consummate the merger, in the case of the representations and warranties made by Danaher and Merger Sub, except for certain limited representations and warranties. Except as described below in the section entitled “—Third-Party Beneficiaries” beginning on page 105 of this proxy statement, Cepheid shareholders are not third-party beneficiaries under the merger agreement and should not unduly rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Cepheid, Danaher or Merger Sub, or any of their respective subsidiaries or affiliates.

The representations, warranties and covenants in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the information that Cepheid publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings that Cepheid makes with the SEC, as described in the section entitled “Where Shareholders Can Find More Information” beginning on page 114 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the CCC, at the effective time of the merger, Merger Sub will be merged with and into Cepheid. As a result of the merger, the separate existence of Merger Sub will cease, and Cepheid will continue as the surviving corporation of the merger and an indirect wholly owned subsidiary of Danaher. As a result of the merger, Cepheid, as the surviving corporation, will succeed to all of the rights and obligations of Merger Sub and Cepheid.

At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement:

•	each share of Cepheid common stock issued and outstanding immediately prior to the effective time of the merger, other than excluded shares and dissenting shares, will be canceled and converted automatically into the right to receive the merger consideration of $53.00 in cash, without interest (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each excluded share, immediately prior to the effective time of the merger, will be automatically canceled without any conversion, and no payment or distribution will be made with respect to such shares;

•	each dissenting share will be treated as described in the section entitled “—Dissenting Shares” beginning on page 84 of this proxy statement; and

•	each share of Cepheid common stock, no par value, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of Cepheid common stock, no par value, of the surviving corporation.

If between the date of the merger agreement and the effective time of the merger the outstanding shares of Cepheid common stock or Danaher common stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, then the merger consideration and the exchange ratio applicable to rollover options and rollover RSUs will be appropriately adjusted to provide the holders of Cepheid common stock and holders of rollover options and rollover RSUs the same economic effect as contemplated by the merger agreement prior to any such event.

Closing of the Merger

The closing of the merger will take place at 10:00 a.m., Pacific time, on the second business day after the later to be satisfied of the condition relating to the receipt of the requisite approval from Cepheid shareholders to approve the merger agreement and the condition relating to the receipt of applicable antitrust approvals (subject to the satisfaction or waiver (where permissible) of the other conditions to the consummation of the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (where permissible) of such other conditions) unless another time or date is agreed to in writing by Cepheid and Danaher. For a description of the conditions to closing under the merger agreement, see the section entitled “—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement.

Effective Time of the Merger

The effective time of the merger will be at the time the agreement of merger is duly filed with the Secretary of State of the State of California or such other date and time as is agreed upon by the parties and specified in the agreement of merger.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the effective time of the merger, the amended and restated articles of incorporation of Cepheid and the bylaws of Cepheid, in each case, as in effect as of the date of the merger agreement, will be amended in their entirety to conform to the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the effective time of the merger (except that the name of the surviving corporation will be “Cepheid”), subject to Danaher’s and the surviving corporation’s obligations described in the section entitled “—Directors’ and Officers’ Indemnification and Insurance” beginning on page 98 of this proxy statement. In addition, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and the individuals specified by Danaher prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case, until their respective successors are duly elected or appointed and qualified, as the case may be, or until the earlier of their death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

Treatment of Equity Awards

Cancellation and Cash-Out of Certain Equity Awards

At the effective time of the merger:

•	each option to purchase Cepheid common stock that is outstanding, unexpired and unexercised (whether or not vested or unvested) as of immediately prior to the effective time of the merger and that has an exercise price that is less than $53.00 per share (other than any such option to purchase Cepheid common stock that is scheduled to vest in the ordinary course on or after January 1, 2018, that has an exercise price that is less than $53.00 per share and that is not held by a non-employee director of Cepheid (for the purposes of the merger agreement and as used in this proxy statement, each such option, a “rollover option”)) will be canceled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to the excess, if any, of $53.00 over the applicable per-share exercise price of such option (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each option to purchase Cepheid common stock that has an exercise price that equals or exceeds $53.00 per share will be canceled for no consideration;

•	each option to purchase Cepheid common stock held by a non-employee director of Cepheid that is outstanding, unexpired and unexercised (whether vested or unvested) as of immediately prior to the effective time of the merger and that has an exercise price that is less than $53.00 per share will be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of $53.00 over the applicable per-share exercise price of such option (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each Cepheid time-based restricted stock unit that is outstanding, unexpired and unsettled as of immediately prior to the effective time of the merger (other than any time-based restricted stock unit that is scheduled to vest in the ordinary course on or after January 1, 2018 and that is not held by a non-employee director of Cepheid (for the purposes of the merger agreement and as used in this proxy statement, each such time-based restricted stock unit, a “rollover RSU”)) will be canceled and converted into the right to receive an amount in cash, without interest, equal to $53.00 (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each Cepheid restricted stock unit held by a non-employee director of Cepheid that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to $53.00 (less any applicable withholding or other taxes, or other amounts required to be withheld); and

•	each Cepheid performance-based restricted stock unit that is unexpired, unsettled and outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest, equal to $53.00 (less any applicable withholding or other taxes, or other amounts required to be withheld); provided that the number of Cepheid performance-based restricted stock units that will be deemed earned for this purpose will be equal to the target number of performance-based restricted stock units as specified in the applicable award agreement pursuant to which such performance-based restricted stock unit was granted.

Rollover of Certain Equity Awards

Each rollover option will be automatically assumed by Danaher at the effective time of the merger and will continue to have, and be subject to, the same terms and conditions as were applicable to such rollover option immediately prior to the effective time of the merger, except that (i) each rollover option will relate to that number of shares of Danaher common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Cepheid common stock that were issuable upon the vesting of such rollover option immediately prior to the effective time of the merger and (B) the ratio calculated by dividing $53.00 by the volume-weighted average of the trading prices of shares of Danaher common stock on the NYSE for the ten trading days ending with, and including, the trading day on which the closing occurs (such ratio, for the purposes of the merger agreement and as used in this proxy statement, the “exchange ratio”) and rounding the resulting number of shares down to the nearest whole number of shares Danaher common stock and (ii) the per share price for the Danaher common stock issuable upon exercise of each rollover option assumed by Danaher will be determined by dividing the applicable per share exercise price of such rollover option, as in effect immediately prior to the effective time of the merger, by the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent.

Each rollover RSU will be automatically assumed by Danaher at the effective time of the merger and will be converted into a restricted stock unit to receive, on the same terms and conditions as were applicable under the rollover RSU immediately prior to the effective time of the merger, a number of shares of Danaher common stock equal to the number of shares of Cepheid common stock that were subject to such rollover RSU immediately prior to the effective time of the merger multiplied by the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Danaher common stock

Treatment of 2012 Employee Stock Purchase Plan

With respect to Cepheid’s 2012 Employee Stock Purchase Plan and each option granted thereunder:

•	participation in the plan will be limited to those individuals who are participants in the plan as of September 2, 2016;

•	the participants may not increase their payroll deduction election or purchase elections from those in effect as of September 2, 2016;

•	the plan will be terminated effective upon the earlier of (i) the end of the purchase period in effect as of September 2, 2016 and (ii) two business days before the closing of the merger; and

•	each purchase right outstanding as of the effective date of termination of the plan will be automatically exercised by applying the payroll deductions of each participant for such purchase period to the purchase of a number of whole shares of Cepheid common stock (subject to the provisions of the plan regarding the number of shares of Cepheid common stock purchasable) at a purchase price per share equal to 85% of the fair market value of a share of Cepheid common stock on the Offering Date (as defined in the plan) or on the effective date of termination of the plan, whichever is lower.

Payment of Merger Consideration; Exchange of Shares in the Merger

Prior to the effective time of the merger, Danaher will appoint a nationally recognized financial institution approved in advance by Cepheid (such approval not to be unreasonably withheld, conditioned or delayed) as a paying agent and enter into a paying agent agreement, in form and substance reasonably acceptable to Cepheid, with such paying agent for the payment of the merger consideration. At the closing of the merger, Danaher will deposit (or cause to be deposited), with the paying agent, for the benefit of the holders of shares of Cepheid common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares or dissenting shares), cash in an amount sufficient to pay the aggregate merger consideration payable to holders of such shares of Cepheid common stock. The payment fund will not be used for any other purpose but may be invested by the paying agent in certain investments, as directed by Danaher. Any net profit resulting from, or interest or income produced by, such investments will be payable to the surviving corporation.

As promptly as reasonably practicable after the effective time of the merger, Danaher will cause to be mailed to each record holder of shares of Cepheid common stock (other than holders of excluded shares or dissenting shares) (i) a customary letter of transmittal specifying that delivery will be effected, and risk of loss and title to any certificates evidencing ownership of Cepheid common stock will pass, only upon delivery of such certificates to the paying agent, and (ii) instructions for effecting the surrender of Cepheid common stock certificates or non-certificated shares of Cepheid common stock represented by book-entry in exchange for the merger consideration.

Upon surrender of share certificates (or effective affidavits of loss in lieu of such certificates) and a completed and executed letter of transmittal to the paying agent for cancellation, or transfer of non-certificated shares represented by book-entry (along with such other documents as the paying agent may customarily require), the holder of such shares of Cepheid common stock will be entitled to receive the merger consideration in exchange for such shares, and the surrendered certificates will be canceled.

Under the merger agreement, each of the paying agent, the surviving corporation and Danaher are entitled to deduct and withhold such amounts as are required to be deducted and withheld under all applicable federal, state or local tax laws from the merger consideration otherwise payable to any holder of Cepheid common stock, stock options or time-based or performance-based restricted stock units and to pay such amounts deducted or withheld to the appropriate governmental authority. To the extent such amounts are properly withheld by the paying agent, the surviving corporation or Danaher, as the case may be, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Cepheid common stock, stock options or time-based or performance-based restricted stock units in respect of which such deduction and withholding was made by the paying agent, the surviving corporation or Danaher, as the case may be.

Cepheid Shareholders Should Not Return Share Certificates with the Enclosed Proxy Card, and Cepheid Shareholders Should Not Forward Share Certificates to the Paying Agent without a Letter of Transmittal.

In the event of a transfer of ownership of shares of Cepheid common stock that is not registered in the transfer records of Cepheid, payment of the merger consideration may be made to a person other than the person in whose name the surrendered share certificate is registered if such certificate is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer. The person requesting such payment must pay any applicable transfer or other taxes required or establish to the reasonable satisfaction of Danaher that such tax has been paid or is not applicable.

Until surrendered, each share certificate will be deemed at all times after the effective time of the merger as representing only the right to receive, upon surrender, the merger consideration to which the holder of such share certificate is entitled. No interest will be paid or accrue on any cash payable to holders of certificates.

Holders of non-certificated shares of Cepheid common stock represented by book-entry are not required to deliver a share certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. Rather, each registered holder of one or more shares of Cepheid common stock represented by book-entry is entitled to receive the merger consideration for each share held in book-entry at the effective time of the merger, which the surviving corporation will cause the paying agent to pay and deliver as soon as reasonably practicable after the effective time of the merger (but in no event more than three business days thereafter).

Pursuant to the merger agreement, following the date that is 12 months after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by former shareholders of Cepheid will be delivered to the surviving corporation upon demand. Thereafter, former shareholders of Cepheid may look only to Danaher or the surviving corporation (subject to any applicable escheat or similar laws) for payment with respect to the merger consideration. Any portion of the payment fund remaining unclaimed by former shareholders of Cepheid as of a date that is immediately prior to such time as such amounts would otherwise escheat or become property of any governmental authority will, to the extent permitted by applicable law, become Danaher’s property free and clear of any claims of interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Certificates

If any Cepheid common stock certificate has been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and (ii) if required by the surviving corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation, the paying agent (or, if subsequent to the termination of the payment fund, Danaher) will pay the merger consideration to which the holder of such lost, stolen or destroyed certificate is entitled pursuant to the merger agreement.

Closing of the Share Transfer Books

At the effective time of the merger, (i) all shares of Cepheid common stock outstanding immediately prior to the effective time of the merger will automatically be canceled and retired and will cease to exist in exchange for the merger consideration, and all holders of shares of Cepheid common stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as Cepheid shareholders except for the right to receive the merger consideration and those rights described in the section entitled “—Dissenting Shares” beginning on page 84 of this proxy statement and (ii) the share transfer books of Cepheid will close with respect to all shares of Cepheid common stock and there will be no further registration of transfers of shares of Cepheid common stock thereafter on the records of Cepheid. From and after the effective time of the merger, the holders of shares of Cepheid common stock outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to such shares of Cepheid common stock, except as otherwise provided in the merger agreement or by law. At or after the effective time of the merger, any Cepheid common stock certificates or non-certificated shares of Cepheid common stock represented in book-entry that are presented to the paying agent, Danaher or the surviving corporation for any reason will be canceled against delivery of the merger consideration to which the holders thereof are entitled pursuant to the merger agreement.

Dissenting Shares

Shares of Cepheid common stock issued and outstanding immediately prior to the effective time of the merger and held by a holder of record who did not vote in favor of the merger (or consent thereto in writing) and is entitled to demand, and has properly demanded, that Cepheid purchase such shares (for the purposes of the merger agreement and as used in this proxy statement, such shares, the “dissenting shares”) for fair market value in accordance with, and in compliance in all respects with, Chapter 13 of the CCC will not be converted into the right to receive the merger consideration, but instead at the effective time of the merger will be converted into the right to receive payment of the fair market value of such shares as may be determined to be due with respect to such dissenting shares pursuant to Chapter 13 of the CCC. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair market value of such dissenting shares pursuant to Chapter 13 of the CCC, or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such dissenting shares will cease and such dissenting shares will be deemed to have been converted, as of the effective time of the merger, into and will be exchangeable solely for the right to receive the merger consideration, without interest or duplication. Cepheid will give Danaher prompt notice of any demands received by Cepheid for the purchase of shares of Cepheid common stock pursuant to Chapter 13 of the CCC, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by Cepheid relating to rights to be paid the fair market value of dissenting shares, and Danaher will have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the effective time of the merger (unless required by law), Cepheid will not, without the prior written consent of Danaher, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the aggregate merger consideration made available to the paying agent to pay for shares that have become dissenting shares will be returned to Danaher upon demand.

Representations and Warranties

The merger agreement contains certain representations and warranties made by Cepheid to Danaher and certain representations and warranties made by Danaher and Merger Sub to Cepheid. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that Cepheid made in the merger agreement are qualified by certain confidential disclosures that Cepheid delivered to Danaher in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, may be subject in some cases to other exceptions and qualifications (including that an inaccuracy in a representation or warranty would not reasonably be expected to have a “material adverse effect” (as described in the section entitled “—Material Adverse Effect Definition” beginning on page 87 of this proxy statement)), or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. Shareholders are not third-party beneficiaries under the merger agreement for purposes of the representations and warranties, and in reviewing the representations and warranties contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations and warranties or any description thereof may not have been intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Cepheid, Danaher or Merger Sub, or any of their respective subsidiaries or affiliates. The representations and warranties given by the parties in the merger agreement or any description thereof should not be read alone and should instead be read in conjunction with the other information contained in the information that Cepheid and Danaher publicly file with the SEC. None of the representations and warranties in the merger agreement survive the consummation of the merger.

Cepheid’s Representations and Warranties

Cepheid’s representations and warranties under the merger agreement relate to, among other things:

•	the valid existence, good standing and corporate (or other legal entity) power of Cepheid and each of its subsidiaries, and Cepheid’s ownership of its subsidiaries;

•	Cepheid’s articles of incorporation and bylaws, as well as those (or their equivalents) of its subsidiaries;

•	the capitalization of Cepheid, including the number of shares of Cepheid common stock, preferred stock, options and restricted stock units outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of restrictions or encumbrances with respect to the capital stock of Cepheid and its subsidiaries;

•	the authority of Cepheid to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Cepheid;

•	the absence of (i) any conflict with or violation of the organizational documents of Cepheid or any of its subsidiaries, (ii) any conflict with or violation of applicable laws, or (iii) any breach or default under any contract of Cepheid or its subsidiaries, in each case, as a result of the execution and delivery by Cepheid of the merger agreement, the performance of Cepheid’s obligations under the merger agreement and the consummation by Cepheid of the transactions contemplated by the merger agreement;

•	the consents and approvals required by, or filings or notices to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the possession of and compliance with required licenses, permits, approvals, certificates and other similar authorizations of any governmental authority necessary for the conduct of Cepheid’s and its subsidiaries’ business as conducted on September 2, 2016;

•	compliance with the applicable laws and governmental orders and contracts or permits to which Cepheid or its subsidiaries are a party or by which such entity or any property or asset of such entity is bound;

•	compliance with SEC filing requirements for Cepheid’s SEC filings since January 1, 2014, including the accuracy of information contained in such documents, compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	adequacy of disclosure controls and procedures, and absence of deficiencies in internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the conduct of the business of Cepheid and its subsidiaries in the ordinary course of business consistent with past practice between January 1, 2016 and September 2, 2016;

•	the absence of a “material adverse effect” (as defined below in this section) since January 1, 2016;

•	as of September 2, 2016, the absence of certain legal proceedings, investigations and governmental orders or settlement agreements;

•	compliance with FDA laws, regulations and administrative policies and comparable applicable foreign laws;

•	employee benefit plans;

•	labor and employment matters;

•	title to or valid leasehold interests in real property;

•	tax matters;

•	material contracts, the performance of obligations and the absence of breach or default thereunder;

•	insurance policies;

•	environmental matters;

•	the ownership of intellectual property and the absence of infringement of Cepheid and third party intellectual property rights;

•	the approval and recommendation by the Cepheid board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the required vote of Cepheid shareholders to approve the merger agreement and consummate the merger;

•	the absence of a rights agreement and the inapplicability of any anti-takeover laws or similar anti-takeover provisions of Cepheid articles of incorporation or Cepheid bylaws to the merger;

•	receipt by the Cepheid board of directors of an opinion of Cepheid’s financial advisor as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Cepheid common stock (other than Danaher and its affiliates) upon the consummation of the merger;

•	the accuracy of the information contained in this proxy statement, and the compliance with SEC filing requirements with respect thereto; and

•	the absence of any undisclosed brokers’, finder’s, financial advisors’ or other similar fees related to the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would reasonably be expected to result in a material adverse effect).

Material Adverse Effect Definition

For purposes of the merger agreement, a “material adverse effect” means, with respect to Cepheid, any event, circumstance, change or effect that, individually or in the aggregate with any other event, circumstance, change or effect, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Cepheid and its subsidiaries, taken as a whole, or (ii) prevents the consummation of the merger or the performance by Cepheid of its material obligations under the merger agreement, except that in the case of clause (i), events, circumstances, changes or effects resulting from any of the following, alone or in combination, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a material adverse effect:

•	a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates (but only to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Cepheid and its subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Cepheid and its subsidiaries operate);

•	any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof) (but only to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Cepheid and its subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Cepheid and its subsidiaries operate);

•	a change in the industries, or in the business or political conditions in the geographic regions, in which Cepheid and its subsidiaries operate (but only to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Cepheid and its subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Cepheid and its subsidiaries operate);

•	any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions (but only to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Cepheid and its subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Cepheid and its subsidiaries operate);

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, including the rules, regulations and administrative policies of the FDA or interpretations thereof, after September 2, 2016 (but only to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Cepheid and its subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Cepheid and its subsidiaries operate);

•	the announcement of the execution of the merger agreement or the pendency of the transactions contemplated thereby or the anticipated consummation of the merger (including the identity of Danaher), including effects on employees, customers, suppliers, distributors, licensors, licensees and collaboration partners;

•	any liability arising out of any action disclosed on the confidential disclosures that Cepheid delivered to Danaher in connection with the execution of the merger agreement to the extent such liability is reasonably foreseeable from such disclosure; and

•	compliance with the express terms of, or the taking of any action expressly required by, the merger agreement or the taking of any action consented to or requested in writing by Danaher prior to the taking of such action.

Additionally, with respect to clause (i), each of the following are excluded from the determination of a material adverse effect with respect to Cepheid and its subsidiaries:

•	any failure to meet internal or published analyst projections, forecasts, performance measures, financial or operating statistics or metrics or revenue or earnings predictions for any period or any resulting analyst downgrade of Cepheid’s securities, or a decline in the price or trading volume of the shares of Cepheid common stock on NASDAQ (provided that, except as otherwise provided above, the underlying causes of such failure or decline may be considered in determining whether there is a material adverse effect); and

•	any actions, challenges or investigations relating to the merger agreement, this proxy statement or the transactions contemplated by the merger agreement made or brought by any current or former Cepheid shareholder (on their own behalf or on behalf of Cepheid).

Danaher and Merger Sub Representations and Warranties

The merger agreement also contains certain representations and warranties made by Danaher and Merger Sub to Cepheid that are subject to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Danaher and Merger Sub to Cepheid under the merger agreement relate to, among other things:

•	Danaher’s and Merger Sub’s valid existence, good standing and corporate power;

•	the authority of Danaher and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Danaher and Merger Sub;

•	the absence of (i) any conflict with or violation of the organizational documents of Danaher and Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any breach or default under any contract of Danaher or Merger Sub, in each case, as a result of the execution and delivery by Danaher and Merger Sub of the merger agreement, the performance of Danaher’s and Merger Sub’s obligations under the merger agreement and the consummation by Danaher and Merger Sub of the transactions contemplated by the merger agreement;

•	the consents and approvals required by, or filings or notices to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	ownership by Danaher and its subsidiaries (including Merger Sub) of Cepheid common stock;

•	as of September 2, 2016, the absence of certain legal proceedings, investigations and governmental orders against Danaher or its affiliates;

•	operations of Merger Sub;

•	the availability, as of the closing of the merger, of sufficient funds to consummate the transactions contemplated by the merger agreement;

•	the accuracy of the information supplied by Danaher for inclusion in this proxy statement;

•	the absence of reliance by Danaher on any representations or warranties with respect to Cepheid other than the representations and warranties of Cepheid made in the merger agreement; and

•	the absence of any undisclosed brokers’, finder’s, financial advisors’ or similar fees related to the merger for which Cepheid would be responsible prior to the closing.

Covenants Regarding Conduct of Business by Cepheid Pending the Merger

Cepheid has agreed to certain covenants in the merger agreement restricting the conduct of its business between September 2, 2016 and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. In general, Cepheid is to use its reasonable best efforts to conduct its and its subsidiaries’ businesses in the ordinary course of business consistent with past practice. In addition, except as expressly contemplated by the merger agreement or as set forth in Cepheid’s confidential disclosures that Cepheid delivered to Danaher in connection with the execution of the merger agreement or as required by applicable law, neither Cepheid nor any of its subsidiaries may, during the period between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, take any of the following actions without Danaher’s prior written consent (such content not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its articles of incorporation or bylaws or the articles of incorporation, bylaws or other similar organizational documents of any Cepheid subsidiary;

•	issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, (i) any shares of any class of share capital of Cepheid or any Cepheid subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other ownership interest, of Cepheid or any Cepheid subsidiary (except for (A) issuances, sales or dispositions by a direct or indirect wholly owned Cepheid subsidiary to Cepheid or any other direct or indirect wholly owned Cepheid subsidiary or (B) the issuance of shares of Cepheid common stock issuable pursuant to Cepheid stock options, restricted stock units, Cepheid’s 2012 Employee Stock Purchase Plan or the Cepheid convertible notes, in each case, that were outstanding on the date of the merger agreement or (ii) any assets of Cepheid or any Cepheid subsidiary the value or purchase price of which exceeds $2,500,000 individually or $5,000,000 in the aggregate (other than sales of Cepheid products and services in the ordinary course of business);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly owned Cepheid subsidiary to Cepheid or any other direct or indirect wholly owned Cepheid subsidiary;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of Cepheid or any Cepheid subsidiary, except for the acquisition of shares of Cepheid common stock from holders of Cepheid equity awards in certain limited circumstances;

•	acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) any company, corporation, partnership, other business organization (or any division thereof) or invest in or acquire any properties, assets or securities (other than cash management and treasury activities entered into in the ordinary course of business), if such acquisition (i) is for an amount that exceeds $3,000,000 or (ii) could reasonably be expected to present a risk of delaying the effective time of the merger, making it more difficult to obtain, or delay obtaining, any consents or approvals of any governmental authority necessary to consummate the merger, or present a risk of any governmental authority entering an order prohibiting the consummation of the merger or increasing the risk of not being able to remove any such order on appeal or otherwise;

•	incur, assume or modify the terms of any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person except for (i) cash management and treasury activities entered into in the ordinary course of business, (ii) any currency hedging, swap or similar arrangement entered into in the ordinary course of business (provided that such arrangements do not (x) require a termination fee or (y) accelerate upon the consummation of the transactions contemplated by the merger agreement) or (iii) letters of credit, surety bonds, security time deposits, guarantees of indebtedness for borrowed money or similar instruments issued in the ordinary course of business;

•	(i) enter into a contract that (A) would be deemed to be a material contract under the merger agreement (subject to certain ordinary course and other exceptions) or (B) involves payments or receipts of more than $3,000,000 annually or $10,000,000 over the term of such contract (excluding purchase orders and other contracts entered into in the ordinary course) or (ii) terminate, materially modify, renew, waive or amend any material provision of (A) any material contract under the merger agreement or (B) any contract that would be deemed to be a material contract under the merger agreement if it had been entered into prior to the date of the merger agreement, other than, in each case of clause (ii), in the ordinary course of business consistent with past practice;

•	authorize, or make any commitment with respect to, any capital expenditures that in the aggregate exceed by 15% the aggregate amount of the capital expenditures budget for the fiscal year ending December 31, 2016 of Cepheid and its subsidiaries, taken as a whole;

•	make any loans, capital contributions or advances to any person outside the ordinary course of business consistent with past practice, other than to Cepheid or any wholly owned Cepheid subsidiary;

•	except as otherwise required by (i) applicable law or (ii) the existing terms of a Cepheid benefit plan in existence immediately prior to the date of the merger agreement and that have been made available to Danaher, (A) increase the compensation or benefits payable or to become payable or the benefits provided to current or former directors, officers, consultants or employees of Cepheid or any Cepheid subsidiary, except for (I) increases in base salaries or wages of non-officer employees in the ordinary course of business consistent with past practice, (II) payments of bonuses for Cepheid’s fiscal year ending December 31, 2016 pursuant to Cepheid’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the closing of the merger and expenses incurred in connection with the transactions contemplated by the merger agreement (but in no event less than 80% of target levels), which payments may not be made by Cepheid earlier than February 5, 2017 or (III) increases of salary, wages and target incentive compensation in connection with the promotion of an existing non-officer employee in amounts consistent with past practice for such positions; (B) subject to certain exceptions, grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control or severance agreement with, any current or former director, officer, consultant or other employee of Cepheid or any Cepheid subsidiary; (C) subject to certain exceptions, accelerate or waive the vesting or performance criteria of an equity incentive option; (D) establish, adopt, enter into, terminate or amend any Cepheid benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Cepheid benefit plan if it were in existence as of the date of the merger agreement; (E) terminate the employment of any executive officer other than for “cause” or (F) hire any new employees, except for employees at the senior director level (salary grade 12) or below;

•	settle (or propose to settle) any action, other than (i) settlements involving not more than $3,000,000 in monetary damages in any individual case or series of related cases or $10,000,000 in the aggregate (net of insurance proceeds) paid by Cepheid or a Cepheid subsidiary other than (A) as required by an agreement as in effect on the date of the merger agreement or (B) claims reserved against Cepheid’s financial statements (for amounts not materially in excess of such reserves); provided that, in the case of each of (A) and (B), the payment, discharge, settlement or satisfaction does not (1) require any actions or impose any material restrictions on the business or operations of Cepheid or its subsidiaries, or after the effective time of the merger, Danaher or its subsidiaries, (2) include the admission of wrongdoing by Cepheid or any of its subsidiaries or (3) involve shareholder litigation in connection with the merger, which is the subject of other provisions of the merger agreement described in the section entitled “—Shareholder Litigation” beginning on page 99 of this proxy statement;

•	materially change any financial accounting methods used by Cepheid, except for such changes required by law, GAAP or regulatory guidelines;

•	with regard to tax matters, (i) make, change or rescind any material tax election, (ii) change any annual tax accounting period or adopt or change any material method of tax accounting, (iii) file any tax return relating to Cepheid or any of its subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of Cepheid or such subsidiary, as applicable, (iv) file any amended tax return with respect to any material tax, (v) settle or compromise any claim, investigation, audit or controversy relating to a material amount of taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business, (vii) enter into any closing agreement with respect to any tax or (viii) surrender any right to claim a material tax refund;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cepheid or any of its subsidiaries (other than the merger described in this proxy statement);

•	encumber, license, sell, transfer, assign, abandon or otherwise dispose of any material Cepheid intellectual property rights, other than non-exclusive licenses granted in the ordinary course of business or the sale of Cepheid products and services in the ordinary course of business; or

•	announce an intention, enter into any written agreement or otherwise make a commitment, to do any of the foregoing.

The covenants listed above that restrict Cepheid’s conduct of its business between the date of the merger agreement and the effective time of the merger do not confer on Danaher or Merger Sub the right to control or direct the obligations of Cepheid prior to the closing of the merger.

No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation

Pursuant to the merger agreement, Cepheid has agreed to promptly cease and terminate (and to cause its subsidiaries to promptly cease and terminate and to instruct and use its reasonable best efforts to cause its officers, directors, financial advisors, attorneys, accountants, investment bankers, representatives and agents and other advisors (collectively referred to as Cepheid representatives) to promptly cease and terminate) any discussions or negotiations with any person that may be ongoing as of the date of the merger agreement with respect to an “acquisition proposal” (as defined below in this section), or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, to terminate “data room” access to such persons and to request the prompt return or destruction of all confidential information furnished to any person within the past six months in connection therewith.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, subject to certain exceptions described below in this section, Cepheid has agreed that it will not (and will cause its subsidiaries not to and will instruct and use its reasonable best efforts to cause Cepheid representatives not to), directly or indirectly:

•	solicit or initiate any inquiries or the implementation or submission of any acquisition proposal, or any proposals or offers that would be reasonably expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an acquisition proposal (except to notify such person of the restrictions of the non-solicitation provision contained in the merger agreement);

•	otherwise knowingly facilitate the making or submission of an acquisition proposal, or knowingly facilitate any inquiries, proposals or offers that would reasonably be expected to lead to an acquisition proposal; or

•	approve, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an “acceptable confidentiality agreement” entered into in accordance with the merger agreement as further described below in this section) regarding, or that is intended to result in an acquisition proposal.

Notwithstanding the foregoing restrictions, Cepheid may grant a waiver, amendment or release under any confidentiality or standstill agreement, to the extent necessary to allow a confidential acquisition proposal to be made to Cepheid or its board of directors so long as Cepheid promptly notifies Danaher of any such waiver, amendment or release.

Additionally, prior to the date that Cepheid shareholders approve the merger agreement, Cepheid or its board of directors may engage in discussions or negotiations with any person that makes an acquisition proposal and furnish to such person non-public information relating to Cepheid and its subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Cepheid and its subsidiaries, in each case pursuant to an “acceptable confidentiality agreement,” provided that Cepheid did not receive such acquisition proposal as a result of a material breach of the non-solicitation provision contained in the merger agreement and, prior to taking such action:

•	the Cepheid board of directors determines in good faith: (i) after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is, or could reasonably be expected to lead to or result in, a “superior proposal” (as defined below in this section); and (ii) after consultation with outside legal counsel, that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	Cepheid provides written notice to Danaher of the determinations of the Cepheid board of directors referred to in the immediately preceding bullet point; and

•	Cepheid receives from the person making the acquisition proposal an acceptable confidentiality agreement.

For the purposes of the merger agreement and as used in this proxy statement, a confidentiality agreement is an “acceptable confidentiality agreement” if it is an executed confidentiality agreement with terms materially no less favorable, in the aggregate, to Cepheid than those contained in the confidentiality agreement between Cepheid and Danaher, provided that such an acceptable confidentiality agreement need not include a standstill restriction similar to the standstill restriction included in the confidentiality agreement between Cepheid and Danaher, and will not prohibit Cepheid from providing to Danaher any of the information required to be provided to Danaher under the non-solicitation provision contained in the merger agreement.

Cepheid must promptly, and in any event within 48 hours, (i) provide written notice to Danaher of the receipt of any acquisition proposal or any inquiries, proposals or offers received by Cepheid concerning an acquisition proposal, (ii) disclose to Danaher the material terms of any acquisition proposal or any such inquiry, offer, proposal or request and (iii) provide or make available to Danaher copies of all material written information regarding Cepheid or its subsidiaries made available to such third party to the extent not previously provided or made available to Danaher. Cepheid will keep Danaher reasonably informed on a reasonably prompt basis (and in any event within 48 hours of any material development) of the status and details (including any material amendments) of any such acquisition proposal or other inquiry, offer, proposal or request concerning an acquisition proposal. Cepheid will promptly, and in any event within 24 hours, notify Danaher of any determination of the Cepheid board of directors that an acquisition proposal is a superior proposal.

Subject to the exceptions described below in this section, the Cepheid board of directors has agreed to recommend that Cepheid shareholders vote in favor of approval of the merger agreement, the merger and the principal terms of thereof and Cepheid has agreed that neither it nor its board of directors will, and neither will publicly propose to, (i) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof, (ii) approve or recommend any acquisition proposal, (iii) enter into any acquisition agreement or (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten business days after the commencement of such offer. The actions described in any of the foregoing clauses (i), (ii), (iii) and (iv) are referred to as a “change of board recommendation” in this proxy statement.

Prior to the receipt of the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock to approve the merger agreement, the merger and the principal terms thereof, the Cepheid board of directors may (i) effect a change of board recommendation, if Cepheid receives a written acquisition proposal not received as a result of a breach of the non-solicitation provision contained in the merger agreement that its board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal and determines in good faith (after consultation with outside legal counsel) that its failure to make a change of board recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law or (ii) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof if an “intervening event” (as defined below in this section) occurs and as a result thereof the Cepheid board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law; provided, that:

•	prior to making a change of board recommendation with respect to a superior proposal:

•	Cepheid has notified Danaher in writing that it intends to effect a change of board recommendation;

•	Cepheid has provided Danaher with a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such superior proposal;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Cepheid has discussed and negotiated in good faith (and Cepheid has made Cepheid representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•

the Cepheid board of directors (after consultation with its financial advisor and outside legal counsel) has determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of the merger agreement made by Danaher prior to the expiration of the four calendar day period described in the immediately preceding bullet point that would, upon acceptance by Cepheid, be binding on Danaher, that such superior proposal still constitutes a superior proposal, and that the failure to make a change of board recommendation in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties to the Cepheid shareholders under applicable law. The parties have agreed that any change to the financial or other material terms of a proposal that is the subject of written notice described in the third preceding bullet point above will require Cepheid to provide a new notice to Danaher and to again comply with the requirements in this bullet point and the two immediately preceding bullet points, except that the four calendar day notice period described in the immediately preceding bullet point will be shortened to two calendar days following such new notice.

•	prior to withholding, withdrawing or modifying, in a manner adverse to Danaher, the recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof with respect to an intervening event:

•	Cepheid has notified Danaher in writing that it intends to take such action, describing in reasonable detail the reasons for taking such action;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Cepheid has discussed and negotiated in good faith (and Cepheid has made Cepheid representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•	the Cepheid board of directors has determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of the merger agreement made by Danaher within the four calendar day period described in the immediately preceding bullet point, that would, upon acceptance by Cepheid thereof, be binding on Danaher, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Cepheid shareholders under applicable law. The parties have agreed that any change to circumstances applicable to the intervening event that is the subject of a written notice described in the second preceding bullet point above will require Cepheid to provide a new notice to Danaher and to again comply with the requirements in this bullet point and the immediately preceding bullet point, except that the four calendar day notice period described in the immediately preceding bullet point will be shortened to two calendar days following such new notice.

If any Cepheid subsidiary or Cepheid representative takes any action on Cepheid’s behalf that, if taken by Cepheid, would constitute a material breach of the non-solicitation provision contained in the merger agreement, and Cepheid does not take reasonable action to seek to cure such breach within three business days of the date on which Cepheid obtains knowledge of the breach, then Cepheid will be deemed to have breached the non-solicitation provision contained in the merger agreement.

For the purposes of the merger agreement and as used in this proxy statement, the term “acquisition proposal” means any proposal or offer from any person or group (other than Danaher or Merger Sub) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) more than 20% of the assets (whether based on the fair market value or revenue generation) of Cepheid and its subsidiaries, taken as a whole, including in any such case through the acquisition of one or more subsidiaries owning such assets or (B) more than 20% of the outstanding Cepheid common stock (or any securities convertible into, or exchangeable for, such Cepheid common stock), (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Cepheid common stock or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Cepheid which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Cepheid common stock or 20% of the voting power of the surviving entity in a merger involving Cepheid or the resulting direct or indirect parent of Cepheid or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

For the purposes of the merger agreement and as used in this proxy statement, “intervening event” means any material event, circumstance, change, effect, development or condition with respect to Cepheid and its subsidiaries, taken as a whole (other than an acquisition proposal) first occurring or arising after the date of the merger agreement that was not known by the Cepheid board of directors as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known by the Cepheid board of directors as of the date of the merger agreement).

For the purposes of the merger agreement and as used in this proxy statement, “superior proposal” means any bona fide written acquisition proposal made by any person or group (other than Danaher or any of its subsidiaries) after the date of the merger agreement that has not been withdrawn, that (1) would result in such person or group (or in the case of a direct merger between such person and Cepheid, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Cepheid common stock or all or substantially all of the assets of Cepheid and its subsidiaries taken as a whole, (2) is on terms that the Cepheid board of directors determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to Cepheid shareholders from a financial point of view than the merger and the transactions contemplated by the merger agreement (taking into account any proposed amendment or modification proposed by Danaher as described above in this section) and (3) the Cepheid board of directors determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

Nothing contained in the merger agreement prevents Cepheid or its board of directors from issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2, or Item 1012 of Regulation M-A or otherwise complying with Rule 14d-9 or Item 1012 of Regulation M-A under the Exchange Act with respect to an acquisition proposal or from making any disclosure to Cepheid shareholders, if the Cepheid board of directors determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with applicable law; provided that a change of board recommendation may only be made in accordance with the applicable provisions of the merger agreement described above in this section. A factually accurate public statement that describes the receipt by Cepheid of an acquisition proposal and the operation of the merger agreement with respect thereto is not, in and of itself, a change of board recommendation.

Obligations with Respect to the Special Meeting

Under the merger agreement, Cepheid has agreed that, unless the merger agreement has been previously terminated, as promptly as reasonably practicable after the date on which Cepheid is informed that the SEC will not review or has no further comment on this proxy statement, Cepheid will take all action necessary under applicable law to give notice of and duly convene and hold a meeting of its shareholders for the purpose of voting to approve the merger agreement. If Cepheid has not received enough proxies to represent a number of shares of Cepheid common stock that would constitute a quorum and approval of the merger agreement, the merger and the principal terms thereof, Cepheid retains the right to and will, at any time upon Danaher’s written direction, make one or more successive adjournments or postponements of the meeting to a date within a period that is not more than thirty calendar days after the date for which such meeting was originally scheduled. Cepheid has further agreed that, unless there has been a change of board recommendation, it will use its reasonable efforts to solicit from its shareholders proxies in favor of the approval of the merger agreement, the merger and the principal terms thereof, and to take all other actions necessary or advisable to secure the affirmative vote of its shareholders in favor of approving the merger agreement, the merger and the principal terms thereof.

Consents, Approvals and Filings

Cepheid will use its best efforts to obtain any consents of third parties with respect to any contracts of Cepheid or its subsidiaries, as may be necessary for the consummation of the transactions contemplated by the merger agreement or required by the terms of any such contract as a result of the execution, performance or consummation of the transactions contemplated by the merger agreement; provided that Cepheid and Danaher will determine reasonably and jointly whether to seek any consents from third parties under any material contract. In the event that such third party consent described in this paragraph is not be obtained, Cepheid and Danaher will determine reasonably and jointly whether to take any further actions with respect to such contracts; provided, further, that without its consent, Cepheid will not be required to pay any amount or change its business practices in order to obtain any such consent.

Each of Cepheid, on the one hand, and Danaher and Merger Sub, on the other hand, will (and will cause their respective subsidiaries to) use their reasonable best efforts to, subject to compliance with applicable laws:

•	promptly take, or cause to be taken, all actions, and promptly do or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to each party’s obligation to consummate the transactions contemplated by the merger agreement to be satisfied as promptly as practicable (but in no event later than the outside date);

•	promptly obtain all authorizations, consents, orders, approvals, licenses, permits, and waivers of all governmental authorities and officials that may be or become necessary for the performance of its obligations pursuant to the merger agreement;

•	cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers;

•	respond as promptly as practicable and provide such other information to any governmental authority as such governmental authority may lawfully request in connection with the merger agreement and transactions contemplated by the merger agreement;

•	obtain all governmental consents necessary to satisfy the condition to the consummation of the merger relating to the receipt of applicable antitrust approvals as promptly as practicable; and

•	contest and defend any action, whether legislative, judicial or administrative, brought under, pursuant to or relating to any regulatory law challenging the merger agreement or the consummation of the transactions contemplated thereby and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger or any of the other transactions contemplated by the merger agreement under any antitrust law.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust law, or if any suit is instituted or threatened by any governmental authority or any other person challenging any of the transactions contemplated by the merger agreement as violating any antitrust law or if a filing pursuant to the merger agreement is reasonably likely to be rejected or conditioned by a governmental authority, then each of the parties to the merger agreement will use its best efforts to resolve such objections or challenges as such governmental authority or other person may have to such transactions so as to permit consummation of the transactions contemplated by the merger agreement as soon as practicable and in any event prior to the outside date.

Additionally, under the terms of the merger agreement, Danaher will (and will cause each of its subsidiaries to) use its and their best efforts, and promptly take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority under any antitrust law or any other person so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to the outside date, including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by consent decree, hold separate orders or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses, or of the assets, properties or businesses to be acquired by Danaher pursuant to the merger agreement, (ii) terminating or amending any existing relationships and contractual rights and obligations or (iii) otherwise offering to take or offering to commit to take any actions (and if such offer is accepted, taking or committing to take), such actions as are necessary or advisable, whether or not such actions limit or modify Danaher’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the closing of the merger, the business of Cepheid or its subsidiaries, in each case as if such action is necessary to satisfy the condition to the consummation of the merger relating to the receipt of applicable antitrust approvals and/or to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other antitrust order in any suit or proceeding by a governmental authority or any other person under any antitrust laws that would otherwise have the effect of delaying or preventing the consummation of the merger and the other transactions contemplated by the merger agreement beyond the outside date.

Cepheid has agreed, if required by Danaher, to divest, hold separate or take other actions with respect to its business and assets in furtherance of Danaher’s obligations described in this section; provided that any such action will be conditioned upon the consummation of the merger, and in no event will Cepheid or any of its subsidiaries be required or expected to pay any amount or incur additional costs or expenses in order to obtain any such governmental consent.

Furthermore, prior to the earlier of the closing of the merger and the termination of the merger agreement, Danaher and Merger Sub have agreed not to enter into any agreement or transaction that would reasonably be expected to materially delay or materially and adversely affect Danaher’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other antitrust law applicable to the transactions contemplated by the merger agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the merger agreement, or (iii) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions contemplated by the merger agreement in accordance with the terms and conditions of the merger agreement.

Employee Benefits Matters

From the effective time of the merger until December 31, 2017 (or if shorter, during the period of employment), Danaher will, or will cause the surviving corporation and its subsidiaries to, (i) provide each employee of Cepheid and its subsidiaries as of the effective time of the merger that remains an employee of Danaher, Cepheid or the surviving corporation (for the purposes of the merger agreement and as used in this proxy statement, each, a “continuing employee”) (other than continuing employees covered by a collective bargaining agreement) with at least the same level of base salary or base hourly wage that was provided to each such continuing employee immediately prior to the effective time of the merger, (ii) provide each continuing employee with a cash incentive compensation opportunity that is at least equal (including with respect to individual target bonus as a percentage of base salary) to that provided to such continuing employee immediately prior to the effective time of the merger and (iii) provide the continuing employees with employee benefits (other than equity awards and defined benefit or non-qualified arrangements) that are materially no less favorable in the aggregate than the employee benefits (other than equity awards and defined benefit or non-qualified arrangements) provided to such continuing employees immediately prior to the effective time of the merger. Pursuant to the terms of the merger agreement, no later than February 5, 2017, Cepheid will pay bonuses for Cepheid’s fiscal year ending December 31, 2016 pursuant to Cepheid’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the closing of the merger and expenses incurred in connection with the transactions contemplated by the merger agreement (but in no event less than 80% of target levels), including to (x) an employee whose employment is terminated (other than due to a termination for cause or a resignation) or (y) an individual that is party to a change of control retention and severance agreement, who has a “termination upon a change of control”, in either case upon such termination. Danaher has agreed to honor in accordance with their terms all applicable collective bargaining agreements to which Cepheid is a party as in effect immediately prior to the effective time of the merger; provided that Danaher will be permitted to amend or terminate any collective bargaining agreement in accordance with its terms.

From and after the effective time of the merger, Danaher will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all employment, change in control, retention and severance arrangements and other Cepheid benefit plans. Cepheid and Danaher have also agreed to cooperate in good faith to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the transactions contemplated by the merger agreement under all employment, change of control, severance and termination agreements, equity awards, other compensation arrangements and Cepheid benefit plans), except that such cooperation will not be deemed to require Danaher to provide any “gross ups” or to incur any material cost or liability.

Cepheid employees will generally receive credit for their service with Cepheid prior to the effective time that was recognized under Cepheid benefit plans under any corresponding Danaher employee benefit plan, and to the extent permitted by applicable law and the insurer or service provider under Danaher’s employee welfare plans or arrangements, Danaher will cause all pre-existing condition limitations and participation waiting periods that would be applicable to be waived, and all co-payments or deductibles paid by Cepheid employees in the plan year in which the closing occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation and its subsidiaries will (and Danaher will cause the surviving corporation to) honor and fulfill in all respects the obligations of Cepheid and its subsidiaries under any and all indemnification agreements between Cepheid and any of its subsidiaries and any of their respective present or former directors, officers and employees (for the purposes of the merger agreement and as used in this proxy statement, each, an “indemnified party”), to the fullest extent permitted under the CCC. In addition, the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in Cepheid’s articles of incorporation or bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors, officers, employees, fiduciaries or agents of Cepheid or any of its subsidiaries.

For a period of six years after the effective time of the merger, Danaher and the surviving corporation will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless each indemnified party against all costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the effective time of the merger. To the fullest extent permitted by law, Danaher and the surviving corporation will, jointly and severally, pay all expenses of each indemnified party in advance of the final disposition of any such action, subject to receipt from the indemnified party to whom such expenses are advanced of an undertaking, to the extent permitted by the CCC, to repay such advances if it is ultimately determined in accordance with applicable law that such indemnified party is not entitled to indemnification. In the event of any such action, Danaher or the surviving corporation will pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received. Neither Danaher nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which any indemnified party is a party (and in respect of which indemnification could be sought by such indemnified party hereunder), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such action or such indemnified party otherwise consents. Further, Danaher and the surviving corporation must cooperate in the defense of any such matter described above in this paragraph, but neither Danaher nor the surviving corporation will be liable for any settlement effected without the surviving corporation’s written consent (which consent is not to be unreasonably withheld, conditioned or delayed). In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. The rights of each indemnified party described in this section are in addition to any rights such person may have under the articles of incorporation or bylaws (or similar organizational documents) of Cepheid, the surviving corporation or any of their subsidiaries, or under any law or under any indemnification agreement of any indemnified party with Cepheid or any of its subsidiaries.

Additionally, Cepheid has agreed to obtain, prior to the effective time of the merger, runoff insurance coverage with a claims period of at least six years from the effective time of the merger for the benefit of Cepheid, its subsidiaries, Cepheid’s and its subsidiaries’ past and present directors and/or officers that are insured under Cepheid’s directors’ and officers’ liability insurance policy that was in effect as of the date of the merger agreement. Such insurance will provide coverage for Cepheid, its subsidiaries and such persons in their capacity as directors, officers and/or employees of Cepheid or of any of its subsidiaries prior to the effective time that is no less favorable in the aggregate as Cepheid’s existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The surviving corporation’s expenses to obtain or maintain these insurance policies will not exceed an amount per year equal to 300% of the last annual premium paid by Cepheid prior to the date of the merger agreement for such insurance, or as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

In the event of the merger or consolidation of Danaher or the surviving corporation with any other person (and is not the continuing or surviving corporation of such merger), or if Danaher or the surviving corporation transfers all or substantially all of its properties and assets to any person, then proper provision will be made so that the successors and assigns of Danaher or the surviving corporation, as the case may be, will succeed to these indemnification and insurance obligations.

Shareholder Litigation

Cepheid has agreed to promptly notify Danaher of any action brought by Cepheid shareholders or other persons against Cepheid or any of its directors, officers or the Cepheid representatives arising out of or relating to the merger agreement or the transactions contemplated thereby and to keep Danaher reasonably informed with respect to the status thereof. Cepheid has further agreed to give Danaher the right to review and comment on all material filings or responses to be made by Cepheid in connection with any such litigation and to consult on any settlement with respect to such litigation. Cepheid will in good faith take such comments into account and no such settlement will be agreed to without Danaher’s prior written consent.

Treatment of Convertible Notes

Prior to the effective time of the merger, Cepheid and Danaher will take all necessary actions so that, in the event that any of Cepheid’s 1.25% convertible senior notes due 2021 (for the purposes of the merger agreement and as used in this proxy statement, the “convertible notes”) remain outstanding as of the effective time of the merger, Cepheid and Danaher will execute and deliver to the trustee a supplemental indenture (as defined in the indenture under which the convertible notes were issued (for the purposes of the merger agreement and as used in this proxy statement, the “indenture”)), as and to the extent required by the indenture, including to provide that on and after the effective time of the merger, each holder of convertible notes will have the right to convert such convertible notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the merger in respect of each share of Cepheid common stock in accordance with, and subject to, the provisions of the indenture governing the conversion of the convertible notes issued thereunder. Prior to the effective time of the merger, Cepheid will give any notices and take all other actions that may be required under the capped call transactions entered into by Cepheid in connection with the sale of its convertible notes or the terms of the convertible notes, the indenture or under applicable law, take all actions required to facilitate the settlement of the capped call transactions in connection with the closing of the merger and will not agree to amend, modify or terminate the capped call transactions without Danaher’s prior written consent. Cepheid will, and will cause its subsidiaries to, and each will use its commercially reasonable efforts to cause their respective representatives to, cooperate with Danaher in connection with the fulfillment of Cepheid’s obligations under the terms of the convertible notes and the indenture at any time after the date of the merger agreement as reasonably requested by Danaher.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Cepheid and Danaher in the preparation and filing of this proxy statement;

•	reasonable access to information about Cepheid that will be made available upon Danaher’s request;

•	Danaher’s guarantee of Merger Sub’s compliance with all of its covenants and obligations under the merger agreement and Danaher’s control of Merger Sub’s operations between the date of the merger agreement and the effective time of the merger;

•	consultation between Cepheid and Danaher prior to public announcements relating to the merger or related transactions;

•	transfer taxes;

•	rendering any applicable anti-takeover laws, or any comparable anti-takeover provisions of Cepheid articles of incorporation or Cepheid bylaws, inapplicable to the merger; and

•	matters relating to Section 16 of the Exchange Act.

Conditions to Consummation of the Merger

Conditions to Cepheid’s and Danaher’s Obligation to Consummate the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or written waiver (where permissible) of the following conditions:

•	the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock entitled to vote at the special meeting;

•	the absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the merger; and

•	the expiration or early termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, and the obtaining of all consents, approvals, non-disapprovals and other authorizations of certain other governmental authorities set forth in the confidential disclosures that Cepheid delivered to Danaher in connection with the execution of the merger agreement.

Conditions to Danaher’s and Merger Sub’s Obligation to Consummate the Merger

Each of Danaher’s and Merger Sub’s obligation to consummate the merger is further subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	Cepheid’s representations and warranties relating to certain capitalization matters shall be true and correct in all respects, except for de minimis deviations;

•	Cepheid’s representations and warranties relating to (i) the valid existence, good standing, qualification and organizational documents of Cepheid and its subsidiaries; (ii) Cepheid’s authority to enter into, perform its obligations under and consummate the transactions contemplated by, the merger agreement; (iii) the absence of a material adverse effect with respect to Cepheid since January 1, 2016; (iv) the receipt by the Cepheid board of directors of a fairness opinion from its financial advisor; and (v) brokers’ and financial advisors’ fees relating to the merger (a) shall be true and correct in all respects, to the extent such representations and warranties are qualified by materiality or material adverse effect, and (b) shall be true and correct in all material respects, to the extent such representations and warranties are not qualified by materiality or material adverse effect, in each case as of immediately prior to the effective time of the merger (unless such representations and warranties relate to a specific date or time, in which case such representations shall be so true and correct as of such date or time);

•	all other representations and warranties made by Cepheid (disregarding all qualifications set forth in such representations and warranties relating to materiality, material adverse effect or similar phrases) shall be true and correct as of immediately prior to the effective time of the merger (except for such representations and warranties that relate to a specific date or time, in which case such representations shall be true and correct as of such date or time), except for such failures to be true and correct that, individually or in the aggregate, have not had a material adverse effect;

•	Cepheid shall have performed or complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger; and

•	Cepheid shall have delivered to Danaher a certificate, dated the date on which the merger is consummated, signed by an executive officer of Cepheid, certifying as to the satisfaction of the conditions listed in the three immediately preceding bullet points.

Conditions to Cepheid’s Obligation to Consummate the Merger

Cepheid’s obligation to consummate the merger is further subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	Danaher’s and Merger Sub’s representations and warranties relating to (i) the valid existence, good standing and qualification of Danaher and Merger Sub; (ii) Danaher’s and Merger Sub’s respective authority to enter into, perform their obligations under and consummate the transactions contemplated by, the merger agreement; and (iii) brokers’ and financial advisors’ fees relating to the merger (a) shall be true and correct in all respects, to the extent such representations and warranties are qualified by materiality, and (b) shall be true and correct in all material respects, to the extent such representations and warranties are not qualified by materiality, in each case as of immediately prior to the effective time of the merger (unless such representations and warranties relate to a specific date or time, in which case such representations shall be so true and correct as of such date or time);

•	all other representations and warranties made by Danaher and Merger Sub (disregarding all qualifications set forth in such representations and warranties relating to materiality or similar phrases) shall be true and correct as of immediately prior to the effective time of the merger (except for such representations and warranties that relate to a specific date or time, in which case such representations shall be true and correct as of such date or time), except for such failures to be true and correct that, individually and in the aggregate, have not had a material adverse effect on the ability of Danaher and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	Danaher and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger; and

•	Danaher shall have delivered to Cepheid a certificate, dated the date on which the merger is consummated, signed by an executive officer of Danaher, certifying as to the satisfaction of the conditions listed in the three immediately preceding bullet points.

Termination; Effect of Termination

The merger agreement may be terminated in the following ways:

•	by mutual written consent of Cepheid and Danaher;

•	by either Cepheid or Danaher if:

•	the merger has not been consummated on or before March 1, 2017 (for the purposes of the merger agreement and as used in this proxy statement, the “outside date”), provided that if conditions regarding (i) the absence of any order by a governmental authority of competent jurisdiction or (ii) the receipt of applicable antitrust approvals from governmental authorities (as described in the section entitled “—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement) are not satisfied or waived despite all other conditions being satisfied or waived (or capable of being satisfied) as of such date, then the outside date will automatically be extended to June 1, 2017; provided that this right to terminate the merger agreement is not available to any party whose breach of the merger agreement has been the principal cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and such decision, injunction, decree, ruling, law or order has become final and non-appealable, or if there is adopted following the date of the merger agreement any law that makes consummation of the merger illegal or otherwise prohibited; provided, that the party seeking to terminate the merger agreement pursuant to this termination right must have fulfilled its obligations to remove any impediment imposed by antitrust laws; or

•	the meeting of Cepheid shareholders (or any adjournment or postponement of such meeting) has concluded, Cepheid shareholders have duly voted and the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock at such meeting in favor of the approval of the merger agreement was not obtained;

•	by Danaher if:

•	the Cepheid board of directors (i) effects a change of board recommendation (as described in the section entitled “—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement) or (ii) fails to reaffirm its recommendation that Cepheid shareholders approve the merger agreement, the merger and the principal terms thereof within ten business days of receipt of any written request by Danaher to do so following the public announcement of an acquisition proposal; or

•	Cepheid has breached any of its representations or warranties (which breach remains uncured), or Cepheid has breached of any of its covenants contained in the merger agreement, which breach (i) would give rise to the failure of the related closing condition to be satisfied and (ii) is incapable of being cured by the outside date (except Danaher may not exercise this termination right if it or Merger Sub is then in material breach of the merger agreement); or

•	by Cepheid if:

•

at any time prior to the time at which Cepheid receives its shareholders’ approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock, if the Cepheid board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provision contained in the merger agreement (as discussed in the section entitled “—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement); or

•	Danaher or Merger Sub has breached any of their representations or warranties (which breach remains uncured), or has breached any of its covenants contained in the merger agreement, which breach (i) would give rise to the failure of the related closing condition to be satisfied and (ii) is incapable of being cured by the outside date (except Cepheid may not exercise this termination right if it is then in material breach of the merger agreement).

If the merger agreement is validly terminated pursuant to the termination rights described above, the merger agreement will become void and of no further force or effect and there will be no liability or obligation on the part of any party, except for the confidentiality provisions, provisions relating to the effect of termination and fees and expenses (including the termination fees described in the section entitled “—Termination Fee” beginning on page 103 of this proxy statement) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement. The parties have further agreed that nothing in the merger agreement, including the termination of the merger agreement, will relieve any party from liability for any intentional breach of the merger agreement prior to the date of its termination, in which case the nonbreaching party will be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the transactions contemplated by the merger agreement, any lost shareholder premium, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach.

For the purposes of the merger agreement and as used in this proxy statement, “intentional breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of the merger agreement. Pursuant to the merger agreement, the failure of a party to effect the closing of the merger on or prior to the second business day after the later to be satisfied of certain closing conditions (provided that such party’s other conditions to consummating the merger would be capable of satisfaction if the merger were to be consummated on the date of such termination) is deemed, for purposes of the merger agreement, to be an intentional breach of the merger agreement.

Termination Fee

Under the merger agreement, Cepheid is required to pay Danaher a termination fee of $131 million in cash (for the purposes of the merger agreement and as used in this proxy statement, the “termination fee”) if the merger agreement is terminated under the following circumstances:

•	Danaher terminates the merger agreement because the Cepheid board of directors (i) effects a change of board recommendation (as defined in the section entitled “—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement) or (ii) fails to reaffirm its recommendation that Cepheid shareholders approve the merger agreement within ten business days of receipt of any written request by Danaher to do so following the public announcement of an acquisition proposal, in which case Cepheid must pay the termination fee to Danaher within two business days after such termination of the merger agreement by Danaher;

•	Cepheid terminates the merger agreement prior to the approval of the merger agreement by Cepheid shareholders, if the Cepheid board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provision contained in the merger agreement (see “—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement), in which case Cepheid must pay the termination fee to Danaher simultaneously with, and as a condition to the effectiveness of, such termination of the merger agreement by Cepheid; or

•	(i) either Cepheid or Danaher terminates the merger agreement because the merger has not been consummated by the outside date (provided, that the closing conditions regarding (A) the absence of any order by a governmental authority of competent jurisdiction (to the extent such order relates to the applicable antitrust approvals, as described in the section entitled “—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement) and (B) the receipt of applicable antitrust approvals (as described in the section entitled “—Conditions to Consummation of the Merger” beginning on page 100 of this proxy statement) have been satisfied as of the date of such termination and Danaher is not in material breach of the merger agreement, but if such closing conditions have not been satisfied as a result of Cepheid’s breach of its efforts obligations described in “—Consents, Approvals and Filings” beginning on page 95 of this proxy statement, this entire proviso shall not be given effect) or because Cepheid shareholders failed to approve the merger agreement, the merger and the principal terms thereof at the Cepheid shareholder meeting (or any adjournment or postponement thereof), or (ii) Danaher terminates the merger agreement because Cepheid has breached its representations, warranties, covenants or agreements, which breach has given rise to the failure of a closing condition relating to the accuracy of Cepheid’s representations and warranties or compliance by Cepheid of its obligations under the merger agreement and such breach is incapable of being cured prior to the outside date if (A) on or prior to any such termination date (or, with respect to a termination due to the failure to receive Cepheid shareholder approval of the merger agreement, the merger and the principal terms thereof, on or prior to the date of the Cepheid shareholder meeting (or any adjournment or postponement thereof)), an acquisition proposal was publicly announced or disclosed (and not publicly withdrawn) and (B) within 12 months of any such termination, Cepheid or any of its subsidiaries enters into a definitive agreement with respect to any acquisition proposal or consummates any acquisition proposal (in each case, whether or not such acquisition proposal is the same acquisition proposal described in clause (A)); provided, that for all purposes of this bullet point, the term “acquisition proposal” shall have the meaning defined above in the section entitled “—No Solicitation by Cepheid of Acquisition Proposals; Changes in Board Recommendation” beginning on page 91 of this proxy statement, except that references to 20% in the definition thereof shall be deemed to be references to 50%.

In no event will Cepheid be required to pay the termination fee in connection with the termination of the merger agreement on more than one occasion.

The parties have agreed that, in the event the merger agreement is terminated under circumstances where the termination fee would be payable, the payment of the termination fee to Danaher, in accordance with the terms of the merger agreement, will be Danaher’s sole and exclusive remedy for any loss it or Merger Sub suffers as a result of the failure of the transactions contemplated by the merger agreement to be consummated, the termination of the merger agreement, any liabilities or obligations arising under the merger agreement or any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement, except that there is no limit to liability for any losses resulting from an intentional breach, as described above in the section entitled “—Termination; Effect of Termination” beginning on page 102 of this proxy statement.

Fees and Expenses

All out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred in connection with the merger agreement, the transactions contemplated thereby, the solicitation of shareholder approvals and all other matters related to the consummation of the merger will be paid by the party incurring such fees and expenses, whether or not the merger or the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement. Cepheid and Danaher have agreed to evenly split the filing fees and the cost of printing and mailing this proxy statement.

Specific Performance

The parties have agreed that the parties will be entitled, without the requirement for posting a bond, to an order of specific performance to enforce the performance of any covenant or obligation contained in the merger agreement and an injunction restraining a breach or threatened breach of the merger agreement. To the extent a party initiates a proceeding seeking specific performance past the outside date, the outside date will be automatically extended until the proceeding is finally resolved.

Third-Party Beneficiaries

The merger agreement provides that, other than certain provisions (including those discussed above in the sections entitled “—Treatment of Equity Awards”, “—Treatment of 2012 Employee Stock Purchase Plan” “—Payment of Merger Consideration; Exchange of Shares in the Merger”, beginning on page 81, page 82, and page 83 respectively, of this proxy statement, which will be for the benefit of the former holders of Cepheid common stock or equity awards from and after the effective time of the merger, and “—Directors’ and Officers’ Indemnification and Insurance” beginning on page 98 of this proxy statement, which will be for the benefit of the parties described therein), the merger agreement will be binding upon and inure solely to the benefit of each party to the merger agreement, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

Amendments; Waivers

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. However, after the approval of the merger agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Cepheid common stock will be converted upon consummation of the merger or that would otherwise require the approval of the shareholders of Cepheid under applicable law or in accordance with the rules of NASDAQ. The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

At any time prior to the effective time of the merger, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any uncured inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement; provided that, after the approval of the merger agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Cepheid common stock, there will be no waiver that under applicable law or in accordance with the rules of NASDAQ requires further approval by the holders of Cepheid common stock. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights.

Governing Law; Jurisdiction

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, provided that the approval, effectiveness and statutory effects of the merger will be governed by and construed in accordance with the laws of the State of California. The parties have agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with the merger agreement or the transactions contemplated thereby (whether brought by any party to the merger agreement or any of its affiliates or against any party to the merger agreement or any of its affiliates) will be heard and determined exclusively in the Court of Chancery in the State of Delaware (or a federal court of the United States located within the State of Delaware), and the parties submit to the exclusive jurisdiction of such court for the purpose of such suit, action or proceeding.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Item 402(t) of Regulation S-K promulgated under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation arrangements for our named executive officers disclosed in the section entitled “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 69 of this proxy statement.

The payments summarized there in the table entitled “Golden Parachute Compensation” and as further described in the accompanying footnotes and the associated narrative discussion represent all the compensation known at this time that may be paid or become payable to Cepheid named executive officers that is based on or otherwise related to the merger.

The Cepheid board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Cepheid board of directors recommends that the shareholders of Cepheid approve the following resolution:

“RESOLVED, that the shareholders of Cepheid approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise related to the merger as disclosed in this proxy statement pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement, the merger and the principal terms thereof. Accordingly, you may vote to approve the proposal to approve the merger agreement, the merger and the principal terms thereof and vote not to approve the advisory compensation proposal and vice versa. Under our bylaws, as amended, the approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions and broker non-votes, if any, and shares not in attendance will have no effect on the approval of the advisory compensation proposal (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes).

Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either Cepheid or Danaher or any of their respective subsidiaries. Accordingly, if the merger agreement is approved and the merger is consummated, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Cepheid shareholders.

The Cepheid board of directors recommends that Cepheid shareholders vote “FOR” the advisory compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Cepheid shareholders are being asked to approve a proposal providing for the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof, and to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Cepheid shareholders prior to the special meeting.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Cepheid board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If Cepheid shareholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the proposal to approve the merger agreement, the merger and the principal terms thereof, including the solicitation of proxies from holders of Cepheid common stock that have previously voted against the proposal to approve the merger agreement, the merger and the principal terms thereof. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, the merger and the principal terms thereof, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement, the merger and the principal terms thereof and seek to convince the holders of those shares of Cepheid common stock to change their votes to votes in favor of the approval of the merger agreement, the merger and the principal terms thereof.

The Cepheid board of directors believes that if the number of shares of Cepheid common stock present in person or represented by proxy at the special meeting and voting in favor of approval of the merger agreement, the merger and the principal terms thereof is not sufficient to approve the merger agreement, the merger and the principal terms thereof, it is in the best interests of the holders of Cepheid common stock to enable the Cepheid board of directors to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement, the merger and the principal terms thereof. In addition, under the merger agreement, Cepheid could be required to adjourn the special meeting for up to 30 days upon Danaher’s written direction if the number of shares of Cepheid common stock present in person or represented by proxy at the special meeting and voting in favor of approval of the merger agreement, the merger and the principal terms thereof is not sufficient to approve the merger agreement, the merger and the principal terms thereof.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement, the merger and the principal terms thereof. Accordingly, you may vote to approve the proposal to approve the merger agreement, the merger and the principal terms thereof and vote not to approve the adjournment proposal and vice versa. Under our bylaws, as amended, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cepheid common stock that are present in person or by proxy at the special meeting and voting on the proposal (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions and broker non-votes, if any, and shares not in attendance will have no effect on the approval of the adjournment proposal (unless such shares are necessary to satisfy the requirement that the proposal receive the affirmative vote of at least a majority of the required quorum, in which case abstentions and broker non-votes could have the same effect as a vote “AGAINST” the proposal because they do not count as affirmative votes).

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Cepheid board of directors recommends that Cepheid shareholders vote “FOR” the adjournment proposal.

MARKET PRICE OF CEPHEID COMMON STOCK AND DIVIDEND INFORMATION

Cepheid common stock trades on NASDAQ under the symbol “CPHD.” As of the record date for the special meeting, Cepheid had [●] shares of Cepheid common stock issued and outstanding and Cepheid had approximately [●] shareholders of record.

The following table sets forth the high and low reported sale prices for Cepheid common stock for the periods shown as reported on NASDAQ.

	High	Low
Fiscal Year Ended December 31, 2014
First Quarter	$55.89	$44.20
Second Quarter	$54.51	$40.15
Third Quarter	$50.46	$36.94
Fourth Quarter	$56.47	$42.26
Fiscal Year Ended December 31, 2015
First Quarter	$60.00	$51.42
Second Quarter	$62.05	$52.87
Third Quarter	$63.69	$43.02
Fourth Quarter	$46.20	$29.21
Fiscal Year Ended December 31, 2016
First Quarter	$37.35	$26.22
Second Quarter	$36.94	$25.09
Third Quarter to September 22, 2016	$53.91	$30.56

The closing price of Cepheid common stock on NASDAQ on September 2, 2016, the last trading day prior to the public announcement of the merger, was $34.42 and the merger consideration represents a premium of 54.0% over the closing price on September 2, 2016. On [●], 2016, the last trading day before the date of this proxy statement, the closing price of Cepheid common stock on NASDAQ was $[●].

Cepheid has never declared or paid any cash dividends on Cepheid common stock. Under the terms of the merger agreement, Cepheid is prohibited from declaring, authorizing, making or paying any dividend or distribution during the pendency of the merger. We do not expect to pay cash dividends in the foreseeable future.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR CEPHEID COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 16, 2016, concerning beneficial ownership of Cepheid common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of Cepheid common stock;

•	each of our current directors;

•	our chief executive officer, all individuals that served as the chief financial officer in the fiscal year ended December 31, 2015 and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015; and

•	all current directors and current executive officers as a group.

The percentage ownership is based on 73,256,925 shares of Cepheid common stock outstanding as of September 16, 2016. Shares of Cepheid common stock that are subject to options that are currently exercisable or will become exercisable within 60 days of September 16, 2016 and shares of Cepheid common stock that are subject to restricted stock units that will vest and become settleable within 60 days of September 16, 2016, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or restricted stock units, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
John L. Bishop (1)	920,658	1.24%
Thomas D. Brown (2)	117,026	*
Robert J. Easton (3)	155,824	*
Thomas L. Gutshall (4)	522,109	*
Cristina H. Kepner (5)	384,554	*
Wayne G. Paterson (6)	9,034	*
David H. Persing, M.D., Ph.D. (7)	244,336	*
Hollings C. Renton (8)	61,317	*
Glenn D. Steele Jr., M.D., Ph.D. (9)	79,827	*
Daniel E. Madden (10)	33,984	*
Ilan Daskal (11)	—	*
Andrew D. Miller (11)	1,241	*
Scott A. Campbell, Ph.D. (12)	39,192	*
Warren C. Kocmond (13)	78,840	*
All current directors and current executive officers as a group (16 persons) (14)	3,006,072	4.00%
Five Percent Shareholders
Entities affiliated with Columbia Wanger Asset Management, LLC (15)	5,360,677	7.32%
Entities affiliated with The Vanguard Group, Inc. (16)	5,027,324	6.86%
Entities affiliated with BlackRock, Inc. (17)	4,058,558	5.54%
Entities affiliated with Goldman Sachs Asset Management, L.P. (18)	3,946,784	5.39%
Entities affiliated with Wellington Management Group LLP (19)	3,829,221	5.23%
Entities affiliated with Riverbridge Partners LLC (20)	3,675,513	5.02%

*	Less than one percent.
(1)	Includes options to purchase 849,999 shares exercisable and 3,876 shares subject to restricted stock units vesting and become settleable, in each case, within 60 days of September 16, 2016.
(2)	Includes options to purchase 66,950 shares exercisable within 60 days of September 16, 2016.
(3)	Includes 73,655 shares owned by Second Easton Family Charitable trust, 4,175 shares owned by Joan Easton, and options to purchase 66,950 shares exercisable within 60 days of September 16, 2016.
(4)	Includes 350,000 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 66,950 shares exercisable within 60 days of September 16, 2016.
(5)	Includes 45,000 shares held in an Individual Retirement Account, and options to purchase 66,950 shares exercisable within 60 days of September 16, 2016.
(6)	Includes options to purchase 8,134 shares exercisable within 60 days of September 16, 2016.
(7)	Includes options to purchase 233,811 shares exercisable, and 1,037 shares subject to restricted stock units vesting, within 60 days of September 16, 2016.
(8)	Includes options to purchase 48,200 shares exercisable within 60 days of September 16, 2016.
(9)	Includes options to purchase 66,950 shares exercisable within 60 days of September 16, 2016.
(10)	Includes options to purchase 31,124 shares exercisable, and 584 shares subject to restricted stock units vesting and become settleable, in each case, within 60 days of September 16, 2016.
(11)	Represents shares beneficially owned as of the last day the individual was an executive officer of Cepheid pursuant to Section 16 of the Securities Exchange Act of 1934.
(12)	Includes options to purchase 35,468 shares exercisable, and 1,252 shares subject to restricted stock units vesting and become settleable, in each case, within 60 days of September 16, 2016.
(13)	Includes options to purchase 74,999 shares exercisable, and 1,818 shares subject to restricted stock units vesting and become settleable, in each case, within 60 days of September 16, 2016.
(14)	Includes options to purchase 1,947,918 shares exercisable, and 10,956 shares subject to restricted stock units vesting and become settleable, in each case, within 60 days of September 16, 2016.
(15)	Based on a Schedule 13G/A filed January 20, 2016. Columbia Wanger Asset Management, LLC has sole voting power with respect to 4,903,451 shares and sole dispositive power with respect to 5,360,677 shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(16)	Based on a Schedule 13G/A filed February 10, 2016. The Vanguard Group, Inc. has sole voting power with respect to 158,106 shares, shared voting power with respect to 4,400 shares, sole dispositive power with respect to 4,869,218 shares and shared dispositive power with respect to 158,106 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 153,706 shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,800 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on a Schedule 13G/A filed February 10, 2016. BlackRock, Inc. has the sole voting power with respect to 3,891,567 shares and has sole dispositive power with respect to 4,058,558 shares. Includes shares beneficially owned by BlackRock Advisor, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC and BlackRock Japan Co. Ltd. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.
(18)	Based on a Schedule 13G/A filed February 10, 2016. Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting power with respect to 3,845,087 shares and shared dispositive power with respect to 3,946,784 shares. The address of these entities is 200 West Street, New York, NY 10282.
(19)

Based on a Schedule 13G/A filed February 11, 2016. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has the shared voting power with respect to 2,853,961 shares and shared dispositive power with respect to 3,829,221 shares. Wellington Management Company LLP has the shared voting power with respect to 2,841,656 shares and shared dispositive power with respect to 3,666,141 shares. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(20)	Based on a Schedule 13G/A filed February 1, 2016. Riverbridge Partners LLC has the sole voting power with respect to 3,091,288 shares and sole dispositive power with respect to 3,675,513 shares. The address of Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.

OTHER MATTERS

As of the date of this proxy statement, the Cepheid board of directors has not received notice of any shareholder proposals and does not intend to propose any other matters for shareholder action at the special meeting other than as described in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future shareholder meetings. If the merger is not consummated, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not consummated and the 2017 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as amended, as described below.

The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for the 2017 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 11, 2016. Submissions must be received by us at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in the proxy statement and form of proxy must do so in accordance with our bylaws and such proposals or director nominations must be received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on November 27, 2016 and not later than 5:00 p.m. (Pacific Time) on December 27, 2016. Any submissions not received in the manner described above will not be considered.

Shareholders are also advised to review Cepheid’s bylaws, as amended, which contain additional requirements with respect to shareholder proposals.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s Internet website located at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Cepheid through the Investor Relations section of our website, and the “Financial Information” tab therein. The Internet website address is http://ir.cepheid.com. The information on our Internet website is not, and shall not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to our Investor Relations team at Cepheid, 904 Caribbean Drive, Sunnyvale, CA 94089, Attn: Investor Relations.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 4, 2016, and for the quarter ended June 30, 2016, filed with the SEC on August 8, 2016;

•	our 2016 Annual Proxy Statement filed with the SEC on March 11, 2016, as supplemented on April 5, 2016, April 13, 2016 and April 14, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on February 10, 2016, April 27, 2016, August 1, 2016 and September 6, 2016.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

Attention: Investor Relations

You may also obtain documents incorporated by reference by requesting them from Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (877) 629-6355, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC. Documents should be requested by [●], 2016 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Cepheid since the date of this proxy statement or that the information herein is correct as of any later date.

Danaher and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Danaher and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [●], 2016. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of

September 2, 2016

by and among

DANAHER CORPORATION,

COPPER MERGER SUB, INC.

and

CEPHEID

A-i

A-ii

SECTION 9.11	Waiver	A-51
SECTION 9.12	Company Disclosure Schedule	A-51
SECTION 9.13	WAIVER OF JURY TRIAL	A-52
SECTION 9.14	Counterparts	A-52
SECTION 9.15	Interpretation and Rules of Construction	A-52

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2016 (this “Agreement”), among Danaher Corporation, a Delaware corporation (“Parent”), Copper Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cepheid, a California corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Corporations Code of the State of California (the “CCC”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”) and (iii) subject to the terms set forth herein, resolved to recommend approval of this Agreement, the Merger and the principal terms thereof by the Company Shareholders (the “Company Shareholder Approval”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its shareholder and (ii) adopted this Agreement, and recommended the approval of this Agreement, the Merger and the principal terms thereof by the shareholder of Merger Sub;

WHEREAS, the sole shareholder of Merger Sub has approved this Agreement, the Merger and the principal terms thereof; and

WHEREAS, upon consummation of the Merger, each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or any direct or indirect wholly owned Company Subsidiary, any shares of Company Common Stock held in the treasury of the Company or any Dissenting Shares, will be canceled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and other agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01      The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02      Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time,

on the second Business Day after the later to be satisfied of the conditions set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or waiver (where permissible) of the other conditions to the Closing set forth in Article VII, other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or waiver (where permissible)), remotely, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03      Effective Time.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate agreement of merger (the “Agreement of Merger”) and any other documents required to be executed and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall make all other filings or recordings required under the CCC. The Merger shall become effective at the time the Agreement of Merger shall have been duly filed with the Secretary of State of the State of California or such other date and time as is agreed upon by the parties and specified in the Agreement of Merger, such date and time hereinafter referred to as the “Effective Time”.

SECTION 1.04      Effects of the Merger.  As a result of the Merger, (a) the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC. Without limiting the generality of the foregoing, at the Effective Time, all of the rights and property of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Company.

SECTION 1.05      Articles of Incorporation and Bylaws of the Surviving Company.  At the Effective Time, the Amended and Restated Articles of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) shall be amended in their entirety pursuant to the Merger to conform to the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the articles of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.09).

SECTION 1.06      Directors and Officers of the Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and the individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

SECTION 1.07      Subsequent Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01      Conversion of Shares, Options and RSUs.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any equityholder of the Company:

(a)        Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock (each a “Share” and collectively, the “Shares”) held in the treasury of the Company or owned by any direct or indirect wholly owned Subsidiary of the Company (each a “Company Subsidiary”) and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)        Shares of Merger Sub.  Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Company.

(c)        Company Common Stock.  Except as provided in Sections 2.01(a) and (b), each Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $53.00 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(d)        Company Options.  Each Company Option (other than a Rollover Option) that has an exercise price that is less than the Merger Consideration and that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Option or any other Person, be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of Shares subject to such Company Option multiplied by (B) the excess, if any, of the Merger Consideration over the applicable per share exercise price under such Company Option. Notwithstanding anything to the contrary in this Agreement, each Company Option that has an exercise price that equals or exceeds the Merger Consideration shall be cancelled and shall cease to exist without receiving any payment therefor.

(e)        Rollover Options.  Each Rollover Option shall be assumed by Parent and shall be converted into and become an option to acquire Parent Common Stock, on the same terms and conditions as were applicable under the Company Option immediately prior to the Effective Time, as follows:

(i)        the number of shares of Parent Common Stock subject to each Rollover Option assumed by Parent shall be determined by multiplying the number of Shares that were subject to such Rollover Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and

(ii)        the per share exercise price for the Parent Common Stock issuable upon exercise of each Rollover Option assumed by Parent shall be determined by dividing the applicable per share exercise price of such Rollover Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii)        Any restriction on the exercise of any Rollover Option assumed and converted by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Rollover Option shall otherwise remain unchanged as a result of the assumption of such Rollover Option, in each case except to the extent otherwise provided in any Company Equity Plan, or any stock option, employment, change of control or other agreement between the holder of a Rollover Option and the Company.

(iv)        Notwithstanding the foregoing, any Company Option held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall not be assumed by Parent and shall instead be cancelled in exchange for a payment by Parent of an amount in cash equal to the product of (a) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (b) the excess, if any, of the Merger Consideration over the applicable per share exercise price under such Company Option.

(f)        Company RSUs.  Each Company RSU (other than a Rollover RSU) that is unexpired, unsettled and outstanding as of the Effective Time shall be, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company RSU or any other Person, cancelled and automatically converted into the right to receive the Merger Consideration in cash for each Share subject to such Company RSU.

(g)        Rollover RSUs.  Each Rollover RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be assumed by Parent and shall be converted into a restricted stock unit to receive, on the same terms and conditions as were applicable under the Rollover RSU immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that were subject to such Rollover RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Any restriction on the settlement of any Rollover RSU assumed by Parent shall continue in full force and effect and the term, settlement terms, vesting schedule and other provisions of such Rollover RSU shall otherwise remain unchanged as a result of the assumption and conversion of such Rollover RSU, in each case except to the extent otherwise provided in any Company Equity Plan, or any restricted stock unit, employment, change of control or other agreement between the holder of a Rollover RSU and the Company.

Notwithstanding the foregoing, any Company RSU held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall not be assumed by Parent and shall instead be cancelled and automatically converted into the right to receive the Merger Consideration in cash for each Share subject to such Company RSU.

(h)        Company Performance RSUs.  Each Company Performance RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Performance RSU or any other Person, cancelled and automatically converted into the right to receive the product of (i) the Merger Consideration multiplied by (ii) a number Shares equal to the Target Number of Units as set forth in each Notice of Performance-Based Restricted Stock Unit Award and Award Agreement pursuant to which such Company Performance RSUs were granted.

(i)        Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the Compensation and Organizational Development Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 2.01(c)-(h). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Options, Company RSUs or Company Performance RSUs. All payments made to holders of Company Options, Company RSUs and Company Performance RSUs pursuant to Sections 2.01(d), (f) and (h) shall be effected within 14 calendar days of the Closing. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a Company Option and/or Company RSU that has been assumed by Parent an appropriate notice setting forth such former participant’s rights with respect to the Company Options and Company RSUs assumed and converted by Parent pursuant to Section 2.01(e) or Section 2.01(g).

SECTION 2.02      Exchange of Certificates.

(a)        Paying Agent.  Prior to the Effective Time, Parent shall (i) appoint a nationally recognized financial institution approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Closing, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.

(b)        Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the transfer of non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or transfer of Book-Entry Shares to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered are registered if the Certificate representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required solely by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three Business Days thereafter), the Merger Consideration for each Book-Entry Share.

(c)        No Further Rights.  From and after the Effective Time, holders of Shares shall cease to have any rights as Company Shareholders, except as provided herein or by Law.

(d)        Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Shares 12 months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration (unless surrendered to a public official pursuant to any escheat or similar Law). Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)        Withholding Rights.  Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSUs or Company Performance RSUs such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Company or Parent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options, Company RSUs or Company Performance RSUs in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

(f)        Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.02(d), Parent) shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(c).

SECTION 2.03      Share Transfer Books.  At the Effective Time, (a) all Shares outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist in exchange for the consideration issued pursuant to Section 2.01(c), and all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Shareholders except as provided for in Section 2.01(c) and (b) the share transfer books of the Company shall be closed with respect to all Shares and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Company for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(c).

SECTION 2.04      Certain Adjustments.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares or shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and the Exchange Ratio shall be appropriately adjusted to provide the holders of Shares, Rollover Options and Rollover RSUs the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

SECTION 2.05      Dissenting Shares.

(a)        Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Effective Time and held by a holder or record who did not vote in favor of the Company Shareholder Approval (or consent thereto in writing) and is entitled to demand, and has properly demanded, that the Company purchase such Shares (such Shares, the “Dissenting Shares”) for fair market value in accordance with, and in compliance in all respects with, Chapter 13 of the CCC shall not be converted into the right to receive the Merger Consideration payable pursuant to Section

2.01(c), but instead at the Effective Time shall be converted into the right to receive payment of the fair market value of such Shares as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CCC. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair market value of such Dissenting Shares pursuant to Chapter 13 of the CCC, or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest or duplication.

(b)        The Company will give Parent prompt notice of any demands received by the Company for the purchase of Shares pursuant to Chapter 13 of the CCC, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by the Company relating to rights to be paid the fair market value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time (unless required by Law), the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration made available to the Payment Agent to pay for Shares that have become Dissenting Shares shall be returned to Parent upon demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or, other than with respect to Section 3.02, as disclosed in the SEC Reports (but excluding (x) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (y) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) as filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01      Organization and Qualification; Subsidiaries.

(a)        The Company is a corporation validly existing and in good standing under the Laws of the State of California and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) of the jurisdiction of its incorporation or organization, and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(c)        The Company has made available to Parent a true and complete copy of (a) the Company Articles, (b) the Company Bylaws and (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Articles or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents) in each case except for violations that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.02      Capitalization.

(a)        The authorized share capital of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (“Preferred Stock”). As of the close of business on August 31, 2016 (the “Capitalization Date”), there were 73,215,407 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. No Company Subsidiary owns any Company Common Stock or Preferred Stock.

(b)        As of the close of business on the Capitalization Date, the Company had no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 4,264,259 Shares reserved for issuance for Company Options and Company RSUs that have been granted and that are outstanding pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) (which are not included within the 73,215,407 shares of Company Common Stock issued and outstanding set forth above), (ii) 3,055,557 Shares reserved for issuance for Company Options, Company RSUs and Company Performance RSUs that have been granted and that are outstanding pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) (which are not included within the 73,215,407 shares of Company Common Stock issued and outstanding set forth above) (assuming the vesting of Company Performance RSUs at the target level), (iii) 2,667,776 Shares reserved for issuance pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”) (which are not included within the 73,215,407 shares of Company Common Stock issued and outstanding set forth above), (iv) 280,116 Shares reserved for issuance for Company Options and Company RSUs that have been granted and that are outstanding other than pursuant to the 2006 Plan and the 2015 Plan (which are not included within the 73,215,407 shares of Company Common Stock issued and outstanding set forth above) and (v) Shares reserved for issuance upon conversion of the Company’s 1.25% Convertible Senior Notes due 2021 (the “Convertible Notes”) (which are not included within the 73,215,407 shares of Company Common Stock issued and outstanding set forth above).

(c)        Except as set forth in Section 3.02(b), as of the close of business on the Capitalization Date, no shares of capital stock or voting securities of, or other equity interests in, the Company are reserved for issuance or outstanding. Since the close of business on the Capitalization Date through the date of this Agreement, no Company Options, Company RSUs or Company Performance RSUs have been issued or granted and no Shares have been issued other than in satisfaction of the vesting or exercise of (in each case in accordance with their respective terms) any Company Options, Company RSUs or Company Performance RSUs, in each case, that were outstanding as of the close of business on the Capitalization Date and set forth in Section 3.02(b). Except as set forth in Section 3.02(b), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such Shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the Shares or any shares of capital stock of any Company Subsidiary, the value of all or any part of the Company or any Company Subsidiary (collectively, “Equity Interests”), in each case, obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interests.

(d)        Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance. Except for the Convertible Notes, there are no outstanding obligations under Contract or otherwise of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests of the Company or of any Company Subsidiary.

(e)        All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in material violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(f)        All Company Options, Company RSUs and Company Performance RSUs are evidenced by stock option, restricted stock unit or performance restricted stock unit agreements or awards (as the case may be) in substantially the same form as the agreements or form or forms of stock option, restricted stock unit or performance restricted stock unit agreements or awards, respectively, that have been made available to Parent. Section 3.02(f) of the Company Disclosure Schedules sets forth a listing of all Persons (by employee number) who hold outstanding Company Options, Company RSUs and Company Performance RSUs as of the Capitalization Date, indicating, with respect to each Company Option, Company RSU or Company Performance RSU, the number of Shares subject to such Company Option, Company RSU and Company Performance RSU, the date of grant or issuance, the vesting schedule and the expiration date (if any) thereof.

SECTION 3.03      Corporate Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and subject to the receipt of the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Shareholder Approval and the filing of the Agreement of Merger with the Secretary of State of the State of California as required by the CCC). This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.04      No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Articles, the Company Bylaws, or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.04(b) have been obtained, that all filings and other actions described in Section 3.04(b) have been made or taken and the Company Shareholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or result in the loss of any benefit under, or the creation of any Lien (other than a Permitted Lien) on the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any Consent, order, or license from, notice to or registration, declaration or filing with any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Company Shareholder Approval, (iii) compliance with any applicable rules of NASDAQ, (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws as may be applicable to the Transactions and (vi) such other Consents, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.05      SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)        The Company has filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed or furnished (as applicable) by it with the SEC since January 1, 2014 (as amended through the date hereof, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder and (ii) did not and will not, at the time they were or will be filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)        Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c)        The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)        Neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued or contingent or otherwise, except for liabilities and obligations (i) that are reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at June 30, 2016 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, (ii) that have been incurred since June 30, 2016 in the ordinary course of business, (iii) incurred under any Contract other than liabilities or obligations due to breaches thereunder, (iv) arising out of this Agreement or in connection with the Transactions or (v) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.06      Absence of Certain Changes or Events.

(a)        Since January 1, 2016, no event or events or developments have occurred that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Except in connection with the execution and delivery of this Agreement and the Transactions, from January 1, 2016, through the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business in all material respects.

SECTION 3.07      Absence of Litigation.  As of the date of this Agreement, there is no litigation, suit, arbitration, claim, charge, action or proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, in each case that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.08      Compliance with Laws; Permits.

(a)        Except with respect to anti-bribery, FDCA Laws and FDA compliance, Tax Laws, Environmental Laws and Intellectual Property (which are the subject of Section 3.08(c), Section 3.08(e), Section 3.12, Section 3.15 and Section 3.16, respectively), the Company and each Company Subsidiary is and, for the three years prior to the date of this Agreement, has been in compliance with the Laws applicable to each of the Company and the Company Subsidiaries, in each case except to the extent that the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect. Within the three-year period prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority any written notices of violation with respect to any Laws applicable to it, in each case other than as would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Each of the Company and each Company Subsidiary is in possession of all licenses, permits, approvals, accreditations, certificates and other authorizations of any Governmental

Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(c)        Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, any of the Company Subsidiaries nor any of their respective predecessors, directors, officers, employees, consultants, nor, to the Knowledge of the Company, any joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, has directly or indirectly (a), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment or (b) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of the Company Subsidiaries in any jurisdiction outside the United States.

(d)        Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, the Company and each of its Subsidiaries has conducted its transactions in accordance with all applicable export control laws and re-export control laws, economic and trade sanctions laws, and all other applicable export control and sanctions laws in other countries in which the Company and its Subsidiaries conduct business, directly or indirectly.

(e)        Without limiting the foregoing, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s business is being and, since January 1, 2014, has been conducted in compliance with, as applicable, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all FDA laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign Laws. There are no products that have been commercially distributed by the Company since January 1, 2014 that would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Authority for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is wrongly affixed to such products, except where the failure to obtain such conformity, approval or premarket clearance, as applicable, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, the Company has not received written notice of any, and except as would not reasonably be expected to have a Company Material Adverse Effect, there is no, action, suit, proceeding or investigation by the FDA or any comparable foreign Governmental Authority, including to recall procedures or market withdrawals, pending or, to the Knowledge of the Company, threatened against the Company alleging that products of the Company, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any respect of the FDCA or comparable applicable foreign Laws. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, no false statements have been made in any marketing application or other submission or correspondence filed by or on behalf of the Company with the FDA. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, all clinical studies conducted by the Company in the United States to support a marketing application have complied with Good Clinical Practices and comparable requirements in other countries where such studies were or are being conducted during such period of time. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the Company’s products which are the subject of Section 510(k) Clearance and which subsequently have been modified have received Section 510(k) Clearance to the extent required by Law, and all of the Company’s products which have been sold without FDA review have been marketed in accordance with applicable Law for such types of product.

SECTION 3.09      Employee Benefit Plans.

(a)        Section 3.09(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purpose of this agreement, the term “Company Benefit Plans” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, equity-based award, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, consulting, termination, severance, or other Contracts (other than (i) offer letters and other agreements, understandings or arrangements that cover individuals located primarily outside of the United States (an “International Plan”) and (ii) offer letters and other agreements, understandings or arrangements related to U.S. employees that are terminable “at will” without the payment of severance or notice pay or other material obligations) of the Company or with respect to which the Company or any Company Subsidiary has or could reasonably expect to have any material liability or obligation or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary.

(b)        Copies of the following have been made available to Parent (in each case if applicable) with respect to each Company Benefit Plan: (i) the plan document, the summary plan description and any summary of material modifications, (ii) the most recent annual report, actuarial report and financial statements and (iii) the trust agreement, insurance Contract and other documents relating to funding or payment of benefits. Copies of the following have been made available to Parent (in each case if applicable) with respect to each International Plan: the plan document, the summary plan description and any summary of material modifications. Copies of any employment agreement that provides for acceleration of any equity incentive, or the payment of severance or other benefits upon termination of employment have been made available to Parent.

(c)        No Company Benefit Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any Company Subsidiary of incurring any such liability.

(d)        Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service of the United States (the “IRS”) that the Company Benefit Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the

Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan.

(e)        Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

(f)        With respect to any Company Benefit Plan or International Plan, as of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(g)        Except as would not reasonably be expected to have a Company Material Adverse Effect, each International Plan (i) if intended to qualify for special tax treatment, meets all applicable requirements, (ii) if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions in accordance with applicable accounting principles and (iii) is in compliance with applicable Laws, and there is no breach pursuant to such International Plan.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, such as termination of employment) will result in the payment of any amount pursuant to agreements or arrangements in existence as of the date of this Agreement that, individually or in combination with any other such payment, would not be deductible pursuant to Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code).

(i)        Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto.

SECTION 3.10      Labor and Employment Matters.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, nor bound by, any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary (“Collective Bargaining Agreement”), nor, to the Knowledge of the Company, are there any pending or threatened activities or proceedings of any labor union, labor organization or works council to organize any such employees. There are no unfair labor practice Actions or, to the Company’s Knowledge, complaints or union or works council representation questions, involving any current or former employee of the Company or any Company Subsidiary that are existing or pending against the Company or any Company Subsidiary, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. Since January 1, 2014, all contractors, former contractors, leased employees, and individuals contracted through employment agencies who have provided services to the Company or any of its Subsidiaries have been rightly classified as independent contractors or other non-employees of the Company, as applicable, and would not reasonably be expected to be reclassified by any Governmental Authority as employees of the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11      Real Property.

(a)        Section 3.11 of the Company Disclosure Schedule sets forth a list by address of all Owned Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold interests in all Leased Real Property free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(b)        Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect, binding and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (ii) neither the Company or any Company Subsidiary has received notice of any default under any lease or sublease.

SECTION 3.12      Taxes.

(a)        The Company and the Company Subsidiaries (i) have timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects and (ii) have timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return), except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b)        There are no pending audits, refund litigation, proposed adjustments, other proceedings or, to the Company’s Knowledge, investigations or examinations by a Governmental Authority in respect of any material Taxes or material Tax Returns of the Company or any of the Company Subsidiaries, and no such audits, examinations, investigations, refund litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Liens for a material amount of Taxes on any of the assets of the Company or the Company Subsidiaries other than Permitted Liens.

(c)        Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of another Person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation, or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)    Neither the Company nor any of the Company Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. The Company has not extended and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of the Company Subsidiaries other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)        Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(f)        Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.

(g)        Notwithstanding anything to the contrary herein, the representations in Section 3.09 and this Section 3.12 are the sole representations of the Company and the Company Subsidiaries with respect to Tax matters.

SECTION 3.13      Material Contracts.

(a)        Section 3.13(a)  of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Contracts”):

(i)        any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or any SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii)        any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that, during the fiscal year ended December 31, 2015, resulted in, or during the fiscal year ended December 31, 2016, is reasonably expected to result in, aggregate purchases or other spend by the Company or any Company Subsidiary of $3,000,000 or more, or $10,000,000 million or more over the life of such Contract, or that is otherwise material to the Company and the Company Subsidiaries, taken as a whole;

(iii)        any Contract with a customer of the Company or any Company Subsidiary that, during the fiscal year ended December 31, 2015, the Company or any Company Subsidiary invoiced such customer, or during the fiscal year ended December 31, 2016, the Company or any Company Subsidiary is reasonably expected to invoice such customer, more than $3,000,000 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract);

(iv)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $5,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to direct or indirect wholly owned Company Subsidiaries;

(v)         with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, any Contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of the Company Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi)        any Contract containing (A) any covenant limiting in any material respect the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person in any line of business or geographic area that is not cancelable without penalty or further payment and without more than 90 days’ notice, (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that is not cancelable without penalty or further payment and without more than 90 days’ notice or (C) a right of first refusal or right of first offer or similar right or that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business with an aggregate value in excess of $5,000,000;

(vii)       any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $2,500,000;

(viii)      any Contract with the Company’s ten largest distributors as determined by revenue during the 12-month period ended December 31, 2015;

(ix)        any manufacturing or assembly Contract that is material to the Company and the Company Subsidiaries as a whole;

(x)         any Contract for Leased Real Property under which the aggregate annual rent payments by the Company or any Company Subsidiary exceed $250,000;

(xi)        any Collective Bargaining Agreement;

(xii)       any employment agreement that provides for acceleration of any equity incentive, or the payment of severance or other benefits upon termination of employment;

(xiii)      any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $3,000,000 that was entered into after January 1, 2014 or that otherwise contains material continuing rights or obligations of the Company; and

(xiv)        any Contract that is a license, royalty, pharmaceutical or other collaboration agreement (excluding clinical trial agreements) or similar Contract with respect to Intellectual Property (other than generally commercially available shrink wrap, clickware or “off-the-shelf” software and Contracts pursuant to which a license of Intellectual Property is granted to or by the Company that is incidental to the primary purpose of such Contract) that involve aggregate payments by or to the Company or any Company Subsidiary for the year ended December 31, 2015 of $3,000,000 or more or that is otherwise material to the Company and the Company Subsidiaries, taken as a whole.

(b)        With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), (ii) none of the Company or any Company Subsidiary has received any written claim of breach or default under or cancellation of any Material Contract, and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract and (iii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. True and correct copies of all Material Contracts have been made available to Parent prior to the date of this Agreement.

SECTION 3.14      Insurance.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries maintains insurance policies adequate and customary in the industry for the operation of their respective businesses, (b) each such insurance policy, except for policies that have expired under their terms in the ordinary course, is in full force and effect and (c) the Company and/or the Company Subsidiaries are in compliance with the terms of such insurance policies.

SECTION 3.15      Environmental Matters.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary is, and has been since January 1, 2014, in compliance with all applicable Environmental Laws, (b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law relating to the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, and are, and have been since January 1, 2014, in compliance with all such permits and approvals, (c) no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” substance, “hazardous” material, or “hazardous” waste, “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any Company Subsidiary in a manner that would reasonably be expected to give rise to a liability under any Environmental Laws and (d) neither the Company nor any Company Subsidiary has received any written claim or notice from any Governmental Authority or other Person alleging that the Company or any Company Subsidiary is or may be in violation of or liable under, any Environmental Law.

SECTION 3.16      Intellectual Property.

(a)        Company Intellectual Property.  Section 3.16(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.

(b)        Ownership.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries, collectively, own, license or otherwise have the right to use Intellectual Property used in the operation of their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”), and such ownership or right to use the Company Intellectual Property Rights will not adversely be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger, (ii) the Company and the Company Subsidiaries own all right, title and interest in the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), (iii) the Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property, the value of which to the Company and the Company Subsidiaries is contingent upon maintaining the confidentiality thereof, and (iv) since January 1, 2014, there have been no security breaches in the Company’s or any Company Subsidiary’s information technology systems.

(c)        No Infringement.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and since January 1, 2014, neither the Company nor any Company Subsidiary has received written notice of, and there is no pending or threatened Action alleging an infringement, misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary or otherwise challenging the validity, enforceability, priority or registrability of any Owned Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by the Company or any Company Subsidiary, and since January 1, 2014 neither the Company nor any Company Subsidiary has sent any written notice to any Person, or brought any Action against any Person, alleging an infringement, misappropriation or violation of the Intellectual Property of the Company or any Company Subsidiary.

(d)        No Orders.  Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding Order restricting the use thereof by the Company or the Company Subsidiaries.

SECTION 3.17      Board Approvals; Vote Required.

(a)        The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Transactions, (iii) resolved, subject to Section 6.03(f), to recommend voting in favor of the Company Shareholder Approval (such recommendation, the “Company Board Recommendation”) and (iv) directed that the Company Shareholder Approval be submitted to a vote of the Company Shareholders.

(b)        The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the Company Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Merger.

SECTION 3.18      Takeover Laws.  As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law, or any comparable anti-takeover provisions of the Company Articles or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.19      Opinion of Financial Advisor.  The Company Board has received an oral opinion (to be confirmed by a written opinion) from Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement. A copy of such opinion shall be shown to Parent for informational purposes promptly following the date of this Agreement.

SECTION 3.20      Information in the Proxy Statement.  The Proxy Statement, and any amendment thereof or supplement thereto, at the date mailed to the Company Shareholders and at the time of any meeting of Company Shareholders to be held to vote on the Company Shareholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 3.21      Brokers.  No broker, finder, investment banker or financial advisor (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.22      No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, none of the Company, the Company Subsidiaries or the Company’s Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, the Company, the Company Subsidiaries or the Company’s Affiliates or their respective businesses or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to Parent, Merger Sub or the Parent Representatives in connection with the Merger or the other Transactions, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and each of the Company, the Company Subsidiaries and the Company’s Affiliates hereby disclaims any such representation or warranty whether by the Company, the Company Subsidiaries or Company’s Affiliates or any other Person on behalf of any of them.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01      Corporate Existence.  Each of Parent and Merger Sub is a corporation validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02      Corporate Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate or shareholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing of Agreement of Merger with the Secretary of State of the State of California as required by the CCC). This Agreement has been validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The sole shareholder of Merger Sub has approved this Agreement, the Merger and the principal terms thereof.

SECTION 4.03      No Conflict; Required Filings and Consents; Agreements.

(a)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) applicable requirements, if any, of the NYSE, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions and (v) such other consents, the failure of which to obtain would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.04      Ownership of Company Capital Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

SECTION 4.05      Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

SECTION 4.06      Operations of Merger Sub.  Merger Sub is wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.07      Financial Capacity.  Parent and Merger Sub currently have, or at the Closing will have, all of the funds available as and when needed that are necessary to consummate the Merger and to perform their respective obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and Merger Sub to consummate the Transactions that Parent and Merger Sub have sufficient funds for payment of the Merger Consideration.

SECTION 4.08      Brokers.  Prior to the Closing, the Company will not be responsible for any brokerage, finder’s, financial advisor’s or other similar fee or commission to any broker, finder, financial advisor or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09      Information in the Proxy Statement.  The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to the Company Shareholders or at the time of the meeting of the Company Shareholders to be held to vote on the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.10      Independent Investigation.  Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, which investigation, review and analysis was done by Parent, its Affiliates and the Parent Representatives. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or the Company Representatives (except the representations and warranties of the Company contained in Article III, as qualified by the Company Disclosure Schedule). Except for the representations and warranties of the Company contained in Article III, Parent acknowledges and agrees that none of the Company, the Company Subsidiaries or any of the Company’s Affiliates nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Company or its business (including any statement, opinion, projection, estimate or other forward-looking information, document or agreement). Parent acknowledges that there are assumptions inherent in making any projections, estimates and budgets, Parent is familiar with such uncertainties and that Parent is responsible for making its own evaluation of the Company.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.01      Conduct of Business.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice. Except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        amend or otherwise change the Company Articles or Company Bylaws, or the certificate of incorporation, bylaws or other comparable charter, formation or organizational documents of any Company Subsidiary;

(b)        issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, (i) any shares of any class of share capital of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other ownership interest, of the Company or any Company Subsidiary (except for (A) issuances, sales or dispositions by a direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary or (B) the issuance of Shares issuable pursuant to Company Options, Company RSUs, Company Performance RSUs, the ESPP or the Convertible Notes that are outstanding on the date of this Agreement or (ii) any assets of the Company or any Company Subsidiary the value or purchase price of which exceeds $2,500,000 individually or $5,000,000 in the aggregate, other than the sale of Company products and services in the ordinary course of business;

(c)        declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;

(d)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary, except for the acquisition of Shares (i) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or (ii) from holders of Company RSUs or Company Performance RSUs in full or partial payment of any Taxes payable by such holder upon the settlement of Company RSUs or Company Performance RSUs to the extent required or permitted under the terms of such Company RSUs or Company Performance RSUs;

(e)        acquire (including by merger, consolidation, or acquisition of equity interests or assets or any other business combination) any company, corporation, partnership, other business organization (or any division thereof) or invest in or acquire any properties, assets or securities (other than cash management and treasury activities entered into in the ordinary course of business), if such acquisition (A) is for an amount that exceeds $3,000,000 or (B) could reasonably be expected to present a risk of delaying the Effective Time, making it more difficult to obtain, or delay obtaining, any Consents or approvals of any Governmental Authority necessary to consummate the Merger, or present a risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger or increasing the risk of not being able to remove any such Order on appeal or otherwise;

(f)        incur, assume or modify the terms of any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person except for (i) cash management and treasury activities entered into in the ordinary course of business, (ii) any currency hedging, swap or similar arrangement entered into in the ordinary course of business (provided that such arrangements do not (x) require a termination fee or (y) accelerate upon the consummation of the Transactions) or (iii) letters of credit, surety bonds, security time deposits, guarantees of indebtedness for borrowed money or similar instruments issued in the ordinary course of business;

(g)        (i) enter into a Contract that (A) would be deemed to be a Material Contract (other than a Material Contract described in Section 3.13(a)(i) and not any other subsection of Section 3.13(a) that is entered into in the ordinary course) if it had been entered into by the Company prior to the date of this Agreement (provided, that (1) for purposes of this Section 5.01(g), in determining whether a Contract would be deemed to be a Material Contract, any monetary threshold set forth in Section 3.13 shall be deemed to apply to any twelve month period following the execution of such Contract and (2) no exception set forth in this Section 5.01(g) shall be deemed to permit entering into any Contract otherwise prohibited by another clause of this Section 5.01) or (B) involves payments or receipts of more than $3,000,000 annually or $10,000,000 over the term of such Contract (excluding purchase orders and other Contracts entered into in the ordinary course) or (ii) terminate, materially modify, renew, waive or amend any material provision of (A) any Material Contract or (B) any Contract that would be deemed to be a Material Contract if it had been entered into prior to the date of this Agreement, other than, in each case of this clause (ii), in the ordinary course of business consistent with past practice;

(h)        authorize, or make any commitment with respect to, any capital expenditures that in the aggregate exceed by 15% the aggregate amount of the capital expenditures budget for the fiscal year ending December 31, 2016 of the Company and the Company Subsidiaries, taken as a whole (a copy of which has been previously made available to Parent);

(i)        make any loans, capital contributions or advances to any Person outside the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Company Subsidiary;

(j)        except as otherwise required by (i) applicable Law, (ii) the existing terms of a Company Benefit Plan and/or International Plan in existence immediately prior to the date of this Agreement and that have been made available to Parent, (A) increase the compensation or benefits payable or to become payable or the benefits provided to its current or former directors, officers, consultants or employees of the Company or any Company Subsidiary, except for (I) increases in base salaries or wages of non-officer employees in the ordinary course of business consistent with past practice, (II) payments of bonuses for the Company’s fiscal year ending December 31, 2016 pursuant to the Company’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the Closing and expenses incurred in connection with the Transactions (but in no event less than 80% of target levels), which payments shall be made no earlier than February 5, 2017 or (III) increases of salary, wages and target incentive compensation in connection with the promotion of an existing non-officer employee in amounts consistent with past practice for such positions; (B) except as set forth in Section 6.05, grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control or severance agreement with, any current or former director, officer, consultant or other employee of the Company or of any Company Subsidiary; (C) except as provided in Section 2.01, or pursuant to a Company Benefit Plan, employment, change of control or other agreement with the Company in effect on the date of this Agreement, accelerate or waive the vesting or performance criteria of an equity incentive award; (D) establish, adopt, enter into, terminate or amend any Company Benefit Plan or International Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan or International Plan if it were in existence as of the date of this Agreement; (E) terminate the employment of any executive officer other than for “cause” or (F) hire any new employees, except for employees at the senior director level (salary grade 12) or below;

(k)        settle (or propose to settle) any Action, other than (i) settlements involving not more than $3,000,000 in monetary damages in any individual case or series of related cases or $10,000,000 in the aggregate (net of insurance proceeds) paid by the Company or a Company Subsidiary other than (A) as required by an agreement as in effect on the date of this Agreement or (B) claims reserved against the Company Financial Statements (for amounts not materially in excess of such reserves); provided that, in the case of each of (A) and (B), the payment, discharge, settlement or satisfaction does not (1) require any actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, or after the Effective Time, Parent or its Subsidiaries, (2) include the admission of wrongdoing by the Company or any Company Subsidiary or (3) involve shareholder litigation in connection with the Merger, which is the subject of Section 6.10;

(l)        materially change any of the financial accounting methods used by the Company, except for such changes that are required by Law, GAAP or regulatory guidelines;

(m)        (i) make, change or rescind any material Tax election, (ii) change any annual Tax accounting period or adopt or change any material method of Tax accounting, (iii) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of the Company or such Company Subsidiary, as applicable, (iv) file any amended Tax Return with respect to any material Tax, (v) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business, (vii) enter into any closing agreement with respect to any Tax or (viii) surrender any right to claim a material Tax refund;

(n)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(o)        encumber, license, sell, transfer, assign, abandon or otherwise dispose of any material Company Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business or the sale of Company products and services in the ordinary course of business; or

(p)        announce an intention, enter into any written agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02      Control of Operations.  Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01      Proxy Statement; Company Shareholders’ Meeting.

(a)        As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after the date on which the Company is informed that the Proxy Statement will not be reviewed, or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with regards to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to the Company Shareholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration to all reasonable changes suggested by Parent. If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.

(b)        The Company shall promptly (and in no event later than the fifth Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Shareholders’ Meeting (based on a record date that is the shortest number of days permitted under applicable Law (without regard to Rules 14a-13(3)(i) and (ii)) and the Company’s organizational documents). If at any time the current record date for the Company Shareholders’ Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date (which shall be the shortest number of days permitted under the Company’s organizational documents and applicable Law) and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

(c)        Unless this Agreement is terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the date on which the Company is informed that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, take all action necessary under all applicable Laws to duly call, give notice of, convene and hold the Company Shareholders’ Meeting. Notwithstanding the foregoing sentence, (i) if (A) on a date for which the Company Shareholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present or (B) prior to the Company Shareholders’ Meeting, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Shareholders within the minimum amount of time prior to the Company Shareholders’ Meeting required by applicable Law, the Company shall, after consultation with Parent, have the right to, and (ii) upon the written direction of Parent, if the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall, in either case, make one or more successive postponements or adjournments of the Company Shareholders’ Meeting; provided that the Company Shareholders’ Meeting is not postponed or adjourned to a date that is more than 30 calendar days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company shall, unless there has been a Change of Board Recommendation, use its reasonable efforts to solicit from the Company Shareholders proxies in favor of the Company Shareholder Approval, and to take all other actions necessary or advisable to secure the Company Shareholder Approval.

(d)        Except in the event that the Company Board shall have made a Change of Board Recommendation as permitted by Section 6.03, (i) the Proxy Statement shall include the Company Board Recommendation and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted; provided that the Company shall not be prohibited from including in the Proxy Statement an accurate statement that an Acquisition Proposal has been made and such statement shall not be deemed a Change of Board Recommendation in and of itself.

SECTION 6.02      Access to Information; Confidentiality.

(a)        Except as otherwise prohibited by applicable Law or Order, the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate or result in the loss or impairment of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries and the Company Representatives to), at Parent’s expense: (i) provide to Parent, Merger Sub and the Parent Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, agents, properties, offices and other facilities of the Company and the Company Subsidiaries, and to the books and records thereof (including Tax Returns, but excluding any confidential information contained in personnel files to the extent the disclosure of such information is prohibited by Privacy and Security Laws), and with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and the Company Subsidiaries and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request.

(b)        All information obtained by Parent, Merger Sub and the Parent Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated August 3, 2016 (the “Confidentiality Agreement”), between Parent and the Company. With respect to the information disclosed pursuant to this Section 6.02, Parent, Merger Sub and the Company shall comply with, and shall cause the Parent Representatives and the Company Representatives, as applicable, to comply with, all of their respective obligations under the Confidentiality Agreement.

(c)        No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03      No Solicitation.

(a)        The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives to, promptly cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, shall terminate “data room” access to such Persons and shall request the prompt return or destruction of all confidential information furnished to any such Person within the past six months in connection therewith.

(b)        Except as permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not, and shall cause each Company Subsidiary not to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives not to, directly or indirectly, (i) solicit or initiate any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal, except to notify such Person of the restrictions of this Section 6.03(b), (iii) otherwise knowingly facilitate the making or submission of an Acquisition Proposal, or knowingly facilitate any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal or (iv) approve, recommend or execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as the Company promptly notifies Parent of any such waiver, amendment or release.

(c)        Notwithstanding anything to the contrary herein, at any time following the date of this Agreement and prior to the receipt of the Company Shareholder Approval, the Company or the Company Board may (i) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made an Acquisition Proposal and (ii) furnish to the Person (or such Person’s representatives) that has made an Acquisition Proposal non-public information relating to the Company and the Company Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of the Company and the Company Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that the Company did not receive such Acquisition Proposal as a result of a material breach of this Section 6.03 and prior to engaging or participating in any such discussions or negotiations with, or furnishing any information to, such Person, (A) the Company Board (1) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is, or could reasonably be expected to lead to or result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) and (C) the Company receives from such Person, or such Person is subject to, an executed Acceptable Confidentiality Agreement.

(d)        The Company shall promptly (and in any event within 48 hours) (i) provide Parent written notice of (A) the receipt by the Company of any Acquisition Proposal or (B) any inquiries, proposals or offers received by the Company concerning an Acquisition Proposal, (ii) disclose to Parent the material terms of any such Acquisition Proposal or any such inquiry, offer, proposal or request and (iii) provide or make available to Parent copies of all material written information concerning the Company or any Company Subsidiary provided or made available by the Company, any Company Subsidiary or any Company Representative to such Person to the extent such written information was not previously provided or made available to Parent. The Company will keep Parent reasonably informed on a reasonably prompt basis (and in any event within 48 hours of any material development) of the status and details (including material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(e)        Except as set forth in Section 6.03(f), neither the Company nor the Company Board, as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend any Acquisition Proposal, (iii) enter into any Acquisition Agreement or (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof (any such action, a “Change of Board Recommendation”).

(f)        Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Shareholder Approval, the Company Board may (x) effect a Change of Board Recommendation, if the Company receives a written Acquisition Proposal not received as a result of a material breach of this Section 6.03 that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law or (y) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation if an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law; provided that:

(i)        prior to effecting a Change of Board Recommendation with respect to a Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation), (B) the Company has provided Parent a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such Superior Proposal, (C) if requested to do so by Parent, for a period of four calendar days following delivery of such notice (the “Superior Proposal Notice Period”), the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) the Company Board (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of this Agreement made by Parent prior to the expiration of the Superior Proposal Notice Period that would, upon acceptance by the Company thereof, be binding on Parent, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make a Change of Board Recommendation in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four calendar day period” shall be deemed references to a “two calendar day period”); and

(ii)        prior to effecting such a Change of Board Recommendation with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such a Change of Board Recommendation, describing in reasonable detail the reasons for such Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation), (B) if requested to do so by Parent, for a period of four calendar days following delivery of such notice (the “Intervening Event Notice Period”), the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) the Company Board shall have determined in good faith, after considering the terms of any irrevocable written offer to modify the terms of this Agreement made by Parent prior to the expiration of the Intervening Event Notice Period that would, upon acceptance by the Company thereof, be binding on Parent, that the failure to effect a Change of Board Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to the Company Shareholders under applicable Law (it being understood and agreed that any changes to the circumstances applicable to the Intervening Event after the start of the Intervening Event Notice Period shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four calendar day period” shall be deemed references to a “two calendar day period”).

(g)        Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A or otherwise complying with Rule 14d-9 or Item 1012 of Regulation M-A under the Exchange Act with respect to an Acquisition Proposal, or from making any disclosure to the Company Shareholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with applicable Law; provided that, in each case, any Change of Board Recommendation may only be made in accordance with Section 6.03(f). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a Change of Board Recommendation.

(h)        Without limiting the foregoing, it is agreed that in the event any Company Representative or any Company Subsidiary takes any action, on behalf of the Company, which, if taken by the Company, would constitute a material breach of this Section 6.03, and the Company does not take reasonable action to seek to cure such breach within three Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.03.

SECTION 6.04      Appropriate Action; Consent; Filings.

(a)        Prior to the Effective Time, the Company shall use its best efforts to obtain any Consents of third parties with respect to any Contracts of the Company or any of the Company Subsidiaries, as may be necessary for the consummation of the Transactions or required by the terms of any Contract of the Company or any of the Company Subsidiaries as a result of the execution, performance or consummation of the Transactions; provided that the Company and Parent shall determine reasonably and jointly whether to seek any Consents from third parties under any Material Contract. In the event that such third party Consent described in this Section 6.04(a) shall not be obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Contracts; provided, further, that without its consent, the Company shall not be required to pay any amount or change its business practices in order to obtain any such Consent.

(b)        Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions and to use their respective reasonable best efforts to cause the conditions to each party’s obligation to consummate the Transactions as set forth in Article VII to be satisfied as promptly as practicable (but in no event later than the Outside Date), including (i) promptly obtaining all authorizations, Consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement, (ii) cooperating fully with the other party in promptly seeking to obtain all such authorizations, Consents, Orders, approvals, licenses, permits and waivers, (iii) responding as promptly as practicable and providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, (iv) obtaining all Governmental Consents required for the satisfaction of the condition set forth in Section 7.01(c) as promptly as practicable and (v) contesting and defending any Action, whether legislative, judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the Transactions and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any of the other Transactions under any Antitrust Law.

(c)        In connection with the efforts referenced in Section 6.04(b) and without limiting the generality of the undertaking pursuant thereto, Parent and the Company shall promptly make all filings that may be required for the satisfaction of the condition set forth in Section 7.01(c) by each of them in connection with the consummation of the Transactions, which, in any event, shall be made within 10 Business Days following the date of this Agreement with respect to the initial filings required under the HSR Act and within 15 Business Days after the date of this Agreement with respect to the required Governmental Approvals set forth on Section 7.01(c) of the Company Disclosure Schedule. Each party shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.

(d)        If any objections are asserted with respect to the Transactions under any Antitrust Law, or if any suit is instituted or threatened by any Governmental Authority or any other Person challenging any of the Transactions as violating any Antitrust Law or if a filing pursuant to Section 6.04(b) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the parties shall use its best efforts to resolve such objections or challenges as such Governmental Authority or other Person may have to such transactions so as to permit consummation of the Transactions as soon as practicable and in any event prior to the Outside Date. Without limiting the generality of the undertaking of Parent pursuant to Section 6.04(b), Parent shall, and shall cause each of its Subsidiaries to, use its and their best efforts, and promptly take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority under any Antitrust Law or any other Person so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by consent decree, hold separate orders or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses, or of the assets, properties or businesses to be acquired by Parent pursuant hereto, (ii) terminating or amending any existing relationships and contractual rights and obligations or (iii) otherwise offering to take or offering to commit to take any actions (and if such offer is accepted, taking or committing to take), such actions as are necessary or advisable, whether or not such actions limit or modify Parent’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the business of the Company and the Company Subsidiaries, in each case as if such action is necessary to satisfy the condition set forth in Section 7.01(c) prior to the Outside Date and/or to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Antitrust Order in any suit or proceeding by a Governmental Authority or any other Person under any Antitrust Laws that would otherwise have the effect of delaying or preventing the consummation of the Merger and the other Transactions beyond the Outside Date. The Company shall agree, if required by Parent, to divest, hold separate or take other actions with respect to its business and assets in furtherance of Parent’s obligation under this Section 6.04(d); provided that any such action shall be conditioned upon the consummation of the Merger, and in no event shall the Company or any of the Company Subsidiaries be required or expected to pay any amount or incur additional costs or expenses in order to obtain any such Governmental Consent. Parent acknowledges its obligation under Section 6.04(b) to contest and defend any Action challenging this Agreement or the consummation of the Transactions in no way limits the obligation of Parent to use, and cause each of its Subsidiaries to use, its and their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Transactions prior to the Outside Date.

(e)        Each party shall keep the other parties apprised (to the extent legally permissible) of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable non-United States Antitrust Laws and shall permit the other parties to review in advance (and to consider any comments made by the other party in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Without limiting the generality of the foregoing, in connection with this Agreement and the Transactions, the parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other parties of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental

Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Any disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s consultation and participation rights described above, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances as promptly as practicable, and in any event prior to the Outside Date, including in connection with the determination of any actions to be taken under Section 6.06(b), and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

(f)        Neither Parent nor Merger Sub shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

SECTION 6.05      Employee Matters.

(a)        Parent agrees that, for a period commencing upon the Effective Time and ending on December 31, 2017 (or, if shorter, during the period of employment), Parent shall, or it shall cause the Surviving Company and its Subsidiaries to, (i) provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each a “Company Employee”) that remains an employee of Parent, the Company, the Surviving Company, or any of their respective Subsidiaries or Affiliates (each, a “Continuing Employee”), other than any Continuing Employee covered by a Collective Bargaining Agreement, with at least the same level of base salary or base hourly wage, if applicable, that was provided to each such Continuing Employee immediately prior to the Effective Time, (ii) provide each Continuing Employee with a cash incentive compensation opportunity that is at least equal (including with respect to individual target bonus as a percentage of base salary) to that provided to such Continuing Employee immediately prior to the Effective Time and (iii) provide the Continuing Employee with employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) that are materially no less favorable in the aggregate than the employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) provided to such Continuing Employees immediately prior to the Effective Time. No later than February 5, 2017, the Company shall pay bonuses for the Company’s fiscal year ending December 31, 2016 pursuant to the Company’s annual incentive plan at the actual performance level during the applicable performance period excluding the effect of accounting adjustments related to the Closing and expenses incurred in connection with the Transactions (but in no event less than 80% of target levels), including to (x) an employee whose employment is terminated (other than due to a termination for cause or a resignation) or (y) an individual that is party to a Change of Control Retention and Severance Agreement, who has a “Termination Upon a Change of Control”, in either case upon such termination. Parent shall, or shall cause the Surviving Company and its Subsidiaries to, honor in accordance with their terms all applicable Collective Bargaining Agreements as in effect immediately prior to the Effective Time, it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Company, to amend or terminate any Collective Bargaining Agreement in accordance with its terms.

(b)        From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all employment, change in control, retention and severance agreements and other Company Benefit Plans listed on Section 6.05(a) of the Company Disclosure Schedule as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, and all obligations thereunder, including any rights or benefits arising as a result of the Transactions (either alone or in combination with any other event, including termination of employment). The Company and Parent or any of its Subsidiaries shall cooperate in good faith to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Transactions under all employment, change of control, severance and termination agreements, equity awards, other compensation arrangements and Company Benefit Plans); provided, that such cooperation shall not be deemed to require Parent to provide any “gross ups” or to incur any material cost or liability.

(c)        Company Employees shall receive credit for their service on or prior to the Effective Time with the Company, any Company Subsidiary and all of the Company’s Affiliates for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan or post-retirement medical arrangement) under any “employee benefit plan”, as defined in Section 3(3) of ERISA, established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Company Employee may be eligible to participate on or after the Effective Time (collectively, “New Plans”) to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time and as would not result in duplication of benefits. Such plan, program or arrangement shall credit each such Company Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all of the Company’s Affiliates where service with the Affiliate was credited under a comparable Company Benefit Plan prior to the Effective Time.

(d)        To the extent any Company Employee participates in a New Plan that is a welfare plan or arrangement of Parent or any of its Subsidiaries following the Closing Date (a “Parent Welfare Plan”), Parent and any of its Subsidiaries will, to the extent permitted by applicable Law and any insurer or service provider under the applicable Parent Welfare Plan, cause all (i) pre-existing condition limitations which otherwise would be applicable to such Company Employee and his or her covered dependents under a group health plan to be waived to the extent satisfied under a Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan, (ii) participation waiting periods under each Parent Welfare Plan that would otherwise be applicable to such Company Employee to be waived to the same extent waived or satisfied under the Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Effective Time or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan and (iii) co-payments and deductibles paid by Company Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Parent Welfare Plan that is a group health plan.

(e)        Each of the Company, Parent and Merger Sub acknowledges that consummation of the Transactions will constitute a change of control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change of control or similar transaction.

(f)        The Company shall take any and all actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date hereof, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof, (iii) the ESPP shall terminate, effective as of the earlier of (A) the end of the current Purchase Period (as defined in the ESPP) or (B) two Business Days before the Effective Time (the “ESPP Termination Date”), and (iv) each purchase right under the ESPP outstanding as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Purchase Period to the purchase of a number of whole Common Shares (subject to the provisions of the ESPP regarding the number of shares purchasable) at a purchase price per share equal to 85% of the Fair Market Value (as defined in the ESPP) of a Common Share on the Offering Date (as defined in the ESPP) or on the ESPP Termination Date, whichever is lower.

(g)        Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Company to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”) and any Company Benefit Plan that is subject to Section 409A of the Code as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan or any such other plan prior to the Effective Time, subject to the terms of the 401(k) Plan or any such other plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor 401(k) plan or other replacement plan.

(h)        This Section 6.05 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.05, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.05, (iii) require Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular Company Employee or (iv) limit the right of Parent and its Subsidiaries, including the Surviving Company, to amend or terminate any Company Benefit Plan in accordance with its terms; it being understood that no amendment or termination of any employment, change in control, retention or severance agreements or other Company Benefit Plan that requires the consent of the employee to amend or terminate such agreement or Company Benefit Plan may be effected without such consent.

(i)        Parent shall (i) file with the SEC, promptly after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), Form S-3 (or any successor form) or another appropriate form, relating to the shares of Parent Common Stock issuable with respect to the Company Options and Company RSUs assumed by Parent in accordance with

Section 2.01(e) and Section 2.01(g), (ii) use its reasonable best efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectuses contained therein for so long as such assumed Company Options and Company RSUs remain outstanding and (iii) deliver to each holder of an assumed Company Option or Company RSU an appropriate notice setting forth such holder’s rights pursuant to such award.

(j)        Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 6.05 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other party in that regard, including, cooperating and providing each other with all necessary and reasonable assistance and information (i) to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place and (ii) relating to workers’ compensation, employee benefits and employee benefit plan coverages (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of the Company and its Subsidiaries), making any and all required filings and notices, making any and all required communications with Company Employees and obtaining any permits or authorizations from any Governmental Authority required hereunder. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other party. Each of Parent and the Company will make available its representatives at such times and in such places as the other party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

SECTION 6.06      Obligations of Parent and Merger Sub.  Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 6.07      Public Announcements.  The Company and Parent shall consult with each other and agree on the text of the initial press release(s) announcing the execution of this Agreement. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or NASDAQ, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in Section 6.03, Section 8.01 and Section 8.03 or in connection with any dispute between the parties regarding this Agreement; provided that, (i) subject to Section 6.03 in the case of the Company, each party hereto and their respective controlled Affiliates may make statements that are not materially inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.07, (ii) Parent, the Parent Representatives, the Company, the Company Subsidiaries and the Company

Representatives may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent and that do not reveal material, non-public information regarding any of the other parties, the Merger or the other Transactions and (iii) the restrictions set forth in this Section 6.07 shall not apply to any release or announcement made or proposed to be made in connection with, or in response to, a Change of Board Recommendation that is effected in compliance with Section 6.03.

SECTION 6.08      Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes that become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.09      Directors’ and Officers’ Indemnification.

(a)        For a period of six years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each of the Company’s and the Company Subsidiaries’ respective present or former directors, officers and employees (each an “Indemnified Party”, and collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable legal fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, Parent and the Surviving Company shall, jointly and severally, pay all expenses (including reasonable legal fees and expenses) of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt from the Indemnified Party to whom such expenses are advanced of an undertaking, to the extent required by the CCC, to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.09 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(b)        From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the CCC, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any Indemnified Party in existence on the date of this Agreement (the “D&O Indemnification Agreements”). In addition, the articles of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company or any Company Subsidiary than are set forth in the Company Articles or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary.

(c)        Prior to the Closing, the Company shall bind and purchase directors and officers runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company, the Company Subsidiaries, the Company’s and any Company Subsidiaries’ past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. The D&O Runoff Insurance shall provide coverage for the Company, the Company Subsidiaries and such persons in their capacity as directors, officers and/or employees of the Company or any of the Company Subsidiaries prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Surviving Company shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 6.09(c). Neither the Company nor the Surviving Company shall be required to pay an annual premium for the D&O Runoff Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Maximum Amount”) (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Surviving Company shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and the Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance. Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(d)        Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.09. In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.09.

SECTION 6.10      Shareholder Litigation.  The Company shall promptly notify Parent of any Action brought by the Company Shareholders or other Persons against the Company or any of its directors, officers or the Company Representatives arising out of or relating to this Agreement or the Transactions, and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on any settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 6.11      Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law or any comparable anti-takeover provisions of the Company Articles or the Company Bylaws or any shareholder rights plan or similar agreement becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws or other comparable anti-takeover provisions or shareholder rights plans inapplicable to the foregoing.

SECTION 6.12 Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock, Company Options and Company Common Stock acquired upon the vesting of any Company RSUs or Company Performance RSUs, pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 6.13      Treatment of Convertible Notes and Capped Call Transactions.  Prior to the Effective Time, the Company and Parent shall take all necessary actions so that, in the event that any Convertible Notes remain outstanding as of the Effective Time, the Company and Parent shall execute and deliver to the Trustee a supplemental indenture (as defined in the indenture under which the Convertible Notes were issued (the “Indenture”)), as and to the extent required by the Indenture, including to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each Share in accordance with, and subject to, the provisions of the Indenture governing the conversion of the Convertible Notes issued thereunder (including any applicable increase in the “Conversion Rate” or decrease in the “Conversion Price” thereunder in connection with the Merger). Prior to the Effective Time, the Company shall (a) give any notices and take all other actions that may be required under the Capped Call Transactions or the terms of the Convertible Notes, the Indenture or under applicable Law, including the giving of any notices that may be required in connection with any repurchases or conversions of the Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Merger Event” as such term is defined in the Indenture; provided that the Company will provide copies of any such notice to Parent at least three Business Days prior to delivering any such notice (other than the notice to be delivered pursuant to Section 14.01(b)(iii) of the Indenture), and all such notices and actions not required by the terms of the Convertible Notes or the Indenture shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), (b) take all actions required to facilitate the settlement of the

Capped Call Transactions in connection with the Closing (it being understood that any such settlement will be subject to the respective terms of the Capped Call Transactions, as such terms may be amended or modified from time to time with the prior written consent of Parent) and (c) will not agree to amend, modify or terminate the Capped Call Transactions without the prior written consent of Parent). The Company shall, and shall cause its Subsidiaries to, and each shall use its commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Indenture at any time after the date of this Agreement as reasonably requested by Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01      Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)        Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)        No Order.  No court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)        Regulatory Approvals.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the required Governmental Approvals set forth on Section 7.01(c) of the Company Disclosure Schedule shall have expired or been earlier terminated.

SECTION 7.02      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)        Accuracy of Representations and Warranties of the Company.

(i)        Each of the representations and warranties of the Company in Section 3.02(a), Section 3.02(b) and Section 3.02(c) (Capitalization) shall be true and correct in all respects, except for de minimis deviations;

(ii)        Each of the representations and warranties of the Company in Section 3.01 (Organization), Section 3.03 (Corporate Authority), Section 3.06(a) (Absence of Certain Changes or Events), Section 3.19 (Opinion of Financial Advisor) and Section 3.21 (Brokers) (collectively, the “Fundamental Representations”) to the extent qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all material respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and

(iii)        Each of the representations and warranties contained in Article III (other than the representations and warranties in Section 3.02(a), Section 3.02(b), Section 3.02(c) and the Fundamental Representations) (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case except for such failures to be true and correct, individually and in the aggregate, as have not had a Company Material Adverse Effect.

(b)        Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

SECTION 7.03      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)        Accuracy of Representations and Warranties of Parent and Merger Sub.

(i)        Each of the representations and warranties of Parent and Merger Sub in Section 4.01 (Corporate Existence), Section 4.02 (Corporate Authority) and Section 4.08 (Brokers) (collectively, the “Parent Fundamental Representations”) to the extent qualified by materiality shall be true and correct in all respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Parent Fundamental Representations to the extent not qualified by materiality shall be true and correct in all material respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

(ii)        each of the other representations and warranties of Parent and Merger Sub contained in Article IV (other than the Parent Fundamental Representations) (disregarding all qualifications set forth therein relating to “materiality” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of immediately prior to the Effective time with the same force and effect as if made on and as of immediately prior to the Effective Time except for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), in each case except for such failures to be true and correct, individually and in the aggregate, as have not had a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b)        Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01      Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any prior vote by the Company Shareholders in favor of the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company if the Effective Time shall not have occurred on or before March 1, 2017 (the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c)) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended to June 1, 2017; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach of this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)        by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) has fulfilled its obligations under Section 6.04;

(d)        by either Parent or the Company, if the Company Shareholders’ Meeting (including any adjournment or postponement thereof) has concluded, the Company Shareholders have duly voted, and the Company Shareholder Approval was not obtained;

(e)        by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) failed to reaffirm the Company Board Recommendation within 10 Business Days of receipt of a written request by Parent to do so following the public announcement of an Acquisition Proposal;

(f)        by the Company, at any time prior to the time at which the Company receives the Company Shareholder Approval, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.03;

(g)        by Parent, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 7.02(a) or Section 7.02(b) would not then be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach of covenant and (iii) such Uncured Inaccuracy or breach of covenant is incapable of being cured by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time Parent or Merger Sub is in material breach of this Agreement; or

(h)        by the Company, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 7.03(a) or Section 7.03(b) would not then be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach of covenant and (iii) such Uncured Inaccuracy or breach of covenant is incapable of being cured by the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if at such time the Company is in material breach of this Agreement.

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination, and any such termination in accordance with this Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

SECTION 8.02      Effect of Termination.  In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) Section 6.02(b), this Section 8.02, Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein (including Section 8.03) shall relieve any party from liability for any intentional breach of this Agreement prior to the date of such termination, in which case the nonbreaching party shall be entitled to all rights and remedies available at Law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Transactions, any lost shareholder premium, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, the failure of a party to effect the Closing on or prior to the second Business Day after the later to be satisfied of the conditions set forth in Section 7.01(a) or Section 7.01(c) (provided that such party’s other conditions to Closing set forth in Article VII would be capable of satisfaction if the Closing were to occur on the date of such termination) shall be deemed an intentional breach of this Agreement.

SECTION 8.03      Fees and Expenses.

(a)        All Expenses incurred in connection with this Agreement, the Transactions, the solicitation of shareholder approvals and all other matters related to the Closing shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, one-half of the filing fees and the cost of printing and mailing the Proxy Statement shall be paid by each of the Company and Parent.

(b)        If this Agreement shall be terminated:

(i)        by (x) Parent or the Company pursuant to Section 8.01(b) (provided, that the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c)) and Section 7.01(c) shall have been satisfied as of the date of such termination and Parent is not at such time in material breach of the Agreement; provided, further, that if such conditions shall not be satisfied as a result of the Company’s breach of Section 6.04, then this entire proviso shall not be given effect)or Section 8.01(d) or (y) Parent pursuant to Section 8.01(g), if (A) on or prior to the Termination Date (or, with respect to a termination pursuant to Section 8.01(d), on or prior to the date of the Company Shareholders’ Meeting (including any postponements or adjournments thereof)), an Acquisition Proposal shall have been publicly announced or disclosed (and not publicly withdrawn) and (B) within 12 months of the Termination Date the Company or any Company Subsidiary enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above), then the Company shall pay to Parent an amount equal to $131,000,000 (the “Company Termination Fee”); provided that for all purposes of this Section 8.03(b)(i), the term Acquisition Proposal shall have the meaning assigned to such term in Annex A, except that the references to “20%” shall be deemed to be references to 50%; or

(ii)        by Parent pursuant to Section 8.01(e) or the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee.

(c)        The Company Termination Fee payable by the Company under Section 8.03(b)(i) or Section 8.03(b)(ii) shall be paid to Parent or its designee by (or on behalf of) the Company by wire transfer of immediately available funds (i) within two Business Days after a termination of this Agreement by Parent pursuant to Section 8.01(e), (ii) simultaneously with, and as a condition to the effectiveness of, a termination of this Agreement by the Company pursuant to Section 8.01(f) and (iii) within two Business Days of the earliest to occur of the entry in the agreement with respect to or the consummation of any Acquisition Proposal, in each case, as referred to in Section 8.03(b)(i)(B).

(d)        The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, accordingly, if the Company fails to pay when due any amount pursuant to this Section 8.03, then the Company shall (i) reimburse Parent for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.03 and (ii) pay to Parent interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be required to pay the Company Termination Fee in connection with the termination of this Agreement on more than one occasion.

(e)        Each party agrees that notwithstanding anything to the contrary herein, and subject to Section 8.02, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 8.03, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, its stockholders, Affiliates, officers, directors, employees and representative against the Company or any of its representative or Affiliates for, and in no event will Parent or any other Person being paid the Company Termination Fee seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 9.08) based on a claim in law or equity with respect to, (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (ii) upon payment of any Company Termination Fee in accordance with this Section 8.03, none of the Company or any of its Affiliates or representatives shall have any further liability or obligation to another party relating to or arising out of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01      Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt except as otherwise set forth in the last sentence of this Section 9.02) by delivery in Person, by an internationally recognized overnight courier service or by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

Danaher Corporation

2200 Pennsylvania Ave., NW

Suite 800W

Washington, D.C. 20037

Attention:          Attila I. Bodi

                          Jeff Szekeres

Facsimile:         (202) 419-7668

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:         Daniel E. Wolf

                         Michael P. Brueck

Facsimile:         (212) 446-4900

(b)	if to the Company:

Cepheid

904 Caribbean Drive

Sunnyvale, California

Attention:         Daniel E. Madden

                         William E. Murray

Facsimile:         (408) 541-4192

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, California 94104

Attention:         Douglas N. Cogen

                         Michael A. Brown

Facsimile:         (415) 281-1350

For purposes of this Agreement, any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:30 p.m. (recipient’s local time) shall be deemed to have been received at 9:00 a.m. (recipient’s local time) on the next Business Day.

SECTION 9.03      Certain Definitions.  As used in this Agreement, certain capitalized terms shall have the meanings set forth in Annex A attached hereto.

SECTION 9.04      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 9.05      Entire Agreement.  This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.06      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.07      Parties in Interest.  Other than the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of the holders of Shares, Company Options, Company RSUs and Company Performance RSUs as of the Effective Time to the extent necessary for such holders to receive the consideration due such holders thereunder) and Section 6.09 (which is for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.08      Remedies; Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction or injunctions restraining such breach or threatened breach. In circumstances where Parent or the Company is obligated to consummate the Merger and the Merger has not been consummated, each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Merger. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 9.08, the Outside Date shall automatically be extended until such proceeding is finally resolved.

SECTION 9.09      Governing Law.

(a)        This Agreement and all claims or causes of action (whether arising in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflicts of laws principles that would result in the application of any Law other than the Law of the State of Delaware; provided that the approval, effectiveness and the statutory effects of the Merger shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its

Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located within the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02 and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. With respect to any particular suit or other Action, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

SECTION 9.10      Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that, after receipt of the Company Shareholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the Company Shareholders under applicable Law or in accordance with the rules of NASDAQ. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.11      Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any Uncured Inaccuracies of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided that, after receipt of the Company Shareholder Approval, there shall be no waiver that under applicable Law or in accordance with the rules of NASDAQ requires further approval by the Company Shareholders. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.12      Company Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any intellectual property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.13      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

SECTION 9.14      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf”, “.tif”, “.jpeg” or similar form) (“Electronic Delivery”) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

SECTION 9.15      Interpretation and Rules of Construction.

When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by the Company or the Company

Representatives through the electronic data room entitled “Project Snow” in connection with the transactions contemplated hereby or disclosed in a SEC Report filed and publicly available, in each case, at least two Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CEPHEID

By:	/s/ John L. Bishop
Name:	John L. Bishop
Title:	Chairman and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DANAHER CORPORATION

By:	/s/ Daniel A. Raskas
Name:	Daniel A. Raskas
Title:	SVP Corporate Development

COPPER MERGER SUB, INC.

By:	/s/ Daniel A. Raskas
Name:	Daniel A. Raskas
Title:	Vice President

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

Annex A

Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms materially no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (a) need not include a “standstill” restriction similar to the Standstill Provisions (as defined in the Confidentiality Agreement) and (b) shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under Section 6.03.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from any Person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition of (i) more than 20% of the assets (whether based on the fair market value or revenue generation) of the Company and the Company Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries owning such assets or (ii) more than 20% of the outstanding Company Common Stock (or any securities convertible into, or exchangeable for, such Company Common Stock), (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of the outstanding Company Common Stock or (c) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

“Capped Call Transactions” means the transactions documented under each of (a) the Base Capped Call Transaction Confirmation, dated as of February 4, 2014, by and between the Company and Goldman, Sachs & Co., (b) the Base Capped Call Transaction Confirmation, dated as of February 4, 2014, by and between the Company and Morgan Stanley & Co. International plc, (c) the Base Capped

A - A1

Call Transaction Confirmation, dated as of February 4, 2014, by and between the Company and Jefferies LLC, (d) the Additional Capped Call Transaction Confirmation, dated as of February 5, 2014, by and between the Company and Goldman, Sachs & Co., (e) the Additional Capped Call Transaction Confirmation, dated as of February 5, 2014, by and between the Company and Morgan Stanley & Co. International plc and (f) the Additional Capped Call Transaction Confirmation, dated as of February 5, 2014, by and between the Company and Jefferies LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Plans” means (a) the 2006 Plan, (b) the 2015 Plan and (c) the ESPP.

“Company Material Adverse Effect” means any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with any other Effect, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) prevents the consummation of the Merger or performance by the Company of its material obligations under this Agreement; provided that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any Effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (or any interpretations thereof) after the date hereof, (C) a change in the industries, or in the business or political conditions in the geographic regions, in which the Company and the Company Subsidiaries operate, (D) any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, including the rules, regulations and administrative policies of the FDA or interpretations thereof, after the date hereof, (F) the announcement of the execution of this Agreement or the pendency of the Transactions or the anticipated consummation of the Merger (including the identity of Parent), including Effects on employees, customers, suppliers, distributors, licensors, licensees and collaboration partners, (G) any liability arising out of any Action disclosed on the Company Disclosure Schedule to the extent such liability is reasonably foreseeable from such disclosure, or (H) compliance with the express terms of, or the taking of any action expressly required by, this Agreement or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided, further, that the exceptions set forth in (A), (B), (C), (D) and (E) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which the Company and the Company Subsidiaries operate, (ii) any failure to meet internal or published analyst projections, forecasts, performance measures, financial or operating statistics or metrics or revenue or earnings predictions for any period or any resulting analyst downgrade of the Company’s securities, or a decline in the price or trading volume of the Shares on the NASDAQ (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect) or (iii) any Actions, challenges or investigations relating to this Agreement, the Proxy Statement or the Transactions made or brought by any of the current or former Company Shareholders (on their own behalf or on behalf of the Company).

A - A2

“Company Option” means an option to purchase a share of Company Common Stock.

“Company Performance RSU” means a restricted stock unit issued with performance-based metrics, terms or conditions under any of the Company Equity Plans.

“Company Registered Intellectual Property” means all United States, international and foreign, (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

“Company Representatives” means the officers, directors, financial advisors, attorneys, accountants, investment bankers, representatives and agents and other advisors of the Company or the Company Subsidiaries.

“Company RSU” means a restricted stock unit issued under any of the Company Equity Plans.

“Company Shareholder” means a holder of Company Common Stock.

“Company Shareholders’ Meeting” means a duly convened meeting of the Company Shareholders called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver, authorization (including any Governmental Authorization), or the expiration or termination of any statutory waiting periods.

“Contract” means any binding oral or written contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“ESPP Purchase Right” means the right to purchase Shares pursuant to the ESPP.

“Exchange Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) the Parent Stock Price.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to this Agreement and the Transactions.

“FDA” means the United States Food and Drug Administration.

“Good Clinical Practices” means, with respect to the Company, the then current standards for clinical trials for the products of the Company (including all applicable requirements relating to protection of human subjects) in the United States, as set forth in applicable Laws, and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical

A - A3

practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Authorities in any other countries in which the Company’s products are sold or intended to be sold.

“Governmental Consent” means any license, certificate, permit, approval, clearance, expiration, consent, waiver or termination of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority.

“Intellectual Property” means all intellectual property rights of any kind or nature throughout the world, including all trademarks, service marks, trade names, domain names, mask works, inventions, patents, trade secrets, copyrights, know-how, processes, systems, techniques, computer software programs and applications, algorithms, data, and databases, (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Intervening Event” means any material event, circumstance, change, effect, development or condition with respect to the Company and the Company Subsidiaries taken as a whole (other than an Acquisition Proposal) first occurring or arising after the date of this Agreement that was not known by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement).

“Knowledge of the Company” or “Company’s Knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals identified on Schedule A to the Company Disclosure Schedule.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Company Subsidiary.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Intellectual Property” means all of the Company Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means all real property owned by the Company or any Company Subsidiary.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Representatives” means the officers, directors, accountants, consultants, legal counsel, agents and other representatives of Parent and Merger Sub.

A - A4

“Parent Stock Price” means the volume-weighted average of the trading prices of the shares of Parent Common Stock on the NYSE (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source), for the ten trading days ending with, and including, the trading day that is the Closing Date.

“Permitted Lien” means (a) Liens for Taxes, special assessments or other governmental charges not yet due and payable or, if due, either not delinquent or the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) protective filings related to operating leases with third parties entered into in the ordinary course of business, (f) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (g) restrictions on the transfer of securities arising under federal and state securities laws, (h) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises and (i) non-exclusive licenses of Intellectual Property and (j) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject assets or properties.

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Privacy and Security Laws” means any Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable) and/or (c) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Rollover Option” means each Company Option that (A) is scheduled to vest in the ordinary course on or after January 1, 2018 and (B) has an exercise price that is less than the Merger Consideration.

“Rollover RSU” means each Company RSU that vests solely on a time basis and that is scheduled to vest in the ordinary course on or after January 1, 2018.

“Section 510(k) Clearance” means satisfaction of all requirements under 510(k) of the FDCA.

“Subsidiary” or “Subsidiaries” of any Person shall mean (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management

A - A5

and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement that has not been withdrawn, that (a) would result in such Person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole, (b) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s shareholders from a financial point of view than the Merger and the transactions contemplated hereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 6.03(f)(i)) and (c) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

“Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties, and additions to tax imposed with respect thereto.

“Tax Returns” means any reports, returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with or supplied to any Governmental Authority (including any domestic or foreign taxing authority), including any schedule or attachment thereto and any amendment thereof.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a Party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

A - A6

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2006 Plan	3.02(b)
2015 Plan	3.02(b)
401(k) Plan	6.05(g)
Acceptable Confidentiality Agreement	Annex A
Acquisition Agreement	Annex A
Acquisition Proposal	Annex A
Action	3.07
Affiliate	Annex A
Agreement	Preamble
Agreement of Merger	1.03
Antitrust Laws	Annex A
Antitrust Order	6.04(b)
Book-Entry Shares	2.02(b)
Business Day	Annex A
CCC	Recitals
Capitalization Date	3.02(a)
Capped Call Transactions	Annex A
Certificate	2.02(b)
Certificates	2.02(b)
Change of Board Recommendation	6.03(e)
Closing	1.02
Closing Date	1.02
Code	Annex A
Collective Bargaining Agreement	3.10
Company	Preamble
Company Articles	1.05
Company Benefit Plans	3.09(a)
Company Board	Recitals
Company Board Recommendation	3.17(a)
Company Bylaws	1.05
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Employee	6.05(a)
Company Equity Plans	Annex A
Company Financial Statements	3.05(b)
Company Intellectual Property Rights	3.16(b)
Company Material Adverse Effect	Annex A
Company Option	Annex A
Company Performance RSU	Annex A
Company Permits	3.08(b)
Company Registered Intellectual Property	Annex A
Company Representatives	Annex A
Company RSU	Annex A
Company Shareholder	Annex A
Company Shareholder Approval	Recitals

A - A7

Defined Term	Location of Definition

Company Shareholders’ Meeting	Annex A
Company Subsidiary	2.01(a)
Company Termination Fee	8.03(b)(i)
Company’s Knowledge	Annex A
Confidentiality Agreement	6.02(b)
Consent	Annex A
Continuing Employee	6.05(a)
Contract	Annex A
Control	Annex A
Convertible Notes	3.02(b)
Dissenting Shares	2.05
D&O Indemnification Agreements	6.09(b)
D&O Runoff Insurance	6.09(c)
Effective Time	1.03
Electronic Delivery	9.14
Environmental Laws	3.15
Equity Interests	3.02(c)
ERISA	3.09(a)
ESPP	3.02(b)
ESPP Termination Date	6.05(f)
Exchange Act	3.04(b)
Exchange Ratio	Annex A
Expenses	Annex A
FDA	Annex A
FDCA	3.08(e)
Fundamental Representations	7.02(a)(ii)
GAAP	3.05(b)
Good Clinical Practices	Annex A
Governmental Consent	Annex A
Governmental Authority	3.04(b)
Hazardous Materials	3.15
HSR Act	3.04(b)
Indemnified Party	6.09(a)
Indemnified Parties	6.09(a)
Indenture	6.13
Intellectual Property	Annex A
intentional breach	8.02
International Plan	3.09(a)
Intervening Event	Annex A
Intervening Event Notice Period	6.03(f)(ii)
IRS	3.09(d)
Knowledge of the Company	Annex A
Law	3.04(a)
Leased Real Property	Annex A
Liens	Annex A
Material Contracts	3.13(a)
Maximum Amount	6.09(c)

A - A8

Defined Term	Location of Definition

Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
New Plans	6.05(c)
NASDAQ	Annex A
NYSE	Annex A
Order	Annex A
Outside Date	8.01(b)
Owned Real Property	Annex A
Parent	Preamble
Parent Common Stock	Annex A
Parent Fundamental Representations	7.03(a)(i)
Parent Representatives	Annex A
Parent Stock Price	Annex A
Parent Welfare Plans	6.05(d)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Permitted Lien	Annex A
Person	Annex A
Pre-Closing Period	5.01
Preferred Stock	3.02(a)
Privacy and Security Laws	Annex A
Proxy Statement	3.04(b)
Rollover Option	Annex A
Rollover RSU	Annex A
SEC	3.04(b)
Section 510(k) Clearance	Annex A
SEC Reports	3.05(a)
Section 16	6.12
Securities Act	3.05(a)
Share	2.01(a)
Shares	2.01(a)
Subsidiaries	Annex A
Subsidiary	Annex A
Superior Proposal	Annex A
Superior Proposal Notice Period	6.03(f)(i)
Surviving Company	1.04
Tax	Annex A
Tax Returns	Annex A
Taxes	Annex A
Termination Date	8.01
Transactions	Recitals
Uncured Inaccuracy	Annex A

A - A9

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 2, 2016

Board of Directors

Cepheid

2550 Great America Way

Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Danaher Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value (the “Shares”), of Cepheid (the “Company”) of the $53.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 2, 2016 (the “Agreement”), by and among Parent, Copper Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Parent in connection with the sale of Parent’s communications business to NetScout in July 2015; as bookrunner with respect to a public offering by Fortive, a subsidiary of Parent, of its 4.30% Senior Unsecured Notes due 2046, 3.15% Senior Unsecured Notes due 2026, 2.35% Senior Unsecured Notes due 2021 and 1.80% Senior Unsecured Notes due 2019 (aggregate principal amount $2,500,000,000) in June 2016; as financial advisor to Parent in connection with the spin-off of Fortive in July 2016; and as a dealer for Parent’s commercial paper program since July 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

We further note that, concurrent with the issuance and public offering of the Company’s 1.25% Convertible Senior Notes due 2021 (aggregate principal amount of $300,000,000 plus an additional aggregate principal amount of $45,000,000 from the underwriters’ option to purchase additional notes) in February 2014 (the “2021 Convertible Notes”), the Company entered into capped call transactions (the “Capped Call Transactions”) with Goldman, Sachs & Co. (with respect to 20% of the Capped Call Transactions), acting as principal for its own

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Cepheid

September 2, 2016

account, and two other counterparties (with respect to 80% of the Capped Call Transactions). The Capped Call Transactions consisted of the purchase by the Company of call options with respect to all of the $345,000,000 aggregate principal amount of 2021 Convertible Notes (which were convertible into an aggregate of approximately 5,300,000 Shares as of the date of issuance of the 2021 Convertible Notes) and having an initial strike price equal to the initial conversion price of the 2021 Convertible Notes of approximately $65.10, subject to a cap of approximately $78.61.

In accordance with the terms of the Capped Call Transactions with Goldman, Sachs & Co., following announcement of the Transaction, Goldman, Sachs & Co. may, acting in good faith and in a commercially reasonable manner as calculation agent with respect to such transactions, adjust the terms of such Capped Call Transactions to account for the economic effect of the announcement on such transactions. In addition, if the Transaction is consummated and the holders of the 2021 Convertible Notes elect to convert or put their notes for par in accordance with the terms of the 2021 Convertible Notes, the Capped Call Transactions with Goldman, Sachs & Co. will terminate and any termination payment will be determined by Goldman, Sachs & Co. in accordance with the termination provisions of such Capped Call Transactions, unless otherwise agreed by the parties. If the Transaction is consummated and the holders of the 2021 Convertible Notes do not elect to convert or put their notes, the Capped Call Transactions will remain outstanding, subject to any adjustments made to the terms of the Capped Call Transactions as a result of the announcement and the consummation of the Transaction.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”) as approved for our use by the Company. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diagnostics industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the

Board of Directors

Cepheid

September 2, 2016

Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $53.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $53.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $53.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

Chapter 13 of the California Corporations Code

Dissenters’ Rights

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PRELIMINARY COPY—SUBJECT TO COMPLETION

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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain
1

The proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2016, as may be amended from time to time, by and among Cepheid, Danaher Corporation, and Copper Merger Sub, Inc., an indirect, wholly owned subsidiary of Danaher, the merger of Copper Merger Sub, Inc. with and into Cepheid, with Cepheid continuing as the surviving corporation and becoming an indirect, wholly-owned subsidiary of Danaher, and the principal terms of the merger.

		☐	☐	☐

NOTE: This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

2

The proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise related to the merger as disclosed in the proxy statement pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.

		☐	☐	☐

3

The proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

		☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

CEPHEID Special Meeting of Shareholders [ ] [ ] A.M. This proxy is solicited by the Board of Directors

The undersigned shareholder of Cepheid hereby appoints Daniel E. Madden and William E. Murray and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on October 3, 2016, at the special meeting of shareholders of Cepheid to be held on [                    ] at [    ] a.m. (Pacific Time) at Cepheid’s offices, 1315 Chesapeake Terrace, Sunnyvale, California 94089 and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS RELATING TO THE SPECIAL MEETING.

Continued and to be signed on reverse side